PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 5, 1997)

                          STONE CONTAINER CORPORATION

    [LOGO]

                             $275,000,000 OF UNITS

(CONSISTING OF (A) SERIES B 10 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2002 AND
                 (B) 1 1/2% SUPPLEMENTAL INTEREST CERTIFICATES)
                             ---------------------

    Stone Container Corporation (the "Company") is offering the Units, each consisting of (a) one Series B 10 3/4% Senior Subordinated Debenture due 2002 (the "Debenture") and (b) the 1 1/2% Supplemental Interest Certificate attached thereto (the "Interest Certificate"). The Debentures will bear interest at a rate per annum of 10 3/4%. Pursuant to the Interest Certificates, interest will accrue on the outstanding principal amount of the Debentures at the rate of an additional 1 1/2% per annum and, accordingly, the Units will bear interest in the aggregate at 12 1/4% per annum. Interest on the Units is payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The Units are redeemable at the option of the Company, in whole or from time to time in part, on and after the date hereof, at the redemption prices set forth herein, together with accrued and unpaid interest. There will be no sinking fund with respect to the Units.

    The Units will be unsecured obligations of the Company and will (i) be subordinate in right of payment to all existing and future Senior Indebtedness of the Company, (ii) be senior in right of payment to all existing and future Junior Subordinated Indebtedness of the Company, and (iii) rank PARI PASSU with all existing and future Senior Subordinated Indebtedness of the Company. Borrowings under the Company's Credit Agreement constitute Senior Indebtedness and are secured by a substantial portion of the assets of the Company. See "Credit Agreement" in the accompanying Prospectus. The Company's First Mortgage Notes constitute Senior Indebtedness and are secured by certain of the assets of the Company. As of March 31, 1997, the Company's outstanding Senior Indebtedness was approximately $3.6 billion.

    The Units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

    SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
           THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                         PRICE                       PROCEEDS
                                          TO        UNDERWRITING      TO THE
                                       PUBLIC(2)     DISCOUNT(3)   COMPANY(2)(4)
--------------------------------------------------------------------------------
Per Unit(1)........................     100.00%         2.25%         97.75%
Total..............................  $275,000,000    $6,187,500    $268,812,500
--------------------------------------------------------------------------------

(1) EACH UNIT CONSISTS OF ONE DEBENTURE AND THE INTEREST CERTIFICATE ATTACHED THERETO. THE INTEREST CERTIFICATES ARE NOT DETACHABLE FROM THE DEBENTURES, AND EACH DEBENTURE AND RELATED INTEREST CERTIFICATE WILL ONLY TRADE TOGETHER AS A UNIT.

(2) PLUS ACCRUED INTEREST, IF ANY, FROM THE DATE OF ISSUANCE.

(3) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(4) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $250,000.
                           --------------------------

    The Units are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Units will be made in book-entry form only through the facilities of The Depository Trust Company on or about May 28, 1997.
                           --------------------------

DONALDSON, LUFKIN & JENRETTE                           BT SECURITIES CORPORATION
      SECURITIES CORPORATION

                                  MAY 22, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE UNITS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

    This Prospectus Supplement and the accompanying Prospectus contain certain forward-looking statements that involve substantial risks and uncertainties. When used in the Prospectus Supplement and the accompanying Prospectus, the words "anticipate," "believe," "estimate," "expect," and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievement could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause to contribute to such differences include those discussed under the caption "Risk Factors."

                               PROSPECTUS SUMMARY

    THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS." CERTAIN CAPITALIZED TERMS USED HEREIN ARE DEFINED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE PROSPECTUS. AS USED HEREIN, THE TERM "COMPANY" INCLUDES STONE CONTAINER CORPORATION, ITS SUBSIDIARIES AND ITS AFFILIATES, EXCEPT AS THE CONTEXT OTHERWISE MAY REQUIRE.

                                  THE COMPANY

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 7.4 million and 8.0 million total tons of paper and pulp in 1996 and 1995, respectively. The Company produced approximately 5.0 million tons of unbleached containerboard and kraft paper in each of 1996 and 1995, which accounted for approximately 68% and 63% of its total tonnage produced for 1996 and 1995, respectively. The Company had net sales of approximately $5.1 billion and $7.4 billion in 1996 and 1995, respectively, and had a net loss of $126.2 million in 1996 and net income of $255.5 million in 1995. The Company owns or has an interest in 127 manufacturing facilities in the United States, 30 in Canada, 16 in Germany, eight in Venezuela, seven in France, four in Spain, three in Argentina, two each in Australia, Belgium, Mexico and the United Kingdom and one each in Chile, the Netherlands and China. These facilities include 31 mills. The Company also maintains sales offices in North America, Europe, Central and South America and Asia and has forestry operations in Costa Rica and Venezuela.

                                  THE OFFERING

Issue..................................  $275,000,000 aggregate principal amount of Units consisting of (A) Series B 10 3/4% Senior
                                         Subordinated Debentures due 2002 (the "Debentures")
                                         and (B) 1 1/2% Supplemental Interest Certificates
                                         attached thereto (the "Interest Certificates" and,
                                         together with the Debentures, collectively referred
                                         to as the "Units").

Maturity...............................  April 1, 2002.

Interest Rate..........................  12 1/4% consisting of (A) 10 3/4% with respect to the Debentures PLUS (B) 1 1/2% with respect to the
                                         Interest Certificates.

Certificates Delivered.................  Each Unit shall consist of (A) one Debenture and
                                         (B) the Interest Certificate attached thereto. No
                                         other certificate shall be delivered. The Interest
                                         Certificate is not detachable from the Debenture,
                                         and the Debenture and the Interest Certificate will
                                         only trade together as a Unit.

Optional Redemption....................  The Units may be redeemed, at the Company's option, in whole or from time to time in part, on and after
                                         the date hereof, at a price equal to 105.375% of
                                         the principal amount if redeemed on or before March
                                         31, 1998, at a price equal to 102.6875% of the
                                         principal amount if redeemed during the
                                         twelve-month period beginning April 1, 1998, and at
                                         a price equal to 100% of the principal amount if
                                         redeemed on or after April 1, 1999, in each case,
                                         together with accrued and unpaid interest to the
                                         date of redemption. See "Description of
                                         Units--Optional Redemption."

Interest Payment Dates.................  April 1 and October 1, commencing on October 1,
                                         1997.

Subordination..........................  The Units will be subordinate in right of payment to all existing and future Senior Indebtedness of
                                         the Company and senior in right of payment to all
                                         existing and future Junior Subordinated
                                         Indebtedness. The Company may not incur any
                                         Indebtedness that is senior to the Units but
                                         subordinate to Senior Indebtedness. As of March 31,
                                         1997, the Company's outstanding Senior Indebtedness
                                         was approximately $3.6 billion. See "Description of
                                         Units-- Subordination and Ranking."

Minimum Net Worth Interest Rate
  Adjustment...........................  In the event that the Company's Net Worth is below
                                         $500 million at the end of any two consecutive
                                         fiscal quarters (the last day of the second such
                                         fiscal quarter, the "Failure Date"), then (i) the
                                         interest rate on the Units shall be reset as of the
                                         first day of the second following fiscal quarter
                                         (the "Reset Date") to a rate per annum (the "Reset
                                         Rate") equal to the greater of (x) the initial
                                         interest rate on the Units as set forth on the
                                         cover page of this Prospectus Supplement (the
                                         "Initial Interest Rate") or (y) the sum of 500
                                         basis points and the highest of the Two Year
                                         Treasury Rate, the Seven Year Treasury Rate or the
                                         Ten Year Treasury Rate, (ii) on the first interest
                                         payment date following the Reset Date, the interest
                                         rate on the Units shall increase by 50 basis points
                                         and (iii) the interest rate on the Units shall
                                         further increase by an additional 50 basis points
                                         on each succeeding interest payment date.
                                         Notwithstanding clauses (i), (ii) and (iii) above,
                                         in no event shall the interest rate on the Units at
                                         any time exceed the Initial Interest Rate by more
                                         than 200 basis points. If the Company's Net Worth
                                         equals or exceeds $500 million as of the last day
                                         of any fiscal quarter subsequent to the Failure
                                         Date, then the interest rate on the Units shall
                                         return to the Initial Interest Rate as of the first
                                         day of the second following fiscal quarter.
                                         Interest rate adjustments with respect to the Units
                                         shall be made only to the Debentures and not to the
                                         Interest Certificates. See "Risk Factors--Minimum
                                         Net Worth" and "Description of Units--Minimum Net
                                         Worth Interest Rate Adjustment" herein and
                                         "Description of Debt Securities--Particular Terms
                                         of the Senior Subordinated Debt Securities--Certain
                                         Covenants--Minimum Net Worth Interest Rate
                                         Adjustment" in the accompanying Prospectus.

Change of Control......................  Upon a Change in Control, Holders of the Units will have the right, subject to certain restrictions, to
                                         require the Company to purchase all or any part of
                                         their Units at a purchase price equal to 101% of
                                         the principal amount thereof, plus accrued and
                                         unpaid interest thereon to the date of purchase. It
                                         is a condition precedent to the right of any Holder
                                         to require the purchase of Units that the Company
                                         shall have first (i) repaid in full in cash the
                                         Specified

                                         Bank Debt or (ii) obtained the requisite consent of
                                         holders of the Specified Bank Debt to permit the
                                         purchase of Units. As of March 31, 1997, the amount
                                         of the Specified Bank Debt was approximately $1.3
                                         billion, including commitments under the Credit
                                         Agreement. See "Description of Units--Change of
                                         Control" herein and "Description of Debt
                                         Securities--Particular Terms of the Senior Subordi-
                                         nated Debt Securities--Change in Control" in the
                                         accompanying Prospectus.

Dividend Restrictions..................  The Senior Subordinated Indenture, among other things, restricts the ability of the Company, under
                                         certain circumstances, to pay dividends or make
                                         distributions with respect to shares of the
                                         Company's capital stock or acquire or retire
                                         capital stock of the Company. See "Description of
                                         Debt Securities--Particular Terms of the Senior
                                         Subordinated Debt Securities--Certain
                                         Covenants--Restrictions on Dividends" in the
                                         accompanying Prospectus.

Use of Proceeds........................  The net proceeds from this offering will be used to repay at maturity the Company's $150 million
                                         outstanding principal amount of 10 3/4% Senior
                                         Subordinated Notes due June 15, 1997 and to fund
                                         capital expenditures as incurred.

                         SUMMARY FINANCIAL INFORMATION

    The following summary financial data for the five years ended December 31, 1996 have been derived from, and should be read in conjunction with, the related audited consolidated financial statements, including the notes thereto, of the Company included in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The summary financial data for the three months ended March 31, 1997 and March 31, 1996 have been derived from, and should be read in conjunction with, the unaudited consolidated financial statements for the quarters ended March 31, 1997 and March 31, 1996 of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 incorporated by reference in this Prospectus. The summary financial data for the three months ended March 31, 1997 do not purport to be indicative of the Company's future results of operations or financial position for any future interim period or the entire year.

                                 THREE MONTHS ENDED MARCH
                                            31
                                       (UNAUDITED)                                YEAR ENDED DECEMBER 31,
                                 ------------------------  ---------------------------------------------------------------------
                                     1997         1996         1996         1995         1994           1993         1992 (A)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales......................  $1,180,839     $1,321,523 $5,141,759     $7,351,189 $5,748,723     $5,059,579     $5,520,655
Cost of products sold..........     988,227       972,224   4,085,344     5,168,930   4,564,333      4,223,444      4,473,746
Selling, general and
  administrative expenses......     146,693       153,712     596,194       608,534     568,238        512,174        543,519
EBITDA (b).....................      31,659       225,595     539,817     1,597,475     650,576        306,652        486,022
Depreciation and
  amortization.................      78,570        78,968     314,797       371,801     358,843        346,811        329,234
Income (loss) before interest
  expense, income taxes,
  minority interest,
  extraordinary charges and
  cumulative effects of
  accounting changes...........     (46,898)      145,640     224,393     1,254,980     292,938        (36,598)       162,107
Interest expense...............     107,420        99,550     413,586       460,305     456,042        426,726        386,122
Income (loss) before income
  taxes, minority interest,
  extraordinary charges and
  cumulative effects of
  accounting changes...........    (154,318)       46,090    (189,193)      794,675    (163,104)      (463,324)      (224,015)
Extraordinary charges from
  early extinguishments of debt
  (net of income tax
  benefits)....................          --            --      (3,713)     (189,008)    (61,584)            --             --
Cumulative effects of
  accounting changes (c).......          --            --          --            --     (14,189)       (39,544)       (99,527)
Net income (loss)..............     (96,704)       32,460    (126,286)      255,449    (204,598)      (358,729)      (269,437)
Income (loss) per common share
  before extraordinary charges
  and cumulative effects of
  accounting changes:
Primary........................        (.99)          .31       (1.32)         4.64       (1.60)         (4.59)         (2.49)(d)
Fully diluted..................       (e)             .30       (e)            3.89       (e)            (e)            (e)
Net income (loss) per common
  share:
Primary........................        (.99   )       .31       (1.35   )      2.63       (2.46   )      (5.15   )      (3.89   )(d)
Fully diluted..................       (e)             .30       (e)            2.24       (e)            (e)            (e)
Ratio of earnings to fixed
  charges......................       (f)            1.31       (f)            2.52       (f)            (f)            (f)
Dividends paid per common
  share........................          --     $     .15  $      .60     $     .30          --             --     $      .35
Average common shares
  outstanding:
Primary........................      99,319        99,182      99,177        94,132      88,195         71,163         70,987   (d)
Fully diluted..................       (e)         104,370       (e)         114,674       (e)            (e)            (e)

                                 THREE MONTHS ENDED MARCH
                                            31
                                       (UNAUDITED)                                YEAR ENDED DECEMBER 31,
                                 ------------------------  ---------------------------------------------------------------------
                                     1997         1996         1996         1995         1994           1993         1992 (A)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
BALANCE SHEET DATA (at end of
  period):
Working capital................  $  760,425     $1,078,084 $  672,051     $ 981,125  $  785,504     $  809,504     $  756,964
Property, plant and equipment--
  net..........................   2,557,593     2,609,009   2,633,675     2,635,819   3,358,994      3,386,395      3,703,248
Goodwill.......................     476,038       539,512     485,345       545,534     860,175        910,534        983,499
Total assets...................   6,233,653     6,510,911   6,353,800     6,398,918   7,004,872      6,836,661      7,026,973
Long-term debt (g).............   4,126,211     3,995,417   3,951,190     3,885,035   4,431,949      4,268,277      4,104,982
Stockholders' equity...........     654,787     1,012,493     795,267     1,005,271     648,009        607,019      1,102,691
OTHER DATA:
Net cash provided by (used in)
  operating activities.........  $ (159,277)    $  84,856  $  287,574     $ 961,721  $   72,313(h)  $ (129,092)(h) $  120,836(h)
Capital expenditures...........      26,308        41,813     250,834(i)    386,484     232,601(i)     149,739(i)     281,446(i)
Paperboard, paper and market
  pulp:
Produced (thousand tons).......       1,985         1,732       7,396         7,980       7,928          7,475          7,517
Converted (thousand tons)......       1,062         1,078       4,326         4,355       4,477          4,354          4,373
Corrugated shipments (billion
  sq. ft.).....................       13.19         13.07       53.10         52.97       54.09          52.48          51.67

------------------------------

(a) Restated to reflect the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" retroactive to January 1, 1992.

(b) EBITDA represents income (loss) before extraordinary charges and cumulative effects of accounting changes plus interest expense, provision (credit) for income taxes, and depreciation and amortization. EBITDA includes 74.6% of Stone-Consolidated Corporation ("Stone-Consolidated") prior to the amalgamation of Stone-Consolidated and Rainy River Forest Products, Inc. on November 1, 1995, and thereafter reflects the Company's approximately 46.6% interest in Stone-Consolidated accounted for under the equity method of accounting. EBITDA for the three months ended March 31, 1997 and 1996, excluding the Company's interest in Stone-Consolidated, was $41.2 million and $198.6 million, respectively. EBITDA is not intended to represent cash flow or any other measure of performance in accordance with GAAP. EBITDA presented herein is different from the definition of EBITDA in the Company's Credit Agreement.

(c) Reflects cumulative effects of changes in accounting for (i) post-employment benefits in 1994, (ii) post-retirement benefits in 1993 and (iii) income taxes in 1992.

(d) Amounts per common share and average common shares outstanding have been adjusted to reflect a 2% common stock dividend issued September 15, 1992.

(e) Fully diluted amounts and average common shares outstanding have not been presented because amounts are either anti-dilutive or, when compared to primary earnings per share, the potential dilutive effect is less than 3%.

(f) The Company's earnings for the quarter ended March 31, 1997, and for the years ended December 31, 1996, 1994, 1993 and 1992 were insufficient to cover fixed charges by $138.4 million, and $249.4 million, $168.1 million, $466.5 million and $270.1 million, respectively.

(g) Includes approximately $246.8 million and $253.9 million as of March 31, 1997 and 1996, and $259.2 million, $268.6 million, $783.8 million, $672.6 million and $574.8 million as of December 31, 1996, 1995, 1994, 1993 and 1992, respectively, of long-term debt of consolidated subsidiaries that is non-recourse to the parent.

(h) Adjusted to conform with the current financial statement presentation.

(i) Includes approximately $32.1 million, $5.1 million, $14.6 million and $79.1 million for 1996, 1994, 1993 and 1992, respectively, of expenditures financed through project financings.

                                  RISK FACTORS

    THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE HEREIN AND IN THE ACCOMPANYING PROSPECTUS OR AS INCORPORATED BY REFERENCE HEREIN AND THEREIN. BEFORE INVESTING, PROSPECTIVE PURCHASERS OF THE UNITS SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW AND THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

ABILITY OF THE COMPANY TO MAKE PAYMENTS

    The Company's ability to make interest and principal payments under the Units depends upon the Company's future performance, which is subject to many factors, several of which are beyond the Company's control. The Company's 1996 operating cash flow of $288 million was not sufficient to fully fund the Company's debt service requirements, capital expenditures and investing activities. If prices do not improve for the Company's products, the Company's operating cash flows will not fully fund its expected 1997 debt service and capital expenditure requirements. See "--Significant Leverage and Debt Service Requirements." The future financial condition and liquidity of the Company could be adversely affected by, among other things, demand for and sale prices of paper products, cost of raw materials and other production costs, competition, general economic developments affecting the Company, future access to credit markets to finance operations and debt service requirements and refinance existing indebtedness, environmental and other regulations and other developments that cannot now be foreseen. Such factors may materially and adversely affect the ability of the Company to make payments with respect to the Units.

SIGNIFICANT LEVERAGE AND DEBT SERVICE REQUIREMENTS

    In addition to its debt service obligations under the Units, the Company has significant debt service obligations with respect to its other indebtedness. As a result of indebtedness incurred by the Company to (i) finance the 1989 acquisition of Stone Container (Canada) Inc. (formerly known as Consolidated-Bathurst, Inc.) and (ii) fund debt service obligations and fund operating losses incurred since 1989, the Company is highly leveraged. The Company's long-term indebtedness and long-term debt to total capitalization ratio were approximately $4.1 billion and 80.6%, respectively, at March 31, 1997, without including the Company's obligations under the Units. Capitalization, for purposes of this ratio, includes long-term debt, deferred income taxes and stockholders' equity. At May 1, 1997, the Company had borrowing availability under its revolving credit facilities of approximately $187 million.

    As of March 31, 1997, the Company has debt amortization requirements for the remainder of 1997 of $182.5 million of principal plus interest of approximately $305 million (based upon the amount of outstanding indebtedness as of March 31, 1997). The principal amounts of long-term debt (excluding capitalized lease obligations) outstanding at March 31, 1997 and maturing through 2001 and thereafter are as follows:

                                                      THE COMPANY
                                                       (EXCLUDING            NON-RECOURSE
                                                      NON-RECOURSE          INDEBTEDNESS OF
                                                    INDEBTEDNESS OF             CERTAIN           CONSOLIDATED
(IN MILLIONS)                                    CERTAIN SUBSIDIARIES)      SUBSIDIARIES(1)           TOTAL
1997 (from April 1 to December 31).............        $    172.3              $    10.2           $     182.5
1998...........................................             412.1                   18.9                 431.0
1999...........................................             658.9(2)                28.6                 687.5(2)
2000...........................................             455.2                   28.2                 483.4
2001...........................................             594.4                   28.2                 622.6
Thereafter.....................................           1,844.6(3)               151.9               1,996.5(3)

------------------------------

(1) Includes indebtedness (current and long-term) of Stone Venepal (Celgar) Pulp Inc. of $261.7 million (representing approximately 50% of the aggregate indebtedness associated with the Celgar Mill) and Fowler Specialty Packaging, Inc. of $4.3 million, all of which is non-recourse to Stone Container Corporation. See "Recent Developments--Celgar Pulp Mill."

(2) The revolving credit facility and the supplemental revolving credit facility under the Company's Credit Agreement mature in May 1999. This amount includes $331 million outstanding under the revolving credit facilities as of May 1, 1997, but does not assume any incremental borrowings that may be outstanding under the revolving credit facilities of the Credit Agreement as of its expiration.

(3) Does not include the $275 million principal amount of Units offered hereby.

    In the event that operating cash flows and borrowing availability under its revolving credit facilities or from other financing sources do not provide sufficient liquidity for the Company to meet its obligations, including its debt service requirements, the Company will either seek to refinance significant portions of its indebtedness or sell or otherwise monetize certain of its assets. The Company's financial flexibility and ability to incur additional indebtedness and, in certain cases, refinance outstanding indebtedness is limited or restricted under the provisions of the Credit Agreement, the indentures relating to certain of its Senior Indebtedness (the "Senior Indentures") and certain of its other Financial Obligations (as defined below). Without additional financings or an improvement in operating results, the Company may be required to pursue other alternatives to improve liquidity, including cost reductions, sales or monetizations of assets, deferral of certain discretionary capital expenditures and/or obtaining additional sources of funds, if available. No assurance can be given that such measures, if required, would generate the liquidity required by the Company to operate its business and service its debt obligations, including those with respect to the Units.

    The Company is a party to, and in certain instances is subject to the terms and provisions of, various significant financial agreements, mortgages, indentures, instruments, facilities, guarantees and other arrangements (collectively, the "Financial Obligations"). Certain of the Financial Obligations evidence indebtedness that is secured by a substantial portion of the assets of the Company. As of March 31, 1997, approximately $2.4 billion or approximately 51% of the Company's total indebtedness (including commitments under its revolving credit facilities) was secured by pledges of, security interests in and mortgages of the Company's assets, including a substantial portion of its accounts receivable. All indebtedness under the Credit Agreement, including borrowings under the revolving credit facilities, is secured by property, plant and equipment of the Company.

CYCLICALITY, OPERATING LOSSES AND PRICING

    The markets for paper, packaging products and market pulp sold by the Company are highly sensitive to changes in capacity of the paper industry and cyclical changes in the economy, all of which can significantly impact demand for and selling prices of the Company's products and thereby the Company's operating results and financial condition. All of the Company's product lines suffered declining product prices from 1990 through the third quarter of 1993, which contributed to the net losses incurred by the Company in each of the four years from 1991 through 1994. Improved economic conditions and demand/ supply characteristics in the paper industry enabled the Company to implement price increases for most of its products beginning in October 1993. Pricing continued to improve in 1994 and through the third quarter of 1995. However, due to imbalance in the demand/supply relationship for containerboard, corrugated containers and market pulp during the third and fourth quarters of 1995, industry containerboard and market pulp inventories rose during that time. As a result of that imbalance, containerboard and market pulp prices began declining during the fourth quarter of 1995, with such price declines continuing through 1996 and, for most of the Company's products, the first quarter of 1997. In addition, prices for newsprint, which is the primary product of Stone-Consolidated, have also declined and remain below levels achieved during the last cycle. The Company took market-related downtime at certain of its mills in 1995 and 1996 and has taken and will take further downtime in 1997.

    The Company recorded a net loss of $126.2 million in 1996, which represented a significant decrease from the $255.5 million of net earnings in 1995. In addition, the Company recorded a net loss of $96.7 million for the first quarter of 1997, as compared to net income of $32.4 million for the first quarter of 1996, and for the second quarter of 1997 the Company will report a net loss and expects operating cash flow to remain weak. The Company also recorded net losses of $204.6 million, $358.7 million and $269.4 million in 1994, 1993 and 1992, respectively. Unless and until demand and prices increase, the

Company will continue to incur net losses. The Company's highly leveraged capital structure makes it vulnerable during industry down cycles, which adversely affects its financial flexibility and available sources of liquidity and, as a result, adversely affect its ability to service its debt obligations, including payment with respect to the Units.

CREDIT AGREEMENT RESTRICTIONS

    Borrowings under the Credit Agreement are secured by a substantial portion of the assets of the Company. The Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios consisting of an indebtedness ratio and a minimum interest coverage ratio. The Credit Agreement also contains certain restrictions and limitations, including those on capital expenditures, changes in control, payment of dividends, sales of assets, lease payments, investments, additional indebtedness, liens, repurchases or prepayments of certain indebtedness, guarantees of indebtedness, mergers and purchases of stock and assets. The Credit Agreement also contains cross-default provisions to indebtedness of $10 million or more of the Company and certain subsidiaries. Additionally, the term loan portion of the Credit Agreement, subject to certain exceptions, provides for mandatory prepayments from sales of certain assets, certain debt financings and a percentage of Excess Cash Flow (as defined in the Credit Agreement).

    The Company is required to maintain compliance with the prescribed financial ratio tests, including indebtedness ratio and interest coverage ratio tests, and other requirements contained in the Credit Agreement. At March 31, 1997, the Company's indebtedness ratio and interest coverage ratio were .82 to 1 and .84 to 1, respectively. See "Credit Agreement--Covenants" in the accompanying Prospectus for a description of the prescribed financial ratio tests. The Company has begun the process of seeking covenant relief from its bank lenders prior to June 30, 1997. Failure to maintain compliance with such financial ratio tests or other requirements under the Credit Agreement, in the absence of a waiver or amendment, would result in an event of default and could lead to acceleration of the obligations under the Credit Agreement. There can be no assurance, however, that the Company's bank lenders will grant such relief. See "--Significant Leverage and Debt Service Requirements" herein and "Credit Agreement" in the accompanying Prospectus.

SENIOR INDENTURE RESTRICTIONS; MINIMUM SUBORDINATED CAPITAL BASE REQUIREMENT

    Pursuant to the Company's various Senior Indentures, under which an aggregate of approximately $2.0 billion of debt was outstanding at March 31, 1997, the ability of the Company to incur additional indebtedness or additional liens is subject to prescribed limitations. As a result of the cash flow performance of the Company, the permitted debt baskets have been significantly utilized thereby limiting future liquidity options. In addition, sales of certain assets will further reduce certain debt baskets.

    The Senior Indentures also provide that in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") at the end of each of any two consecutive fiscal quarters, the Company would be required to make a semi-annual offer to purchase at par (a "Deficiency Offer") 10% of the aggregate principal amount of such Senior Indebtedness outstanding under the Senior Indentures until the Company's Minimum Subordinated Capital Base is again attained. The Credit Agreement does not permit borrowings under the revolving credit facilities in order to repurchase indebtedness pursuant to a Deficiency Offer. In the event that provisions of the Credit Agreement would not permit a Deficiency Offer, the Company would be required to increase the rates on such Senior Indebtedness by 50 basis points per quarter up to a maximum of 200 basis points until the Minimum Subordinated Capital Base is again attained. See "Particular Terms of the Senior Debt Securities--Certain Covenants--Maintenance of Subordinated Capital Base" in the accompanying Prospectus.

    The Company's Subordinated Capital Base was approximately $900 million at March 31, 1997. The issuance of the Units is currently expected to increase the Subordinated Capital Base to a level above the Minimum Subordinated Capital Base for the quarter ending June 30, 1997. There is, however, no assurance that the Company can achieve or maintain the Minimum Subordinated Capital Base in the future, as losses serve to decrease Consolidated Net Worth (as defined in the Senior Indentures), a component of the Subordinated Capital Base.

MINIMUM NET WORTH

    The Senior Subordinated Indenture provides that if the Company's Net Worth (as defined in the Senior Subordinated Indenture) is below $500 million at the end of any two consecutive fiscal quarters, then (i) the interest rate on each series of securities issued thereunder shall be reset to a specified amount over the particular treasury rate identified in such series (but only if such reset rate is greater than the initial interest rate of such series) and (ii) the interest rate of such series shall increase by 50 basis points on each succeeding interest payment date up to a maximum of 200 basis points (the "Minimum Net Worth Interest Rate Adjustment"). Once the Company's Net Worth returns to at least $500 million, the interest rate on such series shall return to its initial rate as of the first day of the second following fiscal quarter. As of March 31, 1997, the aggregate outstanding principal amount of securities subject to the Minimum Net Worth Interest Rate Adjustment was $469 million (does not include the aggregate amount of Units to be offered hereby).

    The Company's Net Worth was $795.2 million at December 31, 1996 and $654.8 million at March 31, 1997. In the event that the Company subsequently incurs net losses, the Company's Net Worth would be correspondingly reduced. See "Description of Units--Minimum Net Worth Interest Rate Adjustment" herein and "Particular Terms of the Senior Subordinated Debt Securities--Certain Covenants--Minimum Net Worth Interest Rate Adjustment" in the accompanying Prospectus.

FIBER SUPPLY AND PRICING

    Wood fiber and recycled fiber, the principal raw materials used in the manufacture of the Company's products, are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber. The supply and price of wood fiber in particular are dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. In addition, an increase in demand for the Company's and the paper industry's products would result in greater demand for raw materials, and, coupled with decreased sources of supply, could translate into higher raw material prices, including a significant increase in the costs of recycled fiber.

    The cost of recycled fiber is highly volatile. Over the past two years, prices of old corrugated containers ("OCC"), the primary source of recycled fiber, had risen to levels as high as $200 per ton and dropped to levels as low as $15 per ton. Currently the price of OCC is $55-$80 per ton. It is possible that the increase in capacity of mills utilizing recycled fiber may cause the price of OCC to rise. In addition, increased utilization of recycled fiber may cause decreased sources of supply. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber for its mills, there can be no assurance that this will continue to be the case for any or all of its mills. See "Business--Fiber Supply."

COMPETITION

    The paper, packaging products and market pulp produced by the Company are sold in highly competitive markets. The Company faces competition from a variety of sources, including other companies attempting to expand production through the use of greater recycled fiber content products and products manufactured from other materials. The Company competes directly with a number of such other producers, many of which have financial and other resources greater than those of the Company and are able to better withstand the adverse nature of the current business cycle. See "Business--Markets and Competition."

ENVIRONMENTAL MATTERS

    The Company's operations are subject to extensive environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over its foreign operations. The Company has, in the past, made significant capital expenditures to comply with water, air and solid and hazardous waste regulations and expects to make significant expenditures in the future. Capital expenditures for environmental control equipment and facilities were approximately $46 million in 1996 and the Company anticipates that 1997 and 1998 environmental capital expenditures will approximate $33 million and $43 million, respectively. The majority of the 1998 expenditures relate to amounts that the Company currently anticipates will be required once final "cluster rules" described below are adopted. Although capital expenditures for environmental control equipment and facilities and compliance costs in future years will depend on legislative and technological developments which cannot be predicted at this time, such costs could increase when final "cluster rules" are adopted and as other environmental regulations become more stringent. In addition to capital expenditures for environmental control equipment and facilities, other expenditures incurred to maintain environmental regulatory compliance (including any remediation) represent ongoing costs to the Company.

    In December 1993, the U.S. Environmental Protection Agency (the "EPA") issued proposed rules affecting the pulp and paper industry. These proposed regulations, informally known as the "cluster rules," would make more stringent requirements for discharge of wastewaters under the Clean Water Act and would impose new requirements on air emissions under the Clean Air Act. Pulp and paper manufacturers (including the Company) have submitted extensive comments to the EPA on the proposed regulations in support of the position that requirements under the proposed regulations are unnecessarily complex, burdensome and environmentally unjustified. Estimates, based on the currently proposed regulations, indicate that the Company could be required to make capital expenditures of $350-$450 million through 1998 in order to meet the requirements of the regulations, although it is likely this range will decrease upon finalization of the rules. While it cannot be predicted with certainty, it appears as though the final cluster rules, which are currently expected to be issued in 1997, will be modified to reduce certain requirements. Assuming that the anticipated reduced requirements are promulgated as the Company expects, the Company currently believes it would be required to make capital expenditures of approximately $200-$250 million during the period of 1998 through 2006 in order to meet the requirements of the anticipated regulations. Also, additional operating expense will be incurred as capital installations required by the cluster rules are put into service. Such incremental expense will ultimately increase to as much as $20 million per year by the year 2006. The ultimate financial impact of the regulations cannot be precisely estimated at this time but will be affected by several factors, including the actual requirements imposed under the final rules, advancements in control process technologies, possible reconfiguration of mills and inflation.

    The Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs. See "Business--Legal Proceedings." Future environmental regulations, including the final "cluster rules," may have an unpredictable adverse effect on the Company's operations and earnings, but they are not expected to adversely affect the Company's competitive position.

SUBORDINATION OF THE UNITS

    The Units will be senior subordinated unsecured obligations of the Company and will (i) be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the indebtedness under the Credit Agreement and the Company's $239 million outstanding principal amount of 11 7/8% Senior Notes due 1998, $150 million outstanding principal amount of 12 5/8% Senior Notes due 1998, $574 million outstanding principal amount of 9 7/8% Senior Notes due 2001, $497 million outstanding principal amount of 10 3/4% First Mortgage Notes due 2002 (the "First Mortgage Notes"), $199 million outstanding principal amount of 11 1/2% Senior Notes due 2004, the $125 million outstanding principal amount of Rating Adjustable Senior Notes due 2016 and the Company's guaranty of $200 million outstanding principal amount of 11 1/2% Senior Notes due 2006 of Stone Container Finance Company of Canada, (ii) be senior in right of payment to all existing and future Junior Subordinated Indebtedness of the Company, including the Company's $45 million outstanding principal amount of 6 3/4% Convertible Subordinated Debentures due 2007, and (iii) rank PARI PASSU with its $150 million outstanding principal amount of 10 3/4% Senior Subordinated Notes due 1997, $119 million outstanding principal amount of 11% Senior Subordinated Notes due 1999, $199 million outstanding principal amount of 10 3/4% Senior Subordinated Debentures due 2002 and $58 million outstanding principal amount of 8 7/8% Convertible Senior Subordinated Notes due 2000. As of March 31, 1997, the total amount of outstanding Senior Indebtedness of the Company was approximately $3.6 billion. See "Recent Developments--Other Financings and Working Capital Changes."

    A substantial portion of the Company's assets currently secure borrowings outstanding under the Credit Agreement. At May 1, 1997, the Company had $1.1 billion outstanding under the Credit Agreement. The Company's First Mortgage Notes, of which there was $497 million outstanding as of March 31, 1997, are secured by four of the Company's mills and related assets. In the event of the Company's insolvency or liquidation, the claims of the lenders under the Credit Agreement would have to be satisfied out of the collateral securing borrowings under the Credit Agreement before any such assets would be available to pay claims of holders of the Units. Similarly, the holders of the First Mortgage Notes would have to be satisfied out of the collateral under the indenture and related security documents with respect to the First Mortgage Notes before any such assets would be available to pay claims of holders of the Units. If the lenders under the Credit Agreement and/or the First Mortgage Note trustee under the First Mortgage Note indenture and the related security documents should foreclose on their respective collateral, no assurance can be given that there will be sufficient assets available in the Company to pay amounts due with respect to the Units. In addition, obligations of the Company's subsidiaries, including trade payables of any such subsidiaries, will represent prior claims with respect to the assets and earnings of such subsidiaries.

FUTURE ACCESS TO THE CAPITAL MARKETS

    On April 18, 1997, Moody's Investors Service, Inc. downgraded the Company's senior unsecured debt rating from B1 to B2 and senior subordinated debt rating from B2 to B3. On April 25, 1997, Standard & Poor's Corporation downgraded the Company's senior unsecured debt rating from B+ to B and subordinated debt rating from B to B-. In addition, giving effect to the offering of the Units, the Company will have sold debt securities on a number of occasions in the last thirteen months for total proceeds in excess of $600 million. No assurance can be given regarding the Company's ability to access the capital markets in the future. See "--Credit Agreement Restrictions" and "--Senior Indenture Restrictions; Minimum Subordinated Capital Base Requirements."

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, and subject to the prior rights of certain lenders under Specified Bank Debt, the Company is required to offer to purchase each holder's Units at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company falling outside the definition of Change of Control, the Change of Control provisions would afford no protection to the holders of the Units. See "Description of Units-- Change of Control" herein and "Particular Terms of the Senior Subordinated Debt Securities--Change of Control" in the accompanying Prospectus. There can be no assurance that the Company would have sufficient funds to pay the required purchase price for all Units tendered by the holders thereof in the event of a Change of Control. Neither the Board of Directors of the Company nor the Senior Subordinated Trustee may waive the Change of Control provisions.

MARKET FOR UNITS

    The Units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Future trading prices of the Units will depend upon many factors including prevailing interest rates, the Company's operating results and the market for similar securities.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Units will be $268,812,500 (before deducting expenses of approximately $250,000). $150,000,000 of such net proceeds will be used to repay at maturity the Company's $150,000,000 outstanding principal amount of 10 3/4% Senior Subordinated Notes due June 15, 1997. Pending such use, such proceeds will be invested in investment grade, short-term securities. The remaining $118,562,500 of such net proceeds will be used to fund capital expenditures as incurred.

                                 CAPITALIZATION

    The following table sets forth a summary of the short-term debt and capitalization of the Company, on a consolidated basis at March 31, 1997. The net proceeds of the Units will be used for the repayment at maturity of the 10 3/4% Senior Subordinated Notes due June 15, 1997 and to fund capital expenditures as incurred. The issuance of the Units and the repayment of such indebtedness will not materially alter the amount of the Company's indebtedness and, accordingly, the table below does not include pro forma adjustments to reflect the issuance of the Units and the Company's receipt and use of the net proceeds of the offering.

                                                                                                 MARCH 31, 1997
                                                                                                  (DOLLARS IN
                                                                                                   THOUSANDS)
                                                                                              --------------------
Short-term debt:
  Notes payable.............................................................................      $     10,828
  Current maturities of senior and subordinated long-term debt............................ .           179,533
  Current maturities of debt of consolidated subsidiaries (non-recourse to parent)..........            19,148
                                                                                                   -----------

  Total short-term debt.....................................................................      $    209,509
                                                                                                   -----------
                                                                                                   -----------
Long-term debt:
Senior debt:
  Credit Agreement..........................................................................      $  1,006,050
  12 5/8% Senior Notes due July 15, 1998....................................................           150,000
  11 7/8% Senior Notes due December 1, 1998.................................................           239,553
  9 7/8% Senior Notes due February 1, 2001..................................................           573,757
  10 3/4% First Mortgage Notes due October 1, 2002..........................................           497,487
  11 1/2% Senior Notes due October 1, 2004..................................................           198,783
  11 1/2% Senior Notes due August 15, 2006..................................................           200,000
  Rating Adjustable Senior Notes due August 1, 2016.........................................           125,000
  4% - 10 3/4% fixed rate debt and other variable rate debt (including capitalized lease
    obligations)............................................................................           285,922
  Obligations under accounts receivable securitization program..............................           210,000
  Less: Current maturities..................................................................           (29,533)
                                                                                                   -----------
  Total senior long-term debt...............................................................         3,457,019
                                                                                                   -----------
Subordinated debt:
  10 3/4% Senior Subordinated Notes due June 15, 1997.......................................           150,000
  11% Senior Subordinated Notes due August 15, 1999.........................................           119,362
  10 3/4% Senior Subordinated Debentures due April 1, 2002..................................           199,371
  8 7/8% Convertible Senior Subordinated Notes due July 15, 2000............................            58,410
  6 3/4% Convertible Subordinated Debentures due February 15, 2007..........................            45,241
  Less: Current maturities..................................................................          (150,000)
                                                                                                   -----------
  Total subordinated long-term debt.........................................................           422,384
                                                                                                   -----------

  Debt of consolidated subsidiaries (non-recourse to parent)................................           265,955
  Less: Current maturities..................................................................           (19,148)
                                                                                                   -----------
  Total long-term debt of consolidated subsidiaries (non-recourse to parent)................           246,807
                                                                                                   -----------

  Total long-term debt......................................................................         4,126,210
                                                                                                   -----------

Stockholders' equity:
  $1.75 Series E Cumulative Convertible Exchangeable Preferred Stock (4,600,000 shares, $25
    per share liquidation preference).......................................................           114,983
  Common stock..............................................................................           955,431
  Accumulated deficit.......................................................................          (192,937)
  Foreign currency translation adjustment...................................................          (221,503)
  Unamortized expense of restricted stock plan..............................................            (1,187)
                                                                                                   -----------
  Total stockholders' equity................................................................           654,787
                                                                                                   -----------
  Total capitalization......................................................................         4,780,997
                                                                                                   -----------
                                                                                                   -----------
  Total short-term debt and capitalization..................................................      $  4,990,506
                                                                                                   -----------
                                                                                                   -----------

                              RECENT DEVELOPMENTS

RESULTS OF OPERATIONS

    The Company recorded a net loss of $96.7 million for the first quarter of 1997, as compared with net income of $32.4 million for the first quarter of 1996, and for the second quarter of 1997 the Company will report a net loss and expects operating cash flow to remain weak. Sales for the first quarter of 1997 were $1.18 billion, compared to $1.32 billion for the first quarter of 1996 (first quarter 1996 results included approximately $59 million of retail bag sales, now reported as part of S&G Packaging Company, L.L.C., a non-consolidated affiliate of the Company). The first quarter 1997 net loss resulted, in part, from low operating margins primarily attributable to significantly lower average selling prices for most of the Company's products.

STONE-CONSOLIDATED--ABITIBI-PRICE

    On February 14, 1997, Stone-Consolidated and Abitibi-Price Inc. announced that they have agreed to amalgamate the two companies under Canadian law to create Abitibi-Consolidated Inc. The Company currently owns approximately 46.6% of the common stock of Stone Consolidated. The transaction is scheduled to close in the second quarter of 1997 subject to certain conditions, including approval of the shareholders of each of Stone-Consolidated and Abitibi Price Inc. and receipt of requisite regulatory approvals. Following the amalgamation, the Company would own approximately 25% of the common stock of Abitibi-Consolidated Inc., which would be a significant manufacturer and marketer of publication grade papers with combined annual revenues on a pro forma basis of approximately Cdn. $4.7 billion. As of May 1, 1997, the Company's interest in Stone-Consolidated had a market value of approximately US $820 million, based on the per share price as reported by the Toronto Stock Exchange and the prevailing exchange rate at such time.

CELGAR PULP MILL

    In April 1997, Stone Venepal (Celgar) Pulp, Inc. ("SVCPI"), a 90% owned subsidiary of the Company, acquired the assets comprising the remaining 50% interest (the "Additional Celgar Assets") in the Celgar pulp mill (the "Celgar Mill") in Castlegar, British Columbia from CITIC B.C. Inc. ("CITIC"), an indirect subsidiary of China International Trust Investment Corporation of Beijing, People's Republic of China. The Company now owns a 90% interest in the Celgar Mill. SVCPI acquired the Additional Celgar Assets in exchange for the assumption of the portion of the Celgar Mill's indebtedness owed by CITIC. See "Risk Factors--Significant Leverage and Debt Service Requirements." Such indebtedness is non-recourse to Stone Container Corporation. The Company is in discussions with a third party to sell 50% of the Company's interest in the Celgar Mill.

DIVIDENDS

    On January 27, 1997, the Company announced that it would not pay its first quarter cash dividend on its Common Stock and on March 26, 1997, the Company announced that it would not declare the May quarterly dividend on its Series E Cumulative Convertible Exchangeable Preferred Stock, each due to restrictions contained in the Company's Credit Agreement and certain of the Company's indentures, as well as the Company's desire to reduce its outstanding indebtedness.

OTHER FINANCINGS AND WORKING CAPITAL CHANGES

    The Company has entered into an underwritten commitment for $200 million of senior secured debt to be incorporated into the Credit Agreement (the "Series E Tranche"). In addition, the Company is actively in the process of effecting certain financings, which include a secured loan from Dresdner Bank AG to the Company's German subsidiary denominated in deutsche marks, a box plant mortgage financing and a tax exempt 30-year financing expected to be underwritten by Morgan Stanley & Co. Incorporated. The Company currently expects that these activities, together with the Series E Tranche, will generate aggregate net proceeds in excess of US $400 million. The Company's use of such proceeds (for uses other than repayment of Credit Agreement indebtedness) may be restricted pursuant to the terms of the Credit Agreement. The Company is in discussions with its bank group to remove or modify such restrictions so that such proceeds may be used for general corporate purposes. The Company's ability to consummate these transactions and financings is subject to certain conditions beyond the control of the Company, including market conditions and, in certain circumstances, amendments under the Credit Agreement. Therefore, no assurance can be given that such transactions can be fully or timely implemented or that the Company will receive the expected funds therefrom. In addition, inventory reductions associated with mill downtime are expected to reduce inventories by approximately $50 million.

ASSET SALES/MONETIZATIONS

    The Company is currently considering various options regarding the sale or monetization of certain assets of the Company that, if successfully completed, could result in a significant reduction of its indebtedness. No assurance can be given that any such transaction or transactions will be completed or implemented by the Company.

                                    BUSINESS

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products, and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 7.4 million and 8.0 million total tons of paper and pulp in 1996 and 1995, respectively. The Company produced approximately 5.0 million tons of unbleached containerboard and kraft paper in each of 1996 and 1995, which accounted for approximately 68% and 63% of its total tonnage produced for 1996 and 1995, respectively. The Company had net sales of approximately $5.1 billion and $7.4 billion in 1996 and 1995, respectively, and had a net loss of $126.2 million in 1996 and net income of $255.5 million in 1995. The Company owns or has an interest in 127 manufacturing facilities in the United States, 30 in Canada, 16 in Germany, eight in Venezuela, seven in France, four in Spain, three in Argentina, two each in Australia, Belgium, Mexico and the United Kingdom and one each in Chile, the Netherlands and China. These facilities include 31 mills. The Company also maintains sales offices in North America, Europe, Central and South America and Asia and has forestry operations in Costa Rica and Venezuela.

    The following table presents the annual production capacity of the Company at December 31, 1996 and December 31, 1995:

                                                                                                     1996       1995
                                                                                                      (SHORT TONS IN
                                                                                                        THOUSANDS)
United States (1)................................................................................      6,041      5,611
Canada (2)(3)....................................................................................      2,174      2,164
Europe (3).......................................................................................        643        505
                                                                                                   ---------  ---------
                                                                                                       8,858      8,280
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

------------------------

(1) Includes 50% of the Florida Coast Paper Company mill for 1996.
(2) Includes 45% of the Celgar mill.

(3) Includes 46.6% of Stone-Consolidated.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging business is the largest in the world with 21 mills and 164 converting plants located throughout North America and in South America, Europe, Australia and China. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are sold primarily to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 6.1 million tons and is more than 80% integrated. In 1996, total sales for the paperboard and paper packaging business of the Company were approximately $4.4 billion, or approximately 85% of total consolidated sales.

    The paperboard and packaging business requires a large volume of recycled fiber for its paperboard and paper packaging business. In 1996, the Company processed approximately 3 million tons of recycled fiber. Recycled fiber is obtained from a variety of sources, including through Paper Recycling International L.P. ("PRI"), a fifty percent-owned joint venture. PRI is paid a fee by the Company for procuring recycled fiber. See "--Fiber Supply."

CONTAINERBOARD AND CORRUGATED SHIPPING CONTAINERS

    The Company believes it is the world's largest producer of containerboard, of which more than 80% is converted by the Company into corrugated shipping containers. The Company's total sales of corrugated shipping containers in 1996 were $2.7 billion.

    The Company's mills produce containerboard, including unbleached kraft linerboard, recycled linerboard, medium and paper. Containerboard tons produced and converted for the last three years were:

                                                                                       1996       1995       1994
                                                                                        (SHORT TONS IN THOUSANDS)
Containerboard
  Production.......................................................................    4,590.8    4,623.5    4,694.3
  Converted........................................................................    3,747.1    3,741.9    3,789.2

    Containerboard is produced at the Company's mills located in Snowflake, Arizona; Jacksonville, Florida; Panama City, Florida; Port Wentworth, Georgia; Hoya, Germany; Hodge, Louisiana; Missoula, Montana; New Richmond, Quebec; Florence, South Carolina and Hopewell, Virginia. Corrugating medium is produced at the Company's mills located in Uncasville, Connecticut; Hoya, Germany; Viersen, Germany; Hodge, Louisiana; Ontonagon, Michigan; Bathurst, New Brunswick; Coshocton, Ohio and York, Pennsylvania.

    The Company's containerboard and corrugated container operations are more than 80% integrated and the Company believes this integration enhances its ability to respond quickly and efficiently to customers and to fill orders on short lead times. The Company believes it is the largest producer of corrugated shipping containers in the U.S., with more than 100 containerboard converting operations. Corrugated shipping containers, manufactured from containerboard in converting plants, are used to ship such diverse products as home appliances, electric motors, small machinery, grocery products, produce, books, tobacco and furniture, and for many other applications. The Company stresses the value-added aspects of its corrugated containers, such as labeling and multi-color graphics, to differentiate its products and respond to customer requirements. The Company's container plants serve local customers and large national accounts and are located in the United States, Australia, Belgium, Canada, China, France, Germany and Mexico, generally in or near large metropolitan areas. Corrugated shipping container sales volume for 1996, 1995 and 1994 were 53.1, 53.0 and 54.1 billion square feet, respectively.

KRAFT PAPER AND BAGS AND SACKS

    On July 12, 1996, the Company and Gaylord Container Corporation entered into a joint venture whereby the retail packaging businesses of these two companies were combined to form S&G Packaging Company L.L.C. ("S&G"). The Company owns 65% of the equity interest of S&G, which is a non-consolidated affiliate accounted for by the Company under the equity method of accounting.

    The Company also has a highly integrated kraft paper and converted product operation and is a net buyer of kraft paper from third parties. The Company operates 19 paper converting facilities, which shipped approximately 538 thousand tons and 574 thousand tons of paper bags and sacks nationwide in 1996 and 1995, respectively. The Company believes it is the largest producer of grocery bags and sacks. Kraft paper volume produced and converted for the last three years was:

                                                                                             1996       1995       1994
                                                                                                 (TONS IN THOUSANDS)
Kraft Paper
  Production.............................................................................      439.1      384.8      516.6
  Converted..............................................................................      578.4      613.5      688.1

    The Company produces kraft paper and recycled paper for conversion into bags and sacks at its mills in Snowflake, Arizona; Jacksonville, Florida; Hodge, Louisiana; and Florence, South Carolina.

    Grocery bags and sacks are sold primarily to supermarket chains, and merchandise bags are sold to retailers of consumer products. Multiwall shipping sacks, considered a premium product, are sold to the agricultural, chemical and cement industries, among other industries. The Company's total sales of bags and sacks in 1996 were $589 million.

MARKET PULP

    The Company believes it is a major producer of market pulp in North America. The Company owns and operates four market pulp mills in North America, and, as of April 1997, holds a 90% interest (through SVCPI) in the Celgar Mill in Castlegar, British Columbia. See "Recent Developments--Celgar Pulp Mill." These five mills have the capacity to produce 1.3/1.5 million tons of market pulp annually and produced 1.0/1.2 million tons in 1996 (including 45%/90%) of the production at the Celgar Mill). The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern and southern hardwood and bleached northern softwood pulp. Market pulp is sold to manufacturers of paper products, including fine papers, photographic papers, tissue and newsprint.

STONE-CONSOLIDATED

    The Company owns approximately 46.6% of the common stock of Stone-Consolidated Corporation ("Stone-Consolidated"), which the Company believes is the largest producer of uncoated groundwood paper in North America and one of the two largest in the world, and the second largest producer and largest marketer of newsprint in the world.

    On February 14, 1997, Stone-Consolidated and Abitibi-Price Inc. announced that they had agreed to merge the two companies in an amalgamation under Canadian law. The transaction is expected to close in the second quarter of 1997 subject to certain conditions, including approval of the shareholders of each of Stone-Consolidated and Abitibi-Price and obtaining all requisite regulatory approvals. The Company has agreed to vote in favor of the amalgamation. Following the amalgamation, the Company would own approximately 25% of the common stock of the resulting entity, which would be one of the world's leading manufacturers and marketers of publication grade papers with combined annual revenues of approximately Cdn. $4.7 billion. As of May 1, 1997, the Company's interest in Stone-Consolidated had a market value of approximately US $820 million, based on the per share price as reported by the Toronto Stock Exchange and the prevailing exchange rate at such time.

FIBER SUPPLY

    Wood fiber, particularly from wood chips, and waste paper constitute the basic raw materials for linerboard, corrugating medium, unbleached kraft paper and market pulp. At December 31, 1996, the Company owned approximately two thousand and 137 thousand acres of private fee timberland in the United States and Canada, respectively.

    Wood fiber and recycled fiber are purchased in highly competitive, price sensitive markets. These raw materials have historically exhibited price and demand cyclicality. In addition, the supply and price of wood fiber, in particular, are dependent upon a variety of factors over which the Company has no control, including environmental and conservation regulations, natural disasters, such as forest fires and hurricanes, and weather. The Company purchases or cuts a variety of species of timber from which the Company utilizes wood fiber depending upon the product being manufactured and each mill's geographic location. A decrease in the supply of wood fiber has caused, and will likely continue to cause, higher wood fiber costs in some of the regions in which the Company procures wood. In addition, the increase in demand for products manufactured, in whole or in part, from recycled fiber has from time to time caused a tightness in the supply of recycled fiber and at those times a significant increase in the cost of such fiber used in the manufacture of recycled containerboard and related products. Such costs are likely to continue to fluctuate based upon demand/supply characteristics. While the Company has not experienced any significant difficulty in obtaining wood fiber and recycled fiber in economic proximity to its mills, there can be no assurances that this will continue to be the case for any or all of its mills. See "Risk Factors--Fiber Supply and Pricing."

MARKETS AND COMPETITION

    The major markets in which the Company sells its principal products are highly competitive. Its products compete with similar products manufactured by others and, in some instances, with products manufactured from other materials.

    Areas of competition include price, innovation, quality and service. The Company's business is affected by cyclical industry conditions and economic factors such as industry capacity, growth in the economy, interest rates, unemployment levels and fluctuations in foreign currency exchange rates.

    The Company's products and the raw materials needed to manufacture those products have historically exhibited price and demand cyclicality. Cyclical economic factors such as growth in the economy generally, interest rates, unemployment levels and fluctuations in currency exchange rates as well as certain industry conditions, such as production capacity, have had a significant impact on prices and sales of the Company's products. The availability and cost of wood fiber, including wood chips, and waste paper may be subject to substantial variation, depending upon economic, political and conservation considerations.

    The Company's business is not dependent upon a single customer or upon a small number of major customers. The loss of any one customer would not have a material adverse effect on the Company.

    Backlogs are not a significant factor in the industry in which the Company operates; most orders placed with the Company are for delivery within 60 days or less.

    The Company owns patents, licenses, trademarks and tradenames on products. The loss of any patent, license, trademark or tradename would not have a material adverse effect on the Company's operations.

EMPLOYEES

    As of December 31, 1996, the Company had approximately 24,200 employees, of whom approximately 19,700 were employees of U.S. operations and the remainder were employees of foreign operations. Of those in the United States, approximately 12,800 are union employees.

LEGAL PROCEEDINGS

    In November 1990, the U.S. Environmental Protection Agency ("EPA") announced its decision to list two bodies of water in Arizona, Dry Lake and Twin Lakes, as "waters of the United States" impacted by toxic pollutant discharges under
Section 304(l) of the federal Clean Water Act. These bodies of water had been used by the Company's Snowflake, Arizona pulp and paperboard mill for the evaporation of its process wastewater. The Company has vigorously disputed the application of the Clean Water Act to these two privately owned evaporation ponds. The Company has implemented a plan to use its wastewater to irrigate a biomass plantation and discontinue using Dry Lake to evaporate wastewater. The parties have been negotiating a consent decree to resolve this matter which currently is expected to include civil penalties in the amount of $375,000.

    On October 27, 1992, the Florida Department of Environmental Regulation, predecessor to the Department of Environmental Protection ("DEP"), filed a civil complaint in the Fourteenth Judicial Circuit Court of Bay County, Florida against the Company seeking injunctive relief, an unspecified amount of fines and civil penalties, and other relief based on alleged groundwater contamination at the Company's Panama City, Florida pulp and paperboard mill. In addition, the complaint alleges operation of a solid waste facility without a permit and discrepancies in hazardous waste shipping manifests. Because of uncertainties in the interpretation and application of DEP's rules, it is premature to assess the Company's potential liability, if any, in the event of an adverse ruling. At the parties' request, the case has been placed in abeyance pending the conclusion of a related administrative proceeding petitioned by the Company in June 1992 following DEP's proposal to deny the Company a permit renewal to continue operating its wastewater pretreatment facility at the mill site. The administrative proceeding has been referred to a hearing officer for an administrative hearing on the consolidated issues of compliance with a prior consent order, denial of the permit renewal, completion of a contamination assessment and denial of a sodium exemption. The consolidated cases were abated at the parties' request and extensive settlement negotiations are being conducted between the parties. The Company intends to vigorously assert its entitlement to the permit renewal and to defend against the groundwater contamination and unpermitted facility allegations in the event that a settlement cannot be reached.

    On April 20, 1994, Carolina Power & Light ("CP&L") commenced proceedings against the Company before the Federal Energy Regulatory Commission ("FERC") (the "FERC Proceeding") and in the United States District Court for the Eastern District of North Carolina (the "Federal Court Action"). Both proceedings relate to the Company's electric cogeneration facility located at its Florence, South Carolina mill (the "Facility") and the Company's Electric Power Purchase Agreement (the "Agreement") with CP&L.

    In the FERC Proceeding, CP&L alleges that the Facility lost its qualifying facility ("QF") certification under the Public Utility Regulatory Policy Act of 1978 on August 13, 1991, when the Agreement, pursuant to which CP&L purchases electricity generated by the Facility, was amended to reflect the Company's election under the Agreement to switch to a "buy-all/sell-all mode of operation." As a result, CP&L alleges the Company became a "public utility" on August 13, 1991 subject to FERC regulation under the Federal Power Act. CP&L has also requested that the FERC determine the "just and reasonable rate" for sales of electric energy and capacity from the Facility since August 13, 1991 and to order the Company to refund any amounts paid in excess of that rate, plus interest and penalties.

    In its answer filed with the FERC on June 2, 1994, the Company stated that its power sales to CP&L fully complied with the FERC's regulations. The Company also requested that the FERC waive compliance with any applicable FERC regulations in the event that the FERC should determine, contrary to the Company's position, that the Company has not complied with the FERC's regulations in any respect. CP&L has also filed several other pleadings to which the Company has responded. If the FERC were to determine that the Company had become a "public utility," the Company's issuance of securities and incurrence of debt after the date that it became a "public utility" could be subject to the jurisdiction and approval of the FERC unless the FERC granted a waiver. In the absence of such a waiver, certain other activities and contracts of the Company after such date could also be subject to additional federal and state regulatory requirements, and defaults might be created under certain existing agreements. Based on past administrative practice of the FERC in granting waivers of certain other regulations, the Company believes that it is likely that such a waiver would be granted by the FERC in the event that such a waiver became necessary.

    In the Federal Court Action, CP&L has requested declaratory judgments that sales of electric energy and capacity under the Agreement since August 13, 1991 are subject to a just and reasonable rate to be determined by the FERC and that the Agreement has been terminated as a result of the Company's failure to maintain the Facility's QF status and the invalidity of the Agreement's rate provisions. CP&L has also sought damages for breach of contract and for purchases in excess of the just and reasonable rate to be determined by the FERC. On June 9, 1994, the Company moved to dismiss CP&L's Federal Court Action on the principal grounds that any proceedings in the United States District Court are premature unless and until the FERC Proceeding is finally resolved. On September 20, 1994, the United States District Court stayed the Federal Court action pending the outcome of the FERC proceeding.

    The two proceedings are in their preliminary stages and no assurance can be provided as to the timing of the decisions or the outcome of either of them. The Company intends to contest these actions vigorously.

    On September 30, 1994, the EPA, Region IV, issued an Administrative Order ("Order") to the Company's Panama City Mill pursuant to Section 3008(h) of the Federal Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6928(h)(l). The Order required the Company to perform a RCRA Facility Investigation at the Panama City Mill together with confirmatory sampling, interim corrective measures and any other activities necessary to correct alleged actual or threatened releases of hazardous substances or hazardous constituents at or from the Panama City Mill. The Company filed a protest and requested a hearing to contest the EPA's RCRA Section 3008(h) jurisdiction over the Panama City Mill. The Company believes that the Panama City Mill is not currently a RCRA facility. The corrective measures mandated by the Order required the Company to conduct extensive groundwater and soil sampling and analyses. In early 1996 the EPA issued another Order to the mill pursuant to Section 3013 of RCRA ("Section 3013 Order") incorporating certain sampling and analysis activities which the Company had proposed in settlement negotiations and requiring additional sampling and analysis. In its response to the Section 3013 Order the Company agreed to implement all of the proposed activities except dioxin sampling. The parties have been engaged in extensive settlement negotiations with respect to both Orders. The Company does not know at this time the likelihood of success in challenging the Orders. Notwithstanding the success in challenging the Orders, an owner of property adjacent to the Panama City Mill is currently subject to extensive clean-up under RCRA, and the EPA is empowered to require clean-up for materials discharged from the property which may have migrated onto the Panama City Mill's property. The Company does not yet know the extent, if any, of such adjacent property owner's responsibility to remediate contamination, if any, at the Panama City Mill site.

    On January 22, 1996, the United States of America filed a suit against the Company in the United States District Court for the District of Montana seeking injunctive relief and an unspecified amount in civil penalties based on the alleged failure of the Company to comply with certain provisions of the Clean Air Act ("CAA"), its implementing regulations, and the Montana State Implementation Plan at the Company's Missoula, Montana kraft pulp mill (the "Missoula Mill"). The complaint specifically alleges that the Company exceeded the 20% opacity limitation for recovery boiler emissions; failed to properly set the span on a recovery boiler continuous emissions monitor; and concealed the emission of an air contaminant by improperly venting non-condensible gases. The statutory penalty for violations of the CAA is $25,000 per day for each day of violation. The Company has engaged in extensive negotiations with EPA and the United States Department of Justice to settle this matter while vigorously contesting the allegations. While it is premature to predict the outcome of this matter at this time, negotiators for the Company and the United States have reached an agreement in principle to settle this case, which currently is expected to include a penalty of $300,000.

    In a related matter, on November 27, 1995, the Company received notice from several environmental groups that they intended to file citizens suits under the CAA, the Federal Water Pollution Control Act ("CWA") and the Emergency Planning and Community Right-to-Know Act ("EPCRA") against the Company based on alleged violations of those Acts at the Missoula Mill. In December, 1995, representatives of the Company met with representatives of the groups that sent the notice to discuss the Company's position that the majority of the alleged violations were not in excess of applicable permit limits or were excused because they occurred during reported malfunctions, start-up or shutdown conditions. On January 29, 1996, a Complaint was filed by the Montana Coalition for Health, Environmental and Economic Rights Inc., Cold Mountain, Cold Rivers, Inc. and Native Forest Network, Inc. (collectively "Plaintiffs") in the United States District Court for the District of Montana alleging numerous violations of the provisions of the CAA, the CWA and the EPCRA. On February 7, 1996, Plaintiffs filed an Amended Complaint seeking (1) a declaratory judgment that the Company has violated Section 301(a) of the CWA, Section 502(a) of the CAA and Section 313 of the EPCRA; (2) injunctive relief enjoining the Company from operating the Missoula Mill in a manner as will result in further violations of the CAA, CWA and EPCRA; and (3) civil penalties of $25,000 per day for each day of alleged violation. The Company has engaged in negotiations with Plaintiffs to settle this matter, and in December 1996 the parties reached an agreement in principle, which is currently expected to include a penalty of $100,000. No assurance can be given that a definitive settlement agreement will be entered into by the parties or approved by the Court.

    In addition, the Company is from time to time subject to litigation and governmental proceedings regarding environmental matters in which injunctive and/or monetary relief is sought. The Company has been named as a potentially responsible party ("PRP") at a number of sites which are the subject of remedial activity under the federal Comprehensive Environmental Response, Compensation and Liability

Act of 1980 ("CERCLA" or "Superfund") or comparable state laws. Although the Company is subject to joint and several liability imposed under Superfund, at most of the multi-PRP sites there are organized groups of PRPs and costs are being shared among PRPs.

    The Company is involved in contractual disputes, administrative and legal proceedings and investigations of various types. Although any litigation, proceeding or investigation has an element of uncertainty, the Company believes that the outcome of any such dispute, proceeding or investigation which is pending or threatened, or all of them combined, would not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

                              DESCRIPTION OF UNITS

    Each Unit consists of one Debenture and one Interest Certificate. The Interest Certificate is not detachable from the Debenture, and the Debentures and the Interest Certificates are not separately transferable. The Units are an issue of the Company's Senior Subordinated Debt Securities (described in the accompanying Prospectus as "Offered Debt Securities"). The following description of the Units supplements, and should be read in conjunction with, statements under "Description of Debt Securities" and "Description of Debt Securities--Particular Terms of the Senior Subordinated Debt Securities" in the accompanying Prospectus. The Units will be issued under an Indenture dated as of March 15, 1992, as supplemented (the "Senior Subordinated Indenture"), between the Company and The Bank of New York, as Trustee (the "Senior Subordinated Trustee"). The following summaries of certain provisions of the Units and the Senior Subordinated Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Senior Subordinated Indenture, including the definitions therein of certain terms. The terms of the Units will include those stated in the Senior Subordinated Indenture and those made a part of the Senior Subordinated Indenture by reference to the Trust Indenture Act. The Units will be subject to all such terms, and prospective investors are referred to the Senior Subordinated Indenture and the Trust Indenture Act for a statement thereof. Certain capitalized terms under this caption are defined in the Senior Subordinated Indenture.

SUBORDINATION AND RANKING

    The payment of the principal of, interest on or any other amounts due on the Units will be subordinated in right of payment of the prior payment in full of all Senior Indebtedness of the Company. No payment on account of principal of, redemption of, interest on or any other amounts due on the Units and no redemption, purchase or other acquisition of the Units may be made unless (i) full payment of amounts then due for principal, sinking funds, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceedings), penalties, reimbursement or indemnification amounts, fees and expenses, and of all other amounts then due on all Senior Indebtedness have been made or duly provided for pursuant to the terms of the instrument governing such Senior Indebtedness, and
(ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Indebtedness or any agreement pursuant to which any Senior Indebtedness has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Indebtedness being declared due and payable. In addition, the Senior Subordinated Indenture provides that if the holders of any Senior Indebtedness notify the Company and the Senior Subordinated Trustee that a default has occurred giving the holders of such Senior Indebtedness the right to accelerate the maturity thereof, no payment on account of principal, sinking fund or other redemption, interest or any other amounts due on the Units and no purchase, redemption or other acquisition of the Units will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of
(A) the date on which such event of default shall have been cured or waived or
(B) 180 days from the date notice is received. Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Indebtedness may be given during any period of 360 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Indebtedness during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company or acceleration of the principal amount due on the Units because of any Event of Default, all Senior Indebtedness must be paid in full before the Holders of the Units are entitled to any payments whatsoever.

    The Senior Subordinated Indenture does not restrict the amount of Senior Indebtedness or other indebtedness of the Company or any subsidiary of the Company, except that the Company may not incur any Indebtedness which is senior to the Units but subordinate to Senior Indebtedness. As of March 31, 1997, the Company's outstanding Senior Indebtedness was approximately $3.6 billion.

    As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Units may recover ratably less than secured creditors or other general creditors of the Company.

    The payment of the principal of, interest on or any other amounts due on Junior Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Units. The Units are subordinate to the indebtedness under the Credit Agreement and Company's 12 5/8% Senior Notes due July 15, 1998, 11 7/8% Senior Notes due December 1, 1998, 9 7/8% Senior Notes due February 1, 2001, 10 3/4% First Mortgage Notes due October 1, 2002, 11 1/2% Senior Notes due October 1, 2004, Rating Adjustable Senior Notes due August 1, 2016 and the Company's guaranty of 11 1/2% Senior Notes due 2006 issued by Stone Container Finance Company of Canada. The Senior Subordinated Debt Securities will rank PARI PASSU with the Company's 10 3/4% Senior Subordinated Notes due June 15, 1997, 11% Senior Subordinated Notes due August 15, 1999, 10 3/4% Senior Subordinated Debentures due April 1, 2002, and 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000. The Units are senior to the Company's
6 3/4% Convertible Subordinated Debentures due February 15, 2007.

    At March 31, 1997, the Company had approximately $1.0 billion of borrowings outstanding under the Credit Agreement, and approximately $497 million principal amount of First Mortgage Notes outstanding.

PRINCIPAL, MATURITY AND INTEREST

    The Units will mature on April 1, 2002. The Debentures will bear interest at a rate per annum of 10 3/4%. Pursuant to the Interest Certificates, interest will accrue on the outstanding principal amount of the Debentures at the rate of an additional 1 1/2% per annum, and, accordingly, the Units will bear interest in the aggregate as set forth on the cover page of this Prospectus Supplement. Interest on the Units is payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997, to the holders of record at the close of business on the March 15 or September 15 next preceding such interest payment date (whether or not a business day). The Units do not provide for a sinking fund.

OPTIONAL REDEMPTION

    The Units may be redeemed at the option of the Company, in whole or from time to time in part, on and after the date of this Prospectus Supplement, on not less than 30 nor more than 45 days' notice by first class mail, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period beginning April 1 of the year indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

YEAR                                                                                              REDEMPTION PRICE
1997............................................................................................       105.3750%
1998............................................................................................       102.6875
1999 and thereafter.............................................................................       100.0000

    If less than all of the Units are to be redeemed, the Senior Subordinated Trustee will select Units for redemption pro rata or by lot. If any Unit is to be redeemed in part only, a new Unit or Units in principal amount equal to the unredeemed portion thereof will be issued.

MINIMUM NET WORTH INTEREST RATE ADJUSTMENT

    In the event that the Company's Net Worth is below $500 million at the end of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, the "Failure Date"), then (i) the interest rate on the Units shall be reset as of the first day of the second following fiscal quarter (the "Reset Date") to a rate per annum (the "Reset Rate") equal to the greater of (x) the initial interest rate on the Units, as set forth on the cover page of this Prospectus Supplement (the "Initial Interest Rate") or (y) the sum of 500 basis points and the highest of the Two Year Treasury Rate, the Seven Year Treasury Rate or the Ten Year Treasury Rate (as such terms are defined below), (ii) on the first interest payment date following the Reset

Date, the interest rate on the Units shall increase by 50 basis points and (iii) the interest rate on the Units shall further increase by an additional 50 basis points on each succeeding interest payment date. Notwithstanding clauses (i),
(ii) and (iii) above, in no event shall the interest rate on the Units at any time exceed the Initial Interest Rate by more than 200 basis points. If the Company's Net Worth equals or exceeds $500 million as of the last day of any fiscal quarter subsequent to the Failure Date, then the interest rate on the Units shall return to the Initial Interest Rate as of the first day of the second following fiscal quarter. Interest rate adjustments with respect to the Units shall be made only to the Debentures and not to the Interest Certificates. See "Description of Debt Securities--Particular Terms of the Senior Subordinated Debt Securities--Certain Covenants--Minimum Net Worth Interest Rate Adjustment" in the accompanying Prospectus.

    For purposes of this Prospectus Supplement, certain defined terms have the following meanings:

    "TWO YEAR TREASURY RATE", "SEVEN YEAR TREASURY RATE" and "TEN YEAR TREASURY RATE" mean the arithmetic averages (rounded to the nearest basis point) of the weekly average per annum yield to maturity values adjusted to constant maturities of two years, seven years and ten years, respectively, for the four full weeks ending on the seventh business day prior to a Reset Date (the "Rate Determination Period") as determined from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (x) constructed daily by the United States Treasury Department (i) as published by the Federal Reserve Board in its Statistical Release H.15 (519), "Selected Interest Rates," which weekly average yield to maturity values currently are set forth in such Statistical Release under the caption "U.S. Government Securities--Treasury Constant Maturities--2 Years," "U.S. Government Securities--Treasury Constant Maturities--7 Years" and "U.S. Government Securities--Treasury Constant Maturities--10 Years," respectively, or (ii) if said Statistical Release H.15(519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15(519) or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government Department or agency, or (y) if the United States Treasury Department shall not then be constructing such yield curves, then as constructed by the Federal Reserve Board or any other United States Government Department or agency and published as set forth in (x) above. However, if the Two Year Treasury Rate, the Seven Year Treasury Rate or the Ten Year Treasury Rate cannot be determined as provided above, then such treasury rate shall be the arithmetic average (rounded to the nearest basis point) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively trading issues of non-interest bearing United States Treasury fixed interest rate securities with a maturity of not less than 21 months nor more than 27 months, not less than 81 months nor more than 87 months, or not less than 117 months nor more than 123 months, respectively, from such Business Day (1) as published in THE WALL STREET JOURNAL or (2) if THE WALL STREET JOURNAL shall cease publication, based on average asked prices (or yields) as quoted by each of three United States Government securities dealers of recognized national standing selected by the Company.

CHANGE OF CONTROL

    As of March 31, 1997, the Company had approximately $1.3 billion of Specified Bank Debt, including commitments under the Credit Agreement. See "Description of Debt Securities--Particular Terms of the Senior Subordinated Debt Securities--Change of Control" in the accompanying Prospectus.

DEFEASANCE

    The Units are subject to Defeasance as described in "Description of Debt Securities--Particular Terms of the Senior Subordinated Debt
Securities--Defeasance" in the accompanying Prospectus.

BOOK-ENTRY ONLY ISSUANCE

    The Depository Trust Company ("DTC"), New York, New York, will act as securities depository for the Units (the "Securities Depository"). The Units will be issued as one or more fully-registered global securities registered in the name of Cede & Co., as nominee for DTC, and such global securities will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC (such participants or the participants of any successor Securities Depository are herein referred to as "Participants" or "DTC Participants"). DTC also facilitates the settlement among DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and the Participants are on file with the Securities and Exchange Commission.

    Purchases of beneficial ownership interests in the Units under the DTC system must be made by or through Participants, which will receive a credit for the Units on DTC's records. The ownership interest of each actual purchaser of a Unit ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written communication from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests of the Units are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Units, except in the event that use of the book-entry system for the Units is discontinued as described below.

    To facilitate subsequent transfers, all Units deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Units with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Units. DTC's records reflect only the identity of the Participants to whose accounts such Units are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    CONVEYANCE OF NOTICES AND OTHER COMMUNICATIONS BY DTC TO PARTICIPANTS, BY PARTICIPANTS TO INDIRECT PARTICIPANTS, AND BY PARTICIPANTS AND INDIRECT PARTICIPANTS TO BENEFICIAL OWNERS WILL BE GOVERNED BY ARRANGEMENTS AMONG THEM, SUBJECT TO ANY STATUTORY OR REGULATORY REQUIREMENTS AS MAY BE IN EFFECT FROM TIME TO TIME.

    Notices of redemption of Units will be sent to Cede & Co. If less than all of the Units are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the Units. Under its usual procedures, DTC mails an "Omnibus Proxy" to the Company as soon as possible after the record date. The "Omnibus Proxy" assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Units are credited on the record date identified in a listing attached to the "Omnibus Proxy."

    Principal and interest payments on the Units will be made to DTC. DTC's practice is to credit DTC Participants' accounts on a payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on a payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participant and not of DTC, the Senior Subordinated Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, premium, if any, and interest on the Units represented by any global securities will be made to DTC. Disbursement of such payments to Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of the Participants and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to the Units at any time by giving reasonable notice to the Company or the Senior Subordinated Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing Units will be required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, certificates representing Units will be printed and delivered.

    THE INFORMATION PROVIDED IMMEDIATELY ABOVE UNDER THIS CAPTION HAS BEEN PROVIDED BY DTC. NO REPRESENTATION IS MADE BY THE COMPANY OR THE UNDERWRITERS AS TO THE ACCURACY OR ADEQUACY OF SUCH INFORMATION PROVIDED BY DTC OR AS TO THE ABSENCE OF MATERIAL ADVERSE CHANGES IN SUCH INFORMATION SUBSEQUENT TO THE DATE HEREOF.

    FOR SO LONG AS THE UNITS ARE REGISTERED IN THE NAME OF DTC OR ITS NOMINEE, CEDE & CO., THE COMPANY AND THE SENIOR SUBORDINATED TRUSTEE WILL RECOGNIZE ONLY DTC OR ITS NOMINEE, CEDE & CO., AS THE REGISTERED OWNER OF THE UNITS FOR ALL PURPOSES, INCLUDING PAYMENTS, NOTICES (INCLUDING NOTICES OR REDEMPTION OR MANDATORY TENDER) AND VOTING.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of Units to United States persons that purchase Units at their original issuance. Each Unit will be treated as one debt instrument for federal income tax purposes, all interest payable on a Unit will be "qualified stated interest," and such interest will be taken into account by each holder thereof in accordance with its method of accounting.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), each of the Underwriters named below (the "Underwriters") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the principal amount of Units set forth opposite its name below:

                                                                                        PRINCIPAL AMOUNT
UNDERWRITER                                                                                 OF UNITS
--------------------------------------------------------------------------------------  ----------------

Donaldson, Lufkin & Jenrette Securities Corporation...................................      165,000,000
BT Securities Corporation.............................................................      110,000,000
                                                                                        ----------------
  Total...............................................................................   $  275,000,000
                                                                                        ----------------
                                                                                        ----------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase and accept delivery of the Units offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. If any Units are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Units must be purchased.

    The Underwriters propose initially to offer the Units directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not to exceed 0.40% of the principal amount of the Units. The Underwriters may allow, and such dealers may reallow, discounts not in excess of 0.25% of the principal amount of the Units to certain other dealers. After the initial public offering of the Units, the offering price, the concession and reallowance and other selling terms may be changed by the Underwriters.

    Although the Units have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, the Units are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that, following completion of the initial offering of the Units, they presently intend to make a market in the Units although they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Units will develop or, if such a market develops, as to the liquidity of the trading market for the Units.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Units. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. Underwriters may bid for and purchase Units in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase Units in the open market to stabilize the price of the Units. These activities may stabilize or maintain the market price of the Units above independent market levels. The Underwriters are not required to engage in these activities, and may end these activities at any time.

    The Company has agreed that, for a period of thirty days from the date of the issuance of the Units, without the consent of the Underwriters, neither the Company nor any subsidiary of the Company (except in limited circumstances) will
(i) file with the Securities and Exchange Commission or publicly announce its intent to file any registration statement under the Act, or pre-effective amendment to any registration statement under the Act relating to debt securities (other than industrial development bonds) or (ii) enter into any agreement for or consummate the sale of, or publicly announce its intent to sell, any debt securities (other than the Units and the other financings discussed in this Prospectus Supplement).

    Donaldson, Lufkin & Jenrette Securities Corporation from time to time performs investment banking and other financial advisory services for the Company for which it receives customary compensation.

    BT Securities Corporation from time to time performs investment banking and other financial advisory services for the Company for which it receives customary compensation. Bankers Trust Company ("Bankers Trust"), an affiliate of BT Securities Corporation, is the agent and a lender under the Credit Agreement. Bankers Trust and its affiliates from time to time provide commercial banking and other services to the Company for which it receives customary compensation.

                                 LEGAL MATTERS

    The validity of the Units offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company (who owns shares of Common Stock of the Company) and Sidley & Austin, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Chicago, Illinois.

PROSPECTUS
                      [LOGO]   STONE CONTAINER CORPORATION

                                 $1,000,000,000

               PREFERRED STOCK, COMMON STOCK, DEPOSITARY SHARES,
                 STOCK WARRANTS, DEBT SECURITIES, DEBT WARRANTS
                               ------------------

    Stone Container Corporation (the "Company") may offer from time to time (i) its unsecured debt securities (the "Debt Securities"), which may be either senior (the "Senior Debt Securities") or senior subordinated (the "Senior Subordinated Debt Securities"), (ii) warrants to purchase Debt Securities (the "Debt Warrants"), (iii) shares of its common stock, par value $.01 per share (the "Common Stock"), (iv) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares evidenced by depositary receipts (the "Depositary Shares"), and (v) warrants to purchase shares of its Common Stock (the "Stock Warrants"). The Debt Securities, Debt Warrants, Common Stock, Preferred Stock, Depositary Shares and Stock Warrants (collectively, the "Securities") may be offered separately or together and will be offered in amounts, at prices and on terms to be determined at the time of offering. The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $1,000,000,000 initial aggregate public offering price (or the equivalent in foreign currency or currency units).

    The Senior Debt Securities will rank equally in right of payment with all other Senior Indebtedness (as defined) of the Company. The Senior Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness of the Company and senior in right of payment to all Junior Subordinated Indebtedness (as defined) of the Company.

    Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the initial offering price of the Securities, the listing on any securities exchange, other special terms, and (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currency in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions and any terms for conversion into Common Stock, (ii) in the case of Debt Warrants and Stock Warrants, the Debt Securities and Common Stock, respectively, for which each such Warrant is exercisable, the exercise price, duration, detachability and call provisions, (iii) in the case of Common Stock, the number of shares, the initial public offering price and the other terms of the offering and sale thereof, and (iv) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, voting and other rights and any terms for exchange for Debt Securities or conversion into Common Stock, and whether interests in the Preferred Stock will be represented by Depositary Shares. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities ("Global Securities").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Company may sell the Securities to or through underwriters or dealers, and may also sell Securities directly to other purchasers or through agents. See "Plan of Distribution." The Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them.

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                The date of this Prospectus is February 5, 1997

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company heretofore filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

        2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

        3. The Company's Current Reports on Form 8-K dated May 16, 1996, June 28, 1996, July 19, 1996, July 25, 1996 and December 18, 1996; and

        4. The Company's Registration Statement on Form 8-A, dated July 27, 1988, as amended by Forms 8, dated August 2, 1990 and June 8, 1996, with respect to the Series D Rights (as defined herein).

    All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus or any Prospectus Supplement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or such Prospectus Supplement to the extent that a statement contained herein, therein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference in this Prospectus or in such Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Investor Relations Department, Stone Container Corporation, 150 North Michigan Avenue, Chicago, Illinois 60601, telephone (312) 346-6600.

    This Prospectus and the accompanying Prospectus Supplement include "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including any special considerations included or incorporated by reference in this Prospectus and any Prospectus Supplement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and any Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                                  THE COMPANY

    The Company is a major international pulp and paper company engaged principally in the production and sale of paper, packaging products and market pulp. The Company believes that it is the world's largest producer of unbleached containerboard and kraft paper and the world's largest converter of those products into corrugated containers and paper bags and sacks. The Company also believes that it is one of the world's largest paper companies in terms of annual tonnage, having produced approximately 8.0 million and 7.9 million total tons of paper and pulp in 1995 and 1994, respectively. The Company produced approximately 5.0 million and 5.2 million tons of unbleached containerboard and kraft paper in 1995 and 1994, respectively, which accounted for approximately 63% and 66% of its total tonnage produced for 1995 and 1994, respectively. The Company had net sales of approximately $7.4 billion and $5.7 billion in 1995 and 1994, respectively, and had net income of $255.5 million in 1995 and a net loss of $204.6 million in 1994. The Company owns or has an interest in 129 manufacturing facilities in the United States, 30 in Canada, 16 in Germany, seven each in France and Venezuela, four in Spain, three each in Argentina and Mexico, two each in Australia, Belgium and the United Kingdom and one each in Chile, the Netherlands and China. These facilities include 32 mills. A substantial portion of the assets of the Company have been pledged to secure certain Senior Indebtedness of the Company. The Company also maintains sales offices in the United States, Canada, the United Kingdom, Germany, Belgium, France, Mexico, China and Japan and has forestry operations in Costa Rica and Venezuela.

PAPERBOARD AND PAPER PACKAGING

    The Company believes that its integrated unbleached paperboard and paper packaging business is the largest in the world with 21 mills and 159 converting plants located throughout North America and in South America, Europe, Australia and China. The major products in this business are containerboard and corrugated containers, which are primarily sold to a broad range of manufacturers of consumable and durable goods; kraft paper and paper bags and sacks, which are sold primarily to supermarket chains, retailers of consumer products and, in the case of multiwall shipping sacks, to the agricultural, chemical and cement industries; and boxboard and folding cartons, which are sold to manufacturers of consumable goods and other box manufacturers. The unbleached packaging business of the Company has an annual capacity of approximately 5.5 million tons and is more than 80% integrated. In 1995, total sales for the paperboard and paper packaging business of the Company were approximately $5.4 billion, or approximately 74% of total consolidated sales.

MARKET PULP

    The Company believes it is a major producer of market pulp in North America. The Company owns and operates four market pulp mills in North America, and holds a 45% interest (through its 90% owned subsidiary Stone Venepal (Celgar) Pulp, Inc. ("SVCPI")) in the Celgar mill in Castlegar, British Columbia (the "Celgar mill"). These five mills have the capacity to produce 1.2 million tons of market pulp annually and produced 1.1 million tons in 1995 (including 45% of the production at the Celgar mill). In addition, Stone-Consolidated Corporation ("Stone-Consolidated"), in which the Company has an equity interest of approximately 47%, owns and operates the Fort Frances, Ontario mill, which has an annual capacity of approximately 130,000 tons of market pulp. The geographic diversity of the Company's mills enables the Company to offer its customers a product mix of bleached northern and southern hardwood and bleached northern softwood pulp. Market pulp is sold to manufacturers of paper products, including fine papers, photographic papers, tissue and newsprint.

NEWSPRINT AND UNCOATED GROUNDWOOD PAPER

    The Company believes that Stone-Consolidated is the largest producer of uncoated groundwood paper in North America and one of the two largest in the world, and the second largest producer and largest marketer of newsprint in the world, with an annual production capacity of 2.4 million tons of newsprint (including the Company's newsprint mill in Snowflake, Arizona, the entire production of which is sold by Stone-Consolidated on a commission basis, and Boise Cascade Corporation's newsprint mill in DeRidder, Louisiana, the entire production of which is purchased at a discount and sold by Stone-Consolidated). Newsprint is marketed to newspaper publishers and commercial printers. Uncoated groundwood paper is sold for use primarily in newspaper inserts, retail store advertising fliers, magazines, telephone directories and as computer paper.

                                USE OF PROCEEDS

    Unless otherwise specified in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, the repayment or refinancing of indebtedness, future acquisitions and/or capital expenditures. Pending application of the net proceeds for specific purposes, such proceeds may be invested in short-term or marketable securities.

                                     RATIOS

    The following table sets forth the ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends of the Company and its consolidated subsidiaries for the periods indicated.

                                                                       NINE MONTHS             FISCAL YEAR ENDED DECEMBER 31,
                                                                          ENDED          ------------------------------------------
                                                                    SEPTEMBER 30, 1996     1995       1994       1993       1992
                                                                   --------------------  ---------  ---------  ---------  ---------

Ratio of Earnings to Fixed Charges(a)............................          (b)                2.52     (b)        (b)        (b)
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends(a)...................................................          (c)                2.45     (c)        (c)        (c)


                                                                     1991
                                                                   ---------
Ratio of Earnings to Fixed Charges(a)............................     (b)
Ratio of Earnings to Fixed Charges and Preferred Stock
  Dividends(a)...................................................     (c)

------------------------

(a) Earnings consist of pre-tax earnings from continuing operations before fixed charges adjusted for minority interest in consolidated subsidiaries, preferred stock dividend requirements of a majority owned subsidiary and undistributed (earnings) losses of non-consolidated subsidiaries. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense, rent expense which is deemed representative of an interest factor and preferred stock dividend requirements of a majority owned subsidiary for 1991, 1992, 1993 and 1994.

(b) The Company's earnings for the nine months ended September 30, 1996 and the years ended December 31, 1994, 1993, 1992 and 1991 were insufficient to cover fixed charges by $114.6 million, $168.1 million, $466.5 million, $270.1 million and $94.6 million, respectively.

(c) The Company's earnings for the nine months ended September 30, 1996 and the years ended December 31, 1994, 1993, 1992 and 1991 were insufficient to cover fixed charges and preferred stock dividends by $120.6 million, $176.2 million, $474.6 million, $277.0 million and $94.6 million, respectively.

                                CREDIT AGREEMENT

CREDIT AGREEMENT

    In October 1994, the Company entered into a certain Credit Agreement which was amended and restated in March 1996 and further amended in June 1996 and December 1996 (as amended, the "Credit Agreement"). The Credit Agreement consists of a $400 million senior secured term loan maturing through April 1, 2000 (the "Initial Term Loan"), $390 million of additional senior secured term loans maturing through October 1, 2003 (the "Additional Term Loans"), a $560 million senior secured revolving credit facility commitment maturing May 15, 1999. The Credit Agreement also provides for the issuance of letters of credit which, to the extent utilized, will serve to reduce borrowing availability under the revolving credit facility of the Credit Agreement. All indebtedness under the Credit Agreement is secured by a substantial portion of the assets of the Company.

    The following summaries of certain provisions of the Credit Agreement do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Credit Agreement, including the definitions therein of certain terms. Certain capitalized terms under this caption are defined in the Credit Agreement.

    MATURITIES AND MANDATORY PREPAYMENTS

    The $400 million Initial Term Loan will mature on April 1, 2000. Amounts outstanding under the Initial Term Loan amortize on a semi-annual basis (April 1 and October 1) based upon the applicable percentage of the principal amount of the Initial Term Loan. Amortization amounts are .5% of principal amount for the period from April 1, 1995 through April 1, 1999, 47.5% on October 1, 1999 and 48.0% on April 1, 2000. The $390 million Additional Term Loans will mature on October 1, 2003. Amounts outstanding under the Additional Term Loans amortize on a semi-annual basis (April 1 and October 1) based upon the applicable percentage of the initial principal amount of such Additional Term Loans. Amortization amounts for the $200 million component of the Additional Term Loans are .5% of principal amount for the period from April 1, 1996 through October 1, 2002 and 46.5% April 1 and October 1, 2003. Amortizations for the $190 million component of the Additional Term Loans are .5% of principal amount for the period from October 1, 1996 through October 1, 2002, 46.5% on April 1, 2003 and 47% on October 1, 2003. The $560 million revolving credit facility will mature on May 15, 1999.

    Mandatory prepayments are required under the Initial Term Loan and Additional Term Loans under the Credit Agreement as follows: (i) 50% (subject to performance-related step downs to 25%) of Excess Cash Flow (as defined in the Credit Agreement) for each fiscal quarter, excluding the first $50 million of Excess Cash Flow in each fiscal year; (ii) 100% of the net proceeds of (a) the issuance or incurrence of additional indebtedness (excluding certain specified refinancings and $400 million (the "Debt Basket") of other debt), and (b) certain non-ordinary course asset sales (excluding $300 million (the "Asset Basket") of proceeds from such sales (other than sales of Collateral (as defined in the Credit Agreement) or collateral under the Credit Agreement pledged to the lenders under the Credit Agreement (the "Bank Collateral")), in each case for which substitute collateral is not provided). The lenders under the Credit Agreement have waived the mandatory prepayment from Excess Cash Flow requirement for the fiscal quarters ending June 30, 1995 through and including March 31, 1996. Additionally, the Company has no mandatory prepayments under the $190 million portion of the Additional Term Loans until September 30, 1997, and lenders of approximately 81% of the principal amount of the other term loans have waived mandatory payments until September 30, 1997. All mandatory prepayments (except mandatory redemptions related to sales of Bank Collateral) will be allocated entirely against the Initial Term Loan and Additional Term Loans amortization in inverse order of maturity. In addition, mandatory prepayments from sales of Bank Collateral (unless substitute collateral has been provided) will be allocated pro rata between the Initial Term Loan and Additional Term Loans (and applied in inverse order of maturity) on the one hand and the revolving credit facility, on the other, and, in the case of the revolving credit facility, will result in a corresponding permanent commitment reduction.

    At the Company's request, the holders of loans under the Initial Term Loan or Additional Term Loans may, acting individually, waive their individual right to any mandatory prepayment, in which case the amounts otherwise payable to such holders may be retained by the Company. The cash flow in excess of the required mandatory repayment, the net proceeds from the Asset Basket, and waived prepayment obligations may be used for (i) general corporate purposes, (ii) capital expenditures, acquisitions or investments in excess of annual limitations (without reducing permitted basket amounts) and (iii) prepayment of debt securities, however, the net proceeds from the issuance of indebtedness permitted under the provisions of the Debt Basket may only be used for the prepayment of debt securities ("Permitted Uses").

    The Company is also permitted to voluntarily reduce the unutilized portion of the revolving credit facility and voluntarily prepay the Initial Term Loan and Additional Term Loans, with voluntary Initial Term Loan and Additional Term Loans prepayments to be applied against amortization in inverse order of maturity. Voluntary prepayments of the Initial Term Loan and Additional Term Loans must be proportionate with one another.

    INTEREST RATES

    The Credit Agreement permits the Company to choose among various interest rate options for the revolving credit facility and the term loans and to specify the interest rate period to which the interest rate options are to apply, subject to certain parameters. The applicable interest rate options available to the Company are: (i) under the revolving credit facility (a) the higher of (1) Bankers Trust Company's prime rate and (2) the Federal Funds Effective Rate plus 1/2 of 1% (the alternative base rate ("ABR")) plus, in the case of (1) or (2), 1 5/8% per annum or (b) the London Interbank Offered Rate ("LIBOR") plus 2 5/8% per annum; (ii) under the Initial Term Loan, ABR plus 2 1/8% per annum or LIBOR plus 3 1/8% per annum; and (iii) under the Additional Term Loans, ABR plus 2 3/8% per annum or LIBOR plus 3 3/8% per annum. Upon achievement of specified indebtedness ratios and cash flow coverage ratios or other performance related tests, the interest rate margins for the revolving credit facility will be reduced. Additionally, the Company pays a 1/2% commitment fee on the unused portions of the revolving credit facility but without giving effect to reductions in availability for letters of credit outstanding. The Company will pay a fee on the outstanding letters of credit issued under the revolving credit facility at a rate equal to LIBOR plus 2 1/8% plus any applicable facing fee.

    SECURITY

    All indebtedness under the Credit Agreement is secured by a substantial portion of the assets of the Company. Loans and letters of credit under the Credit Agreement are secured by a mortgage on the following mills and box plants owned or leased by the Company or its subsidiaries, as well as liens on the machinery, equipment and inventory located at each mill or box plant. Paper mills securing indebtedness under the Credit Agreement consist of the Company's mills located in Snowflake, Arizona; Panama City, Florida; Jacksonville, Florida; Port Wentworth, Georgia; Florence, South Carolina; Hopewell, Virginia; Hodge, Louisiana; and Coshocton, Ohio; and box plants securing indebtedness under the Credit Agreement consist of 45 owned box plants and 32 leased box plants. The mill in Jacksonville, Florida was added to the Collateral secured under the Credit Agreement pursuant to an amendment thereto dated as of December 18, 1996. The owned box plants may be released as Collateral if (i) the Company pledges such owned box plants to secure the issuance of additional indebtedness,
(ii) such additional indebtedness is limited to an aggregate amount of $100 million and has a loan to asset value of 200%, and (iii) the proceeds of any such additional indebtedness are used to repay indebtedness due prior to May 1999.

COVENANTS

    The Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios. Additionally, the term loan portions of the Credit Agreement provide for mandatory prepayments from sales of certain assets, certain debt financings and a percentage of excess cash flow (as defined). The Company's bank lenders, at the Company's optional request, may at their option, waive the receipt of certain mandatory prepayments. Any mandatory and voluntary prepayments are allocated against the term loan amortization in inverse order of maturity. Mandatory prepayments from sales of collateral, unless replacement collateral is provided, will be applied ratably to the term loans and revolving credit facility, permanently reducing the loan commitments under the Credit Agreement. The Credit Agreement also contains cross-default provisions to the indebtedness of $10 million or more of the Company and certain of its subsidiaries.

    INDEBTEDNESS RATIO

    The Company is required to have an indebtedness ratio (ratio of total consolidated indebtedness to consolidated net worth plus total consolidated indebtedness, as such terms are defined in the Credit Agreement) not exceeding the following amounts as of the end of each fiscal quarter ending on a date as indicated below:

FISCAL QUARTER                                                                         RATIO
December 31, 1994 through March 31, 1998...........................................  .85 to 1
June 30, 1998 through September 30, 1998...........................................  .83 to 1
December 31, 1998..................................................................  .80 to 1
March 31, 1999.....................................................................  .78 to 1
June 30, 1999 and thereafter.......................................................  .75 to 1

    At September 30, 1996, the Company's indebtedness ratio was .78 to 1.

    INTEREST COVERAGE RATIO

    The Company is required to have an interest coverage ratio (ratio of earnings before interest, taxes, depreciation and amortization to interest expense, as such terms are defined in the Credit Agreement) of at least the following ratios at the end of each fiscal quarter, calculated for the most recent four fiscal quarters as indicated below:

DATE                                                                                  RATIO
December 31, 1996.................................................................  1.00 to 1
March 31, 1997....................................................................   .65 to 1
June 30, 1997.....................................................................   .65 to 1
September 30, 1997................................................................   .75 to 1
December 31, 1997.................................................................  1.00 to 1
March 31, 1998....................................................................  1.00 to 1
June 30, 1998.....................................................................  1.25 to 1
September 30, 1998................................................................  1.50 to 1
December 31, 1998.................................................................  1.75 to 1
March 31, 1999 and thereafter.....................................................  2.00 to 1

    At September 30, 1996, the Company's interest coverage ratio was 1.95 to 1.

    The Credit Agreement further provides that in the event that the Company fails to maintain an interest coverage ratio as provided above as of the end of any fiscal quarter ending on September 30, 1997, December 31, 1997, June 30, 1998, September 30, 1998, December 31, 1998 or March 31, 1999, the Company may satisfy the interest coverage ratio requirements on any two such dates by having an interest coverage ratio of at least the following ratios at the end of such fiscal quarter, calculated for the period of such fiscal quarter rather than on a four-quarter basis:

DATE                                                                                  RATIO
September 30, 1997................................................................  1.00 to 1
December 31, 1997.................................................................  1.25 to 1
June 30, 1998.....................................................................  1.50 to 1
September 30, 1998................................................................  1.75 to 1
December 31, 1998.................................................................  2.00 to 1
March 31, 1999....................................................................  2.25 to 1

    RESTRICTIONS AND INVESTMENTS IN SUBSIDIARIES AND GUARANTEES; CROSS-DEFAULTS

    The Credit Agreement contains restrictions on investments in Stone-Consolidated and SVCPI. The Company is also not permitted to guarantee the indebtedness of Stone-Consolidated or SVCPI and there are restrictions on other guarantees. There are also restrictions on transactions with affiliates which are not wholly-owned subsidiaries. Any event of default or default with respect to the Company's or a Subsidiary's (as defined in the Credit Agreement) indebtedness for money borrowed having an aggregate principal amount of $10 million or more constitutes an event of default under the Credit Agreement.

    RESTRICTIONS ON DIVIDENDS

    The Credit Agreement provides that the Company's dividend payments, distributions or purchases of any class of capital stock of the Company and its subsidiaries cannot exceed the sum of an amount (the "Dividend Basket") equal to
(i) 75% of the Consolidated Net Income (as defined in the Credit Agreement) of the Company from October 1, 1994 to the date of payment of such dividends, minus
(ii) 100% of the Consolidated Net Loss (as defined in the Credit Agreement) of the Company from October 1, 1994 to the date of payment of such dividend, plus
(iii) 100% of any net cash proceeds from sales of common stock or certain preferred stock of the Company from the closing date to the date of payment of such dividends, minus (iv) the total of certain permitted investments and permitted capital expenditures, which the Company will be permitted to make in lieu of dividends the Company would be permitted to pay pursuant to this dividend formula. In addition, the Credit Agreement permits the Company to pay dividends on its preferred stock outstanding to the extent permitted by the Company's senior subordinated indenture dated as of March 15, 1992.

    RESTRICTIONS ON INVESTMENTS

    The Credit Agreement restricts the amount available for investments to $50 million until the Company reaches an interest coverage ratio of at least 1.25 to 1.

    RESTRICTIONS ON INCURRENCE OF INDEBTEDNESS

    The Credit Agreement restricts the incurrence of additional indebtedness, subject to certain exceptions (including the refinancing of existing indebtedness).

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued from time to time in one or more series and will constitute either Senior Debt Securities or Senior Subordinated Debt Securities. Senior Debt Securities will be issued under an Indenture, as supplemented (the "Senior Debt Securities Indenture"), between the Company and a trustee to be named prior to the offering of any Senior Debt Securities, as Trustee (the "Senior Debt Securities Trustee"). The Senior Subordinated Debt Securities will be issued under an Indenture dated as of March 15, 1992 (the "Senior Subordinated Debt Securities Indenture"), between the Company and The Bank of New York, as Trustee (the "Senior Subordinated Debt Securities Trustee"). The Senior Debt Securities Indenture and the Senior Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures," and the Senior Debt Securities Trustee and the Senior Subordinated Debt Securities Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees."

    The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indentures, including the definitions therein of certain terms. Certain capitalized terms under this caption are defined in the Indentures.

GENERAL

    The Debt Securities will be unsecured obligations of the Company.

    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the Debt Securities being offered (the "Offered Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Debt Securities; (2) the aggregate principal amount of the Offered Debt Securities;
(3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest and the date from which such interest will accrue; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the terms and conditions, if any, pursuant to which the Offered Debt Securities are convertible into Common Stock;

and (8) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption. For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

    The Senior Debt Securities Indenture contains certain significant restrictive covenants (the "Covenants"). See "--Particular Terms of the Senior Debt Securities--Certain Covenants." The Company may offer one or more series of Senior Debt Securities that contain provisions which could cause some or all of these Covenants to be amended or modified or replaced (in whole or in part) with substitute covenants upon the occurrence of certain specified events. For example, a series of Senior Debt Securities may contain a set of alternative covenants (the "Revised Covenants") that the Company may agree to at the time of the offer and sale of such series. These Revised Covenants would become effective, and the Covenants would be of no further force or effect, upon the earlier of the time at which (i) the Existing Senior Debt (as defined) has been repaid in full or (ii) the covenants of all then-outstanding Existing Senior Debt have been amended such that the Existing Senior Debt covenants are no more restrictive than the Revised Covenants. "Existing Senior Debt" shall mean the Company's 12 5/8% Senior Notes due July 15, 1998, 11 7/8% Senior Notes due December 1, 1998, 9 7/8% Senior Notes due February 1, 2001, 10 3/4% First Mortgage Notes due October 1, 2002, 11 1/2% Senior Notes due October 1, 2004, the Rating Adjustable Senior Notes due August 1, 2016 and the Company's guaranty of 11 1/2% Senior Notes due 2006 issued by Stone Container Finance Company of Canada. In addition, such series of Senior Debt Securities may also provide that if at any time after issuance thereof such series were to be assigned an investment grade rating by a nationally recognized rating agency, then the Covenants or Revised Covenants, as the case may be, would be of no further force or effect and thereafter a separate set of alternative covenants (the "Investment Grade Covenants") appropriate for indebtedness rated investment grade would become effective, comparable to the provisions of the Company's Rating Adjustable Senior Notes due 2016. Once effective, the Investment Grade Covenants would become permanent.

    If the Company determines to offer any such series of Senior Debt Securities, a supplemental indenture to the Senior Debt Securities Indenture will be required. The terms of any such series of Senior Debt Securities, including the specified triggering events and the effects thereof under such Senior Debt Securities and the Senior Debt Securities Indenture (including the effect on or the replacement of covenant provisions) will be described in the Prospectus Supplement relating thereto and a copy of the form of the corresponding supplemental indenture will be filed on a Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part.

    The Company may also determine to revise certain covenants with respect to any series of Senior Subordinated Debt Securities at the time of any offering thereof. Any such revisions will be described in the Prospectus Supplement relating thereto and the copy of the form of the corresponding supplemental indenture to the Senior Subordinated Debt Securities Indenture will be filed on Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

RANKING

    The Senior Debt Securities will rank PARI PASSU in right of payment with all other Senior Indebtedness (as defined) of the Company. The Senior Subordinated Debt Securities will (i) be subordinate in right of payment to all existing and future Senior Indebtedness of the Company, (ii) be senior in right of payment to all existing and future Junior Subordinated Indebtedness (as defined) and (iii) rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness (as defined).

    A substantial portion of the Company's assets currently secure the borrowings outstanding under the Credit Agreement, which are a component of Senior Indebtedness. In addition, the Company's 10 3/4% First Mortgage Notes due October 1, 2002 (the "First Mortgage Notes") are senior secured obligations of the Company, secured by a first ranking lien on four of the Company's containerboard mills. At September 30, 1996, the Company had $763.1 million of term-loan borrowings outstanding under the Credit Agreement, no borrowings outstanding under the revolving credit facilities available under the Credit Agreement, and approximately $500 million principal amount of First Mortgage Notes outstanding.

    Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders to participate in the distribution of or proceeds from those assets) will be effectively subordinated to the claims of such subsidiary's creditors (including trade creditors and holders of debt issued by such subsidiary), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

BOOK-ENTRY DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

    The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global

Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                 PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

    The following description of the Senior Debt Securities sets forth certain general terms and provisions of the Senior Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Debt Securities so offered will be described in the Prospectus Supplement relating to such Senior Debt Securities.

CERTAIN COVENANTS

    MAINTENANCE OF SUBORDINATED CAPITAL BASE

    The Senior Debt Securities Indenture provides that, subject to the exception described in the third following paragraph, in the event that the Company's Subordinated Capital Base is less than $1 billion (the "Minimum Subordinated Capital Base") as at the end of each of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, a "Deficiency Date"), then, with respect to Senior Debt Securities of each series, the Company shall, no later than 60 days after the Deficiency Date (105 days if a Deficiency Date is also the end of the Company's fiscal year), make an offer to all Holders of Senior Debt Securities of each such series to purchase (a "Deficiency Offer") 10% of the principal amount of Senior Debt Securities of each such series originally issued, or such lesser amount as may be Outstanding at the time such Deficiency Offer is made (the "Deficiency Offer Amount"), at a purchase price equal to 100% of principal amount, plus accrued and unpaid interest to the Deficiency Payment Date (as defined below). Thereafter, semiannually the Company shall make like Deficiency Offers for the then applicable Deficiency Offer Amount of Senior Debt Securities of each such series until the Company's Subordinated Capital Base as at the end of any subsequent fiscal quarter shall be equal to or greater than the Minimum Subordinated Capital Base. Notwithstanding the foregoing, after any specified Deficiency Date, the last day of any subsequent fiscal quarter shall not constitute a Deficiency Date (giving rise to an additional obligation under the first sentence of this paragraph) unless the Company's Subordinated Capital Base was equal to or greater than the Minimum Subordinated Capital Base as at the end of a fiscal quarter that followed such specified Deficiency Date and preceded such subsequent quarter.

    Within 60 days (105 days if the Deficiency Date is also the end of the Company's fiscal year) following a Deficiency Date, the Company shall mail a notice to each Holder of Senior Debt Securities of the applicable series in respect of the Deficiency Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Senior Debt Securities). Senior Debt Securities tendered pursuant to a Deficiency Offer will be accepted for payment, in amounts as set forth below, on the date which shall be 20 Business Days from the date such notice is mailed or, if acceptance for payment and payment is not then lawful, on the earliest subsequent Business Day on which acceptance for payment and payment is then lawful (a "Deficiency Payment Date").

    On a Deficiency Payment Date, the Company shall accept for payment Senior Debt Securities of each applicable series or portions thereof tendered pursuant to the Deficiency Offer in an aggregate principal amount equal to the Deficiency Offer Amount or such lesser principal amount of such Senior Debt Securities as shall have been tendered, and deposit with the Paying Agent money sufficient to pay the purchase price of all such Senior Debt Securities or portions thereof so accepted. If the aggregate principal amount of such Senior Debt Securities tendered exceeds the Deficiency Offer Amount, the Company shall select the Senior Debt Securities to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Senior Debt Securities so accepted payment in amounts equal to the purchase prices therefor, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders new Senior Debt Securities of the same series as, and equal in principal amounts to, any unpurchased portion of the Senior Debt Securities surrendered. The Company will publicly announce the results of the Deficiency Offer.

    Notwithstanding the foregoing, in the event that (1) the making of a Deficiency Offer by the Company or (2) the purchase of Senior Debt Securities by the Company in respect of a Deficiency Offer would constitute a default (with the giving of notice, the passage of time or both) with respect to any Specified Bank Debt at the time outstanding, then, in lieu of the making of a Deficiency Offer in the circumstances set forth above, (i) the interest rate on the Senior Debt Securities of each applicable series shall be reset as of the first day of the second fiscal quarter following the Deficiency Date (the "Reset Date") to a rate per annum (the "Reset Rate") equal to the greater of (x) the initial interest rate as set forth on the face of the Senior Debt Security (the "Initial Interest Rate") and (y) the sum of (A) 400 basis points and (B) higher of the Seven Year Treasury Rate and the Ten Year Treasury Rate, (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Senior Debt Securities of each such series, as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Senior Debt Securities of each such series shall further increase by an additional 50 basis points on each succeeding Interest Payment Date. Notwithstanding the foregoing, in no event shall the interest rate on the Senior Debt Securities of any such series at any time exceed the Initial Interest Rate by more than 200 basis points.

    Once the interest rate on the Senior Debt Securities of any series has been reset as set forth above, if the Company's Subordinated Capital Base is equal to or greater than the Minimum Subordinated Capital Base as of the last day of any fiscal quarter subsequent to the Deficiency Date, interest on the Senior Debt Securities of each such series shall return to the Initial Interest Rate effective as of the first day of the second following fiscal quarter; PROVIDED, HOWEVER, that the interest rate on the Senior Debt Securities of each such series shall again be adjusted as set forth above if the Company's Subordinated Capital Base shall thereafter be less than the Minimum Subordinated Capital Base as at the last day of each of any two consecutive subsequent fiscal quarters and if the making of a Deficiency Offer or the purchase of Senior Debt Securities by the Company in respect of a Deficiency Offer would, at such time, constitute a default (with the giving of notice, passage of time or both) with respect to any Specified Bank Debt at the time outstanding.

    The Company shall notify the Trustee of the Reset Rate not later than two Business Days after the Reset Date in the circumstances set forth in the second preceding paragraph. Not later than five Business Days after the Trustee has received such notice from the Company, the Trustee shall mail to each Holder of Senior Debt Securities of the applicable series such notice setting forth the Reset Rate. The Company shall notify the Trustee and the Holders of such Senior Debt Securities promptly when the interest rate on such Debt Securities returns to the Initial Interest Rate as set forth above.

    With respect to any Deficiency Offer, the Company is required to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

    LIMITATION ON FUTURE INCURRENCE OF INDEBTEDNESS

    The Senior Debt Securities Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, any Indebtedness, except: (1) Permitted Indebtedness; and (2) Indebtedness of the Company if at the time thereof and after giving effect thereto the Consolidated Interest Coverage Ratio of the Company, on a pro forma basis for the four most recent quarters, taken as a whole (giving effect to (i) such Indebtedness and (ii) the effect on the Consolidated Cash Flow Available for Fixed Charges of the Company for the then four most recent full fiscal quarters, taken as a whole, as a result of any acquisition of a Person acquired by the Company or any Restricted Subsidiary with the proceeds of such Indebtedness), would be greater than 1.75 to 1. Without limiting the foregoing, the Company shall not, and shall not permit any Restricted Subsidiary to, guarantee, or in any other manner become directly or indirectly liable with respect to or responsible for the payment of, Indebtedness of any Unrestricted Subsidiary in an amount greater than, for all guaranties and undertakings of responsibility by the Company and its Restricted Subsidiaries, 20% of the aggregate amount of Indebtedness of such Unrestricted Subsidiary.

    RESTRICTIONS ON DIVIDENDS

    The Senior Debt Securities Indenture provides that the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of Capital Stock of the Company or to the holders of Capital Stock of the Company as such (other than dividends or distributions payable in shares of Capital Stock of the Company, other than Redeemable Stock) or (2) purchase, redeem or otherwise acquire or retire for value any of the Capital Stock of the Company or options, warrants or other rights to acquire any such Capital Stock, other than acquisitions of Capital Stock or such options, warrants or other rights by any Subsidiary of the Company from the Company (any such transaction included in clause (1) or (2), a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing with respect to any series of the Senior Debt Securities or (b) the Consolidated Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to November 1, 1991, for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceed the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to September 30, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, subsequent to November 1, 1991, of Capital Stock (including Capital Stock issued upon the conversion of, or in exchange for, securities other than Capital Stock and options, warrants or other rights to acquire Capital Stock, but excluding Redeemable Stock), (y) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a Subsidiary of the Company, of Indebtedness of the Company that is converted into Capital Stock of the Company subsequent to November 1, 1991, and (z) $300 million; PROVIDED, HOWEVER, that the retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of Capital Stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted at any time after such declaration.

    LIMITATION ON FUTURE LIENS AND GUARANTIES

    Pursuant to the terms of the Senior Debt Securities Indenture, if the Company or any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of the assets of the Company or a Subsidiary of the Company (whether such assets are owned November 1, 1991 or thereafter acquired) as a security for (1) any Indebtedness or other obligation (whether unconditional or contingent) of the Company that ranks PARI PASSU with the Senior Debt Securities or any Indebtedness or other obligation (whether unconditional or contingent) of a Subsidiary of the Company, the Company will secure or will cause such Subsidiary to guarantee and secure the Outstanding Senior Debt Securities equally and ratably with (or, at the option of the Company, prior to) such Indebtedness or other obligation, so long as such Indebtedness or other obligation shall be so secured, or (2) any Subordinated Indebtedness, the Company will secure the Outstanding Senior Debt Securities prior to such Subordinated Indebtedness, so long as such Subordinated Indebtedness shall be so secured; PROVIDED, HOWEVER, that this covenant does not apply in the case of Permitted Liens or Liens granted by any Unrestricted Subsidiary to secure Indebtedness or other obligations of itself or of any Person other than the Company and its Restricted Subsidiaries.

    In addition, pursuant to the terms of the Senior Debt Securities Indenture, the Company will not guarantee the Indebtedness of any Subsidiary and will not permit any Subsidiary to guarantee (i) any Indebtedness of the Company that ranks PARI PASSU with the Senior Debt Securities, (ii) any Indebtedness of a Subsidiary of the Company or (iii) any Subordinated Indebtedness; PROVIDED, HOWEVER, that this paragraph does not apply to (1) any guaranty by a Subsidiary if such Subsidiary also guarantees the Senior Debt Securities on a PARI PASSU basis with respect to guaranties of Indebtedness described in clauses (i) and
(ii) and on a senior basis with respect to guaranties of Indebtedness described in clause (iii); (2) any guaranty existing on November 1, 1991 or any extension or renewal of such guaranty to the extent such extension or renewal is for the same or a lesser amount; (3) any guaranty which constitutes Indebtedness permitted by clause (v) or (vi) of the definition of Permitted Indebtedness granted by a Person permitted to incur such Indebtedness; (4) any guaranty by the Company of Indebtedness of a Restricted Subsidiary, PROVIDED that (A) incurrence of such Indebtedness of the Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture and (B)(x) such guaranty constitutes Indebtedness of the Company incurred as Permitted Indebtedness pursuant to clause (vii) or (viii) of the definition of Permitted Indebtedness (it being understood that, for purposes of determining Permitted Indebtedness, any such guaranty shall be deemed to constitute Indebtedness separate from, and, in addition to, Indebtedness of a Restricted Subsidiary which is so guaranteed) or
(y) immediately prior to and (on a pro forma basis) after granting such guaranty, the Company would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under the restrictions described in "Limitation on Future Incurrence of Indebtedness" above; (5) any guaranty by an Unrestricted Subsidiary of Indebtedness or other obligations of any Person other than the Company and its Restricted Subsidiaries; (6) any guaranty by the Company or any Subsidiary of

Indebtedness or other obligations constituting Indebtedness permitted by clause
(i)(a) of the definition of Permitted Indebtedness; (7) any guaranty by the Company of Indebtedness of any Restricted Subsidiary outstanding on November 1, 1991 which is not subordinated to any Indebtedness of such Restricted Subsidiary, and any renewal, extension or refinancing of such Indebtedness permitted by the Senior Debt Securities Indenture; (8) any guaranty by the Company of Indebtedness of any Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that the incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture; (9) any guaranty by a Restricted Subsidiary that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof of the Indebtedness of any of its Subsidiaries that is a Restricted Subsidiary and that is organized under the laws of a jurisdiction other than the United States or any subdivision thereof, PROVIDED that incurrence of such Indebtedness of such Restricted Subsidiary is not prohibited by the Senior Debt Securities Indenture; (10) any guaranty by the Company or a Subsidiary of Indebtedness or other obligations in a principal amount not exceeding $250,000; (11) any guaranty in the form of an endorsement of negotiable instruments for deposit or collection and similar transactions;
(12) any guaranty arising under or in connection with performance bonds, indemnity bonds, surety bonds or commercial letters of credit not exceeding $25 million in aggregate principal amount from time to time outstanding; (13) any guaranty by a Subsidiary of Indebtedness or other obligations of another Subsidiary in effect at the time of such guarantor becoming a Subsidiary and not created in contemplation thereof; or (14) any guaranty by the Company or a Restricted Subsidiary of any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that is guaranteed pursuant to another clause of this paragraph.

    LIMITATION ON ASSET DISPOSITIONS

    The Senior Debt Securities Indenture provides that so long as any of the Senior Debt Securities are Outstanding, (i) the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value for the assets sold or otherwise disposed of (which shall be determined in good faith (x) in the case of dispositions of assets having a fair market value of $10 million or more, by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution, or (y) in the case of dispositions of assets having a fair market value of less than $10 million but not less than $5 million, an officer of the Company, whose reasonable determination shall be conclusive and evidenced by a certificate of such officer) and (ii) the Company will apply the aggregate net proceeds in excess of $300 million received by the Company or any Restricted Subsidiary from all Asset Dispositions occurring subsequent to November 1, 1991 (but excluding for purposes of this clause (ii), whether before or after the receipt of net proceeds in excess of $300 million, (1) the net proceeds of any Asset Disposition or series of related Asset Dispositions where the net proceeds are less than $5 million and (2) the first $25 million of net proceeds in each fiscal year without taking into account any amount excluded pursuant to (1)) as follows: (a) to the payment or prepayment of any Senior Indebtedness within six months of such Asset Disposition, or (b) to investment in the business of the Company and its Restricted Subsidiaries (including, without limitation, by acquiring equity, other than Redeemable Stock, of the transferee of such Asset Disposition) within six months of such Asset Disposition or, if such investment is with respect to a project to be completed within a period greater than six months from such Asset Disposition, then within the period of time necessary to complete such project; PROVIDED, HOWEVER, that (x) in the case of applications contemplated by clause (b), the Board of Directors has, within such six-month period, adopted in good faith a resolution committing such excess proceeds to such investment, (y) except as provided in the next sentence, none of such excess proceeds shall be used to make any Restricted Payment or any payment in respect of Subordinated Indebtedness and (z) to the extent not applied in accordance with clauses (a) or (b) above, or if after being so applied there remain excess net proceeds in an amount greater than $10 million, the Company shall make a pro rata offer to all Holders to purchase Senior Debt Securities at 100% of principal amount, plus accrued and unpaid interest to the Asset Disposition Payment Date (as defined below), up to an aggregate principal amount equal to such excess net proceeds (the "Asset Disposition Offer Amount"). If after being applied in accordance with clauses (a), (b) and (z) above there remain excess net proceeds, the Company will apply such excess net proceeds to the general corporate purposes of the Company or any Subsidiary of the Company. An offer to purchase Senior Debt Securities required to be made pursuant to this covenant is an "Asset Disposition Offer" and the date on which the purchase of Debt Securities relating to any such Asset Disposition Offer is to be made is an "Asset Disposition Payment Date."

    Notwithstanding the foregoing, to the extent the Company or any of its Restricted Subsidiaries receives securities or other non-cash property or assets as proceeds of an Asset Disposition (other than equity in the transferee not constituting Redeemable Stock), the Company shall not be required to make any application required by the preceding paragraph until it receives cash proceeds from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property, except that if and to the extent the sum of all cash proceeds plus the fair market value of equity (other than Redeemable Stock) in the transferee of such Asset Disposition received at the time of such Asset Disposition is less than 70% of the fair market value of the total proceeds of such Asset Disposition (with such fair market value determined and evidenced in the same manner as stated in clause (i) of the preceding paragraph), the amount of such deficiency (the "Deficiency Amount") shall be applied as required by the preceding paragraph as if received at the time of the Asset Disposition. Any amounts deferred pursuant to the preceding sentence shall be applied in accordance with the preceding paragraph when cash proceeds are thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property; PROVIDED, HOWEVER, that the Company shall not be required to apply with respect to any equity interest in a transferee an amount exceeding the fair market value attributable to such equity interest at the time of the Asset Disposition; and PROVIDED, FURTHER, that if a Deficiency Amount was applied pursuant to the exception contained in the preceding sentence, then once the cumulative amount of applications made pursuant to the preceding paragraph and this paragraph (including any Deficiency Amount) equals 100% of the fair market value of the total proceeds of the Asset Disposition at the time of such Asset Disposition, cash proceeds thereafter received from a sale, repayment, exchange, redemption or retirement of or extraordinary dividend or return of capital on such non-cash property shall not be required to be applied in accordance with the preceding paragraph except to the extent such cash proceeds exceed the Deficiency Amount.

    Notice of an Asset Disposition Offer shall be mailed on behalf of the Company by the Trustee to all Holders of Senior Debt Securities at their last registered addresses not less than 30 days nor more than 60 days before the Asset Disposition Payment Date, which shall be a date not more than 210 days after the Asset Disposition giving rise to such Asset Disposition Offer. The Asset Disposition Offer shall remain open from the time of the mailing of such notice until not more than 5 Business Days before the Asset Disposition Payment Date.

    On the Asset Disposition Payment Date, the Company shall accept for payment Senior Debt Securities or portions thereof tendered pursuant to the Asset Disposition Offer in an aggregate principal amount equal to the Asset Disposition Offer Amount or such lesser amount of Senior Debt Securities as shall have been tendered, and deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Debt Securities or portions thereof so accepted. If the aggregate principal amount of Senior Debt Securities tendered exceeds the Asset Disposition Offer Amount, the Company shall select the Senior Debt Securities to be purchased on a pro rata basis to the nearest $1,000 of principal amount. The Paying Agent shall promptly mail or deliver to Holders of Senior Debt Securities so accepted payment in an amount equal to the purchase price, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to such Holders a new Senior Debt Security of the applicable series and equal in principal amount to any unpurchased portion of the Senior Debt Security surrendered. The Company will publicly announce the results of the Asset Disposition Offer.

    The Company may not make an Asset Disposition Offer required under Section 1009 of the Company's 1991 Indenture (as hereinafter defined), the Company's 1994 Indentures (as hereinafter defined) or the Company's 1996 Indentures (as hereinafter defined) in connection with a disposition of assets other than the Collateral (as defined in the First Mortgage Note Indenture) unless the Company shall have made an Asset Disposition Offer under the Senior Debt Securities Indenture (and in respect of certain other Senior Indebtedness in accordance with the following sentence) on a PRO RATA basis (in an aggregate amount equal to the amount to be offered pursuant to the Asset Disposition Offer under the 1991 Indenture, the 1994 Indentures and the 1996 Indentures

(and in accordance with Section 1009(g) of the 1994 Indentures and of the 1996 Indentures)) the closing date of which is prior to six months after the asset disposition triggering the obligations of the Company under the 1991 Indenture, the 1994 Indentures and/or the 1996 Indentures, as the case may be. Notwithstanding the previous sentence, if on or after the date of the Senior Debt Securities Indenture, the Company issues any Senior Indebtedness containing a requirement that an offer be made to repurchase such Senior Indebtedness under the same circumstances and in the same manner as provided in the Senior Debt Securities Indenture, then (i) the Company may apply the Asset Disposition Offer Amount (before any adjustment pursuant to this sentence) to the PRO RATA purchase of Securities tendered hereunder and the Senior Indebtedness tendered thereunder and (ii) the Asset Disposition Offer Amount available to repurchase the Securities shall be reduced by the amount applied to the purchase of such Senior Indebtedness; PROVIDED that this sentence shall only apply to (i) Senior Indebtedness issued on or after the date of the Senior Debt Securities Indenture that explicitly permits the PRO RATA purchase of Securities as described herein and refers to the "Limitation on Asset Dispositions" covenant and any Indebtedness outstanding at the date of the Senior Debt Securities Indenture that is amended to explicitly permit the PRO RATA purchase of Securities as described herein and refers to the "Limitation on Asset Dispositions" covenant. In the event that the First Mortgage Notes are refinanced through a public or private offering of Indebtedness constituting debt securities and the amount of such refinancing Indebtedness is no greater than the principal amount of the 10 3/4% First Mortgage Notes due 2002 of the Company outstanding as of the date of such refinancing, the Company need not comply with the requirement of the first paragraph of this subsection in respect of an Asset Disposition involving the collateral securing such Indebtedness (other than collateral granted in respect of such Indebtedness pursuant to a negative pledge or similar provision contained in the indenture or similar instrument relating to such Indebtedness) to the extent that such compliance would constitute a default under such indenture or similar instrument.

    With respect to any Asset Disposition Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if applicable.

    RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Senior Debt Securities Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Senior Debt Securities Indenture, all the obligations of the Company under the Senior Debt Securities and the Senior Debt Securities Indenture; (2) immediately before and after giving effect to such transaction, no Event of Default, and no Default, with respect to the Senior Debt Securities shall have occurred and be continuing; (3) immediately after giving effect to such transaction on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction, the Consolidated Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining Consolidated Net Worth) shall be at least equal to the Consolidated Net Worth of the Company immediately before such transaction; (4) immediately after giving effect to such transaction the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, but treating such entity as the Company for purposes of making such determination) would be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) immediately prior to such transaction under the covenant contained in the Senior Debt Securities Indenture restricting the incurrence of Indebtedness; PROVIDED, HOWEVER, that this clause (4) shall be inapplicable if (a) such transaction would result in the occurrence of a Change of Control or (b) immediately prior to giving effect to such transaction, the Company would not be permitted to incur an additional dollar of Indebtedness (not constituting Permitted Indebtedness) under such covenant, and immediately after giving effect to such transaction on a pro forma basis (but prior to any purchase accounting adjustments resulting from the transaction), the Consolidated Interest Coverage Ratio of the Company (or the surviving, consolidated or transferee entity if the Company is not continuing, treating such entity as the Company for purposes of determining the Consolidated Interest Coverage Ratio) shall be at least equal to the Consolidated Interest Coverage Ratio of the Company immediately before such transaction; and (5) the Company shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Senior Debt Securities Indenture. Notwithstanding the foregoing, if clause (4) of the preceding sentence is inapplicable by reason of clause (b) of the proviso thereto, and at the date three months after the consummation of such transaction the rating ascribed to the Senior Debt Securities of any series by Standard and Poor's Corporation or Moody's Investors Service, Inc. shall be lower than the rating ascribed to the Senior Debt Securities of any series prior to the public announcement of such transaction, then the Company shall make an offer for the Senior Debt Securities of each series at the same price and following the same procedures and obligations as required with respect to a Change of Control (as if such date three months after the giving effect to such transaction were the "Change of Control Date"). See "Limitation on Future Incurrence of Indebtedness" above and "Change of Control" below.

    If, upon any consolidation or merger, or upon any sale, assignment, transfer or lease, as provided in the preceding paragraph, any material property of the Company or any Restricted Subsidiary or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, owned immediately prior thereto, would thereupon become subject to any Lien securing any indebtedness for borrowed money of, or guaranteed by, such other corporation or Person (other than any Permitted Lien), the Company, prior to such consolidation, merger, sale, assignment, transfer or lease, will secure the due and punctual payment of the principal of, and premium, if any, and interest on the Senior Debt Securities of each series then Outstanding (together with, if the Company shall so determine, any other Indebtedness of, or guaranteed by, the Company or any Restricted Subsidiary and then existing or thereafter created) equally and ratably with (or, at the option of the Company, prior to) the Indebtedness secured by such Lien.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (the "Change of Control Date") and subject to the requirements of the next succeeding sentence, each Holder shall have the right to require that the Company repurchase such Holder's Senior Debt Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of such Senior Debt Securities plus accrued and unpaid interest, if any, to the date of such repurchase. If such repurchase would constitute an event of default under Specified Bank Debt, then, prior to giving the notice to Holders provided below, the Senior Debt Securities Indenture requires the Company to (1) repay in full in cash such Specified Bank Debt or (2) obtain the requisite consent of holders of such Specified Bank Debt to permit the repurchase of Senior Debt Securities without giving rise to an event of default under such Specified Bank Debt.

    Promptly upon satisfaction of either one of the obligations, if then applicable, described above, the Company shall mail a notice to each Holder of Senior Debt Securities of each applicable series and the Trustee in respect of the Change of Control Offer (which notice shall contain all instructions and materials necessary to enable such Holders to tender Senior Debt Securities). All Senior Debt Securities of each applicable series tendered will be accepted for payment on a date (the "Change of Control Payment Date") which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed, but in any event prior to the date on which any Subordinated Indebtedness is paid pursuant to the terms of a provision similar to the Change of Control Offer covenant.

    On the Change of Control Payment Date, the Company shall accept for payment Senior Debt Securities of each applicable series or portions thereof tendered pursuant to the Change of Control Offer, and deposit with the Paying Agent money sufficient to pay the purchase price of all Senior Debt Securities of each applicable series or portions thereof so accepted. The Paying Agent shall promptly mail or deliver to the Holder of Senior Debt Securities of each applicable series so accepted payment in an amount equal to the purchase price, and the

Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Senior Debt Security of the same series as, and equal in principal amount to, any unpurchased portion of the Senior Debt Security surrendered. The Company will publicly announce the results of the Change of Control Offer.

    Whether a Change of Control has occurred depends entirely on the accumulation of Common Stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change of Control provisions. With respect to any Change of Control Offer, the Company shall comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

RANKING OF SENIOR DEBT SECURITIES

    The payment of the principal of, interest on and any other amounts due on Subordinated Indebtedness will be subordinated in right of payment to the prior payment in full of the Senior Debt Securities. The Senior Debt Securities are senior to the Company's $150 million aggregate principal amount of 10 3/4% Senior Subordinated Notes due June 15, 1997, $125 million aggregate principal amount of 11% Senior Subordinated Notes due August 15, 1999, $200 million aggregate principal amount of 10 3/4% Senior Subordinated Debentures due April 1, 2002, $59 million aggregate principal amount of 8 7/8% Convertible Senior Subordinated Notes due July 15, 2000, and $45 million aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due February 15, 2007.

EVENTS OF DEFAULT AND NOTICE THEREOF

    The following are Events of Default under the Senior Debt Securities Indenture with respect to Senior Debt Securities of any series: (1) failure to pay interest on any Senior Debt Securities of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Debt Securities of that series when due and payable at Maturity, upon redemption, upon repurchase pursuant to a Deficiency Offer as described under "Maintenance of Subordinated Capital Base" above, pursuant to an Asset Disposition Offer as described under "Change of Control" above or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Senior Debt Securities Indenture (other than a covenant, agreement or warranty included in the Senior Debt Securities Indenture solely for the benefit of Senior Debt Securities other than that series), continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million (or, if less, the least amount contained in any similar provision of an instrument governing any outstanding Subordinated Indebtedness of the Company, but in no event less than $10 million), unless cured within 15 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; (6) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (7) any other Event of Default with respect to Senior Debt Securities of that series specified in the Prospectus Supplement relating thereto.

    The Senior Debt Securities Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Debt Securities of any series, give the Holders of Senior Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Senior Debt Securities of that series.

    If an Event of Default with respect to Senior Debt Securities of any series (other than due to event of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate amount of Senior Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Senior Debt Securities of any series ipso facto becomes immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Senior Debt Security of that series.

    Any such declaration with respect to Senior Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Senior Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Debt Securities, upon the conditions provided in the Senior Debt Securities Indenture.

    The Senior Debt Securities Indenture provides that the Company will periodically file statements with the Trustee regarding compliance by the Company with certain of the covenants thereof and specifying any Event of Default or Defaults with respect to Senior Debt Securities of any series in performing such covenants of which the signers may have knowledge.

MODIFICATION OF SENIOR DEBT SECURITIES INDENTURE; WAIVER

    The Senior Debt Securities Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Debt Securities Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Debt Securities of any series. In addition, under the Senior Debt Securities Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in principal amount of the Outstanding Senior Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Debt Securities of any series, other modification in the terms of payment of the principal of or interest on any Senior Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Debt Security of any series affected thereby without his consent. The Senior Debt Securities Indenture does not limit the aggregate amount of Senior Debt Securities of the Company which may be issued thereunder.

    The Holders of a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Debt Securities Indenture. The Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all Senior Debt Securities of that series waive any past Event of Default or Default under the Senior Debt Securities Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of or premium, if any, or any interest on any Senior Debt Security of that series or in respect of a provision which under the Senior Debt Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Debt Security of that series affected.

SATISFACTION AND DISCHARGE OF SENIOR DEBT SECURITIES INDENTURE; DEFEASANCE

    The Company may terminate its substantive obligations in respect of Senior Debt Securities of any series by delivering all Outstanding Senior Debt Securities of that series to the Trustee for cancellation and paying all sums payable by it on account of principal of and interest on all Senior Debt Securities of that series or otherwise. The Company may terminate its substantive obligations in respect of Senior Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of any series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Debt Securities Indenture. In addition, the Company may terminate all of its substantive obligations in respect of Senior Debt Securities of any series (including its obligations to pay the principal of (and premium, if any, on) and interest on the Senior Debt Securities of any series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the Senior Debt Securities Indenture, to such effect, and
(iii) complying with certain other requirements set forth in the Senior Debt Securities Indenture.

THE TRUSTEE

    Prior to the issuance of any Senior Debt Securities under the Senior Debt Securities Indenture the Company will engage a qualified trustee to serve as Trustee under the Senior Debt Securities Indenture. Any such Trustee will be an "eligible trustee" under the Trust Indenture Act of 1939, as amended.

CERTAIN DEFINITIONS

    For purposes of the Senior Debt Securities Indenture, certain defined terms have the following meanings:

    "11 1/2% NOTES" means the Company's 11 1/2% Senior Notes due 2004.

    "11 1/2% NOTE INDENTURE" means the indenture dated as of October 12, 1994 between the Company and The Bank of New York, as Trustee, relating to the 11 1/2% Notes, as amended and supplemented to the date hereof and, unless otherwise indicated, from time to time after the date hereof.

    "1991 INDENTURE" means the indenture dated as of November 1, 1991 between the Company and The Bank of New York, as Trustee, as amended and supplemented. References to Indebtedness issued under the 1991 Indenture shall include any Indebtedness issued thereunder.

    "1994 INDENTURES" means (i) the 11 1/2% Note Indenture and (ii) the First Mortgage Note Indenture. References to Indebtedness issued under the 1994 Indentures shall include any Indebtedness issued thereunder.

    "1996 INDENTURES"means (i) the Rating Adjustable Note Indenture and (ii) the SCFC Note Indenture. References to Indebtedness issued under the 1996 Indentures shall include any Indebtedness issued thereunder.

    "ACQUIRING PERSON" means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of shares of Common Stock of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company; PROVIDED, HOWEVER, that an Acquiring Person shall not include (i) the Company,
(ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or any entity holding Common Stock of the Company for or pursuant to the terms of any such plan, (iv) any descendant of Joseph Stone or the spouse of any such descendant, the estate of any such descendant or the spouse of any such descendant, any trust or other arrangement for the benefit of any such descendant or the spouse of any such descendant or any charitable organization established by any such descendant or the spouse of any such descendant (collectively, the "Stone Family"), or (v) any group which includes any member or members of the Stone Family and a majority of the Common Stock of the Company held by such group is beneficially owned by such member or members. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to more than 50% or more of the Common Stock of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the beneficial owner of more than 50% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an "Acquiring Person."

    "ASSET DISPOSITION" means any sale, transfer, sale-leaseback or other disposition of (i) shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (ii) property or assets of the Company or any Restricted Subsidiary (other than a sale, transfer or other disposition of Receivables and other assets or property described in clause (vi) of the definition of Permitted Liens pursuant to a Receivables sale constituting Indebtedness pursuant to clause (ii) of the definition thereof; PROVIDED, HOWEVER, that an Asset Disposition shall not include any sale, transfer, sale-leaseback or other disposition (a) of Collateral (as defined in the First Mortgage Note Indenture while the First Mortgage Notes are outstanding), (b) by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or by the Company to a Restricted Subsidiary, (c) of defaulted Receivables for collection or (d) in the ordinary course of business, but shall include any sale, transfer, sale-leaseback or other disposition by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary of the shares, property or assets referred to in clauses (i) and (ii). The designation by the Company of a Subsidiary of the Company as an "Unrestricted Subsidiary" shall constitute an Asset Disposition of such Subsidiary's property and assets net of its liabilities, unless the transfer of property and assets to such Subsidiary has previously constituted an Asset Disposition.

    "CHANGE OF CONTROL" means any event by which (i) an Acquiring Person has become such or (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company.

    "CONSOLIDATED AMORTIZATION EXPENSE" means, for any period, the amortization expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED CASH FLOW AVAILABLE FOR FIXED CHARGES" means, for any period,
(a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, (iv) Consolidated Depreciation Expense, (v) Consolidated Amortization Expense and
(vi) other non-cash items reducing Consolidated Net Income, minus (b) non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

    "CONSOLIDATED DEPRECIATION EXPENSE" means, for any period, the depreciation expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED FREE CASH FLOW" means, for any period, (a) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Depreciation Expense and (iii) Consolidated Amortization Expense, MINUS (b) the sum of (i) Restricted Payments (as defined under the subsection entitled "Dividend Restrictions" above) during such period, (ii) net reduction during such period in Indebtedness of the Company and its Restricted Subsidiaries (other than as a result of Asset Dispositions, Collateral Asset Dispositions (as defined in the First Mortgage Note Indenture) or Collateral Loss Events (as defined in the First Mortgage Note Indenture)) and (iii) the excess (but not the deficit) of capital expenditures of the Company and its Restricted Subsidiaries for such period not financed pursuant to clause (vi) of the definition of Permitted Indebtedness over Consolidated Depreciation Expense.

    "CONSOLIDATED INCOME TAX EXPENSE" means, for any period, the aggregate of the income tax expense of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED INTEREST COVERAGE RATIO" means, for any period, the ratio of
(i) Consolidated Cash Flow Available for Fixed Charges to (ii) Consolidated Interest Expense.

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the interest expense (including the interest component of all Capitalized Lease Obligations and the earned discount or yield with respect to a Receivables sale constituting Indebtedness) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; PROVIDED, HOWEVER, that, with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the interest expense in respect thereof for any period shall be the PRO FORMA interest expense attributable to all amounts committed during such period under such revolving credit, revolving Receivables purchases or other similar arrangements, whether or not such amounts were actually outstanding during such period, in accordance with the terms thereof, in each case on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; PROVIDED, HOWEVER, that: (a) there shall be excluded therefrom (i) the net income (or loss) of any Person (other than the Company) which is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash or tangible property or tangible assets (such property or assets to be valued at their fair market value net of any obligations secured thereby) to the Company or any of its Restricted Subsidiaries by such Person during such period, (ii) except to the extent includable pursuant to the foregoing clause (i), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person's property or assets are acquired by the Company or any of its Restricted Subsidiaries, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any Capital Stock of a Restricted Subsidiary; and (b) there shall be included therein the amount of cash realized by the Company or any of its Restricted Subsidiaries during such period on account of dividends or other distributions theretofore paid in other than cash or tangible property or tangible assets by a Person which is not a Restricted Subsidiary.

    "CONSOLIDATED NET WORTH" means the amount which at any date of determination, in conformity with GAAP consistently applied, would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company and its Restricted Subsidiaries, exclusive of amounts attributable to Redeemable Stock (at such times as no Indebtedness is outstanding under the 1991 Indenture, excluding the effects of foreign currency translation adjustments). If the Company has changed one or more of the accounting principles used in the preparation of Its financial statements because of a change mandated by the Financial Accounting Standards Board or its successor, then Consolidated Net Worth shall mean the Consolidated Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed on November 1, 1991.

    "CONTINENTAL GUARANTY" means the Guaranty dated as of October 7, 1983 between The Continental Group, Inc. and the Company, as amended from time to time.

    "CONTINUING DIRECTOR" means any member of the Board of Directors, while such person is a member of such Board of Directors, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or associate and who (a) was a member of the Board of Directors prior to November 1, 1991, or (b) subsequently becomes a member of such Board of Directors and whose nomination for election or election to such Board of Directors was or is recommended or approved by resolution of a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Company distributed when a majority of such Board of Directors consists of Continuing Directors.

    "CREDIT AGREEMENTS" means (i) the credit agreement, dated as of March 1, 1989, by and among the Company, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time, (ii) the credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, Bankers Trust Company, as agent for such financial institutions, and Citibank, N.A., Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company) and The First National Bank of Chicago, as co-agents for such financial institutions, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time and (iii) the revolving credit agreement, dated as of March 1, 1989, by and among Stone Canada, the financial institutions signatory thereto, BT Bank of Canada, as administrative agent, The Bank of Nova Scotia, as payment agent, and Bankers Trust Company, as collateral agent, as amended, modified, refinanced (including, without limitation, by the New Credit Agreement) or extended from time to time.

    "FIRST MORTGAGE NOTES" means the Company's 10 3/4% First Mortgage Notes due 2002.

    "FIRST MORTGAGE NOTE INDENTURE" means the indenture dated as of October 12, 1994 between the Company and Norwest Bank Minnesota, National Association, as Trustee, relating to the First Mortgage Notes, as amended and supplemented.

    "GAAP" means generally accepted accounting principles, as in effect as of November 1, 1991 in the United States of America, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

    "INDEBTEDNESS" means (without duplication), with respect to any Person, (i) any obligation of such Person to pay the principal of, premium, if any, interest on, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness, and any other liability, contingent or otherwise, of such Person (A) for borrowed money or the deferred purchase price of property or services (excluding trade payables and payables, indebtedness, obligations and other liabilities of the Company to any Restricted Subsidiary or of any Restricted Subsidiary to the Company or to any other Restricted Subsidiary), whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof; (B) for any letter of credit for the account of such Person supporting other obligations of such Person described in this definition; or (C) for the payment of money relating to a Capitalized Lease Obligation; (ii) the unrecovered investment of a purchaser (other than the Company or any of its Restricted Subsidiaries) of such Person's Receivables pursuant to a Receivables purchase facility or otherwise (whether or not characterized as a sale of such Receivables or a secured loan, but excluding any disposition of Receivables in connection with a disposition of fixed assets or a business of such Person and any disposition of defaulted Receivables for collection), together with any obligation of such Person to pay any discount, interest, fees, indemnification amounts, penalties, recourse on account of the uncollectability of Receivables, expenses or other amounts in connection therewith; (iii) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or
(ii), which the Person has guaranteed or which is otherwise its legal liability;
(iv) any obligation of another Person (other than a Restricted Subsidiary of such Person) of the kind described in the preceding clause (i) or (ii) secured by a Lien to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; and (v) any renewals, extensions or refundings of any of the foregoing described in any of the preceding clauses (i), (ii),
(iii) and (iv). The "amount" or "principal amount" of Indebtedness of any Person at any date, as used herein, shall be the outstanding principal amount at such date of all unconditional Indebtedness, the maximum principal amount of any contingent Indebtedness or the unrecovered purchaser's investment in a sale of Receivables, in each case at such date and without taking into account any premium, interest, penalties, reimbursement or indemnification amounts, fees, expenses or other amounts (other than principal or unrecovered purchaser's investment) in respect thereof; PROVIDED, HOWEVER, that (y) with respect to Indebtedness described in clause (iv) above, the amount of Indebtedness shall be the lesser of (a) the amount of the Indebtedness of such other Person that is secured by the property or assets of such Person and
(b) the fair market value of the property or assets securing such Indebtedness, and (z) with respect to revolving credit, revolving Receivables purchases or other similar arrangements, the amount of Indebtedness thereunder shall be the amounts of such commitments as of the date of determination.

    "NEW CREDIT AGREEMENT" means the credit agreement, dated as of October 12, 1994, by and among the Company, the financial institutions signatory thereto and Bankers Trust Company, as agent for such financial institutions, as amended, modified, refinanced or extended from time to time, including without limitation, as amended and restated as of March 22, 1996.

    "ORDINARY COURSE OF BUSINESS LIENS" means, with respect to any Person,

    (i) Liens for taxes, assessments, governmental charges, levies or claims not yet delinquent or being contested in good faith;

    (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business (including the construction of facilities) or deposits to obtain the release of such Liens;

    (iii) Liens in connection with workers' compensation, unemployment insurance and other similar legislation;

    (iv) zoning restrictions, licenses, easements, rights-of-way and other similar charges or encumbrances or restrictions not interfering in any material respect with the business of such Person or any of its Subsidiaries;

    (v) Liens securing such Person's obligations with respect to commercial letters of credit;

    (vi) Liens to secure public or statutory obligations of such Person;

    (vii) judgment and attachment Liens against such Person not giving rise to a Default under the Debt Securities of any series or Liens created by or existing from any litigation or legal proceeding against such Person which is currently being contested in good faith by such Person in appropriate proceedings;

    (viii) leases or subleases granted to other Persons or existing on property acquired by such Persons;

    (ix) Liens encumbering property or assets of such Person under construction arising from progress or partial payments;

    (x) Liens encumbering customary initial deposits and margin accounts and other Liens securing obligations arising out of Interest Swap Obligations, Currency Agreements and Commodities Agreements, in each case of the type typically securing such obligations; PROVIDED, HOWEVER, that if such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate to Indebtedness not incurred in violation of the Senior Debt Securities Indenture, such Lien may also cover the property and assets securing the Indebtedness to which such Interest Swap Obligations, Currency Agreements and Commodities Agreements relate;

    (xi) Liens encumbering deposits made to secure obligations arising from public, statutory, regulatory, contractual or warranty requirements or obligations of such Person or its Subsidiaries (not constituting Indebtedness);

    (xii) Liens arising from filing UCC financing statements regarding leases or consignments;

    (xiii) purchase money Liens securing payables (not constituting Indebtedness) arising from the purchase by such Person or any of its Affiliates of any equipment or goods in the ordinary course of business;

    (xiv) Liens arising out of consignment or similar arrangement for the sale of goods entered into by such Person or any of its Subsidiaries in the ordinary course of business;

    (xv) Liens in the ordinary course of business granted by such Person to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, or progress payments, performance and return-of-money bonds and other similar obligations (not constituting Indebtedness);

    (xvi) Liens in favor of collecting banks constituting a right of set-off, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in the possession of such bank; and

    (xvii)Liens in favor of customs and revenue authorities.

    "PERMITTED EXISTING INDEBTEDNESS OF AN ACQUIRED PERSON" means Indebtedness of any Person (which may be assumed or guaranteed by, or may otherwise become the legal liability of, the Company or any Restricted Subsidiary with or into which such Person is merged or consolidated) existing at the time such Person becomes a Restricted Subsidiary, or is merged with or into or consolidated with the Company or one of its Restricted Subsidiaries, so long as such Indebtedness was not created in anticipation of or as a result of such Person becoming a Restricted Subsidiary or of such merger or consolidation, and any Indebtedness to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such Indebtedness (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness.

    "PERMITTED INDEBTEDNESS" means (i)(a) any Indebtedness in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility thereunder) as of November 1, 1991 PLUS two hundred fifty million dollars ($250,000,000), and LESS the sum of (x) proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are applied to repay Indebtedness under the Credit Agreements and (y) the proceeds from the sale of the 11 1/2% Notes, the First Mortgage Notes, Indebtedness under the 1996 Indentures and the Senior Debt Securities of any series; (b) any Indebtedness in a principal amount not exceeding 80% of the aggregate face amount of Receivables of the Company and its Restricted Subsidiaries (measured as of the latest date as of which information regarding Receivables is available) and constituting Indebtedness described in clause (ii) of the definition of Indebtedness or outstanding pursuant to any other revolving credit facility; (c) any Indebtedness under the 1991 Indenture issued prior to the date of the Senior Debt Securities Indenture the proceeds of which have been used to repay Indebtedness under the Credit Agreements within five Business Days after such issuance (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness) and (d) the First Mortgage Notes, the 11 1/2% Notes, Indebtedness under the 1996 Indentures and the Senior Debt Securities of any series (and any subsequent Indebtedness the proceeds of which are used to refinance such Indebtedness); PROVIDED, HOWEVER, that:

        (1) the aggregate principal amount permitted to be outstanding under clause (a) shall be reduced by the aggregate amount of any repayments or prepayments of any Senior Indebtedness (other than the 11 1/2% Notes, the First Mortgage Notes, any Senior Debt Securities of any series and Indebtedness issued under the 1991 Indenture or the 1996 Indentures) out of the proceeds of Asset Dispositions as described under "LIMITATION ON ASSET DISPOSITIONS" above and, thereafter, shall be increased if, at the end of the fourth consecutive complete fiscal quarter after the initial reduction pursuant to this clause (1) or at any anniversary of the end of such fourth fiscal quarter, the Consolidated Free Cash Flow of the Company for the preceding four quarters has been zero or greater, in which event the amount of the increase shall be the amount by which the consolidated capital expenditures of the Company and its Restricted Subsidiaries not financed by Indebtedness referred to in clause (vi) of this definition during such four-quarter period exceeds Consolidated Depreciation Expense for such period (provided any such increase shall be made only to the extent all such reductions occurring prior to the four fiscal quarters for which such calculation of Consolidated Free Cash Flow has been made exceed all prior increases pursuant to this clause (1));

        (2) (A) the aggregate amount permitted to be incurred under clause (a) shall be reduced by the principal amount outstanding under the New Credit Agreement on the date of the Senior Debt Securities Indenture net of subsequent reductions thereof, and (B) the aggregate amount permitted to be incurred under clause (b) shall be reduced by the principal amounts outstanding under the Master Trust Indenture and Security Agreement among Stone Receivable Corporation, Marine Midland Bank, as trustee, and Bankers Trust Company, as administrative agent (the "SRC Master Trust Indenture");

        (3) the Permitted Indebtedness contemplated by this clause (i) may be incurred by the Company and, in the case of Permitted Indebtedness constituting Indebtedness under clause (ii) of the definition of Indebtedness, by the Company or any Restricted Subsidiary; and

        (4) any Restricted Subsidiary in the Stone Canada Group may incur, assume or guarantee any Indebtedness under clauses (i)(a) and (i)(b) above under any revolving credit facilities of Restricted Subsidiaries in the Stone Canada Group entered into pursuant to this clause (i), for which the aggregate amount committed thereunder does not exceed two hundred million dollars ($200,000,000), to finance the working capital of Restricted Subsidiaries in the Stone Canada Group;

    (ii) Permitted Subordinated Indebtedness;

    (iii) Permitted Refinancing Indebtedness;

    (iv) Permitted Stone Canada Indebtedness;

    (v) Permitted Existing Indebtedness of an Acquired Person;

    (vi) Indebtedness incurred for the purpose of acquiring Capital Stock of another Person, or assets comprising a business or line of business or intangible assets or acquiring, constructing or improving fixed assets, in each case related primarily to, or used in connection with, the paper or forest products businesses and which (a) constitutes all or a portion of (but not more than) the purchase price of such Capital Stock or assets (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or the cost of construction or improvement of such assets (together with any transaction costs relating to such purchase, construction or improvement), (b) is incurred prior to, at the time of or within 270 days after the acquisition, construction or improvement of such assets for the purpose of financing the purchase price of such Capital Stock or assets or the cost of construction or improvement thereof (together with any transaction costs relating to such purchase, construction or improvement) and (c) is the direct or guaranteed obligation of any of (1) the Company, (2) a Restricted Subsidiary formed for the purpose of acquiring such Capital Stock or assets (and having no material assets other than assets to be used for such acquisition), (3) any Person comprised within the acquired assets or (4) in the case of the construction or improvement of fixed assets, the Restricted Subsidiary which will own such assets, or any extension, renewal or refinancing of such Indebtedness; PROVIDED, HOWEVER, that the amount so extended, renewed or refinanced shall not exceed the principal amount outstanding on the date of such extension, renewal or refinancing, PLUS costs incurred in connection with any such extension, renewal or refinancing (it being understood that any fixed assets included within capital expenditures which increased Indebtedness permitted under clause (i) of the definition of Permitted Indebtedness pursuant to clause (1) to the proviso to such clause may not be financed pursuant to this clause (vi));

    (vii) Indebtedness in an aggregate principal amount not to exceed three hundred million dollars ($300,000,000) at any one time outstanding; PROVIDED, HOWEVER, that no Restricted Subsidiary may incur Indebtedness under this clause
(vii) to the extent that after the incurrence of such Indebtedness the sum (without duplication) of (x) all Indebtedness of Restricted Subsidiaries incurred under this clause (vii), PLUS (y) Indebtedness and other obligations then secured pursuant to clause (xii) of the definition of Permitted Liens, PLUS
(z) the amount of Indebtedness that was not incurred pursuant to clause (i)(b) of this definition and is secured pursuant to clause (vi) of the definition of Permitted Liens shall not exceed three hundred million dollars ($300,000,000);

    (viii) Indebtedness of the Company in an aggregate principal amount not to exceed two hundred fifty million dollars ($250,000,000) at any one time outstanding;

    (ix) any Interest Swap Obligation, Currency Agreement or Commodities Agreement relating to Indebtedness that was not incurred in violation of the terms of the Senior Debt Securities Indenture; and

    (x) Indebtedness to finance an increase in the working capital of any Person or Persons that (a) are organized under the laws of a jurisdiction other than the United States or any subdivision thereof and (b) became Restricted Subsidiaries after November 1, 1991; PROVIDED, HOWEVER, that Indebtedness pursuant to this clause (x) is the obligation of the Company or such Person or Persons.

    "PERMITTED LIENS" means, with respect to any Person,

    (i)  Ordinary Course of Business Liens;

    (ii) Liens upon property or assets acquired or constructed by such Person or any Affiliate after November 1, 1991 or constituting improvements after November 1, 1991 to property or assets; PROVIDED, HOWEVER, that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance or refinance, the purchase price (such purchase price including any Indebtedness assumed or repaid in connection with such purchase) or cost of construction of the property or assets subject thereto or of such improvement, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such purchase price or cost (together with any transaction costs relating to such purchase, construction or improvement), (c) such Lien does not extend to or cover any other property or assets other than such property, assets, improvement and any other improvements thereon (or, in the case of any construction or improvement, any substantially unimproved real property on which the property is constructed or the improvement is located) and
(d) the occurrence of such Indebtedness is permitted by clause (vi) of the definition of Permitted Indebtedness;

    (iii) Liens securing obligations with respect to letters of credit (other than commercial letters of credit) to the extent the obligations supported by such letters of credit may be secured without violating the limitation on lien described under "LIMITATION ON FUTURE LIENS AND GUARANTEES;"

    (iv) Liens covering property subject to any Capitalized Lease Obligation or other lease which was not entered into in violation of the Senior Debt Securities Indenture securing the interest of the lessor or other Person under such Capitalized Lease Obligation or other lease;

    (v) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture (including the Senior Debt Securities Indenture) and Liens securing obligations to a trustee or agent with respect to collateral for any Indebtedness;

    (vi) Liens created in connection with a disposition of Receivables (whether or not characterized as a sale of such Receivables or a secured loan) not prohibited by the Senior Debt Securities Indenture on (a) such Receivables, (b) collateral securing such Receivables, (c) goods or services, the sale, lease or furnishing of which gave rise to such Receivables, (d) books and records relating to such Receivables, (e) agreements or arrangements supporting or securing such Receivables and (f) incidental property and assets relating to any of the foregoing; PROVIDED, HOWEVER, that the aggregate amount at any time of Indebtedness that is secured pursuant to this clause (vi) and was not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness, shall at no time exceed (x) three hundred million dollars ($300,000,000) LESS (y) the sum of Indebtedness and other obligations then secured pursuant to clause (xii) of this definition PLUS the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (vi) or such clause (xii));

    (vii) Liens upon property or assets of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of the Company or any of its Subsidiaries and Liens upon property or assets of any Subsidiaries of the Company created in substitution and exchange for a Permitted Lien upon other property or assets of any Subsidiaries of the Company; PROVIDED, HOWEVER, that (a) such Permitted Lien is released contemporaneously with the creation of the Lien in substitution therefor, (b) the fair market value of the property or assets with respect to the Lien so released is substantially the same as the fair market value of the property or assets subject to the Lien created in substitution therefor and (c) no Lien may be placed on property or assets of the Company or a Restricted Subsidiary in substitution and exchange for a Lien upon property or assets of an Unrestricted Subsidiary;

    (viii) Liens upon property or assets of a Subsidiary of a Person securing Indebtedness of such Person or of such Subsidiary, which Liens are created in substitution and exchange for an outstanding pledge by such Person of a majority of the Capital Stock of such Subsidiary for the purpose of securing such Indebtedness (or a guaranty in respect thereof); PROVIDED, HOWEVER, that if the property and assets of such Subsidiary to be subjected to such Liens have a fair market value in excess of twenty-five million dollars ($25,000,000), such Subsidiary shall have guaranteed the obligations of the Company in respect of the Senior Debt Securities and, if requested by the Trustee, such Subsidiary shall have waived all its rights of subrogation and reimbursement from the Company in connection with such guaranty;

    (ix) Liens upon any property or assets (a) existing at the time of acquisition thereof by the Company or any Subsidiary, (b) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company or existing at the time of a sale or transfer of any such property or assets of such Person to the Company or any Subsidiary of the Company or (c) of a Person existing at the time such Person becomes a Subsidiary of the Company; PROVIDED, HOWEVER, that such Liens shall not have been created in contemplation of such sale, merger, consolidation, transfer or acquisition;

    (x) Liens existing at November 1, 1991;

    (xi) (a) Liens upon any property or assets of the Company and its Restricted Subsidiaries securing Indebtedness under the Credit Agreements in a principal amount not exceeding the principal amount outstanding or committed under the Credit Agreements (including any letter of credit facility, but without duplication with respect to commitments for loans the use of proceeds of which is restricted to repayment of other Indebtedness under the Credit Agreements) as of November 1, 1991 LESS (y) the proceeds from the sale of all Indebtedness under the 1991 Indenture issued from time to time that are or have been applied to repay Indebtedness under the Credit Agreements and PLUS (z) two hundred fifty million dollars ($250,000,000) and (b) Liens securing Indebtedness permitted by clause (i) of the definition of Permitted Indebtedness upon property or assets that as of November 1, 1991 secured the Credit Agreements or the SRC Master Trust Indenture;

    (xii) Liens securing Indebtedness or other obligations of the Company and its Restricted Subsidiaries not to exceed an aggregate principal amount of three hundred fifty million dollars ($350,000,000) LESS, at any time, the sum of (y) the then outstanding principal amount of Indebtedness of Restricted Subsidiaries incurred under clause (vii) of the definition of Permitted Indebtedness (and not secured pursuant to this clause (xii) or clause (vi) of this definition) PLUS
(z) the amount of Indebtedness secured pursuant to clause (vi) of this definition and not incurred pursuant to clause (i)(b) of the definition of Permitted Indebtedness;

    (xiii) Liens upon property or assets of a Subsidiary securing Indebtedness or other obligations owing to the Company;

    (xiv) Liens on proceeds of any property or assets subject to a Lien permitted by the other clauses of this definition;

    (xv) any equal and ratable Lien that is granted pursuant to the Continental Guaranty and that relates to a Lien that otherwise constitutes a Permitted Lien;

    (xvi) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Senior Debt Securities Indenture;

    (xvii)Liens on property or assets of any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States or any subdivision thereof securing Indebtedness of such Restricted Subsidiary outstanding as of November 1, 1991 (or any extension, renewal or refinancing thereof);

    (xviii)any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through (xvii) (covering the same property and assets as such Lien); and

    (xix) Permitted Collateral Liens (as defined in the First Mortgage Note Indenture);

PROVIDED, HOWEVER, that no Lien described in any of the foregoing clauses other than clause (xi)(a) shall encumber the rights of the Company with respect to Indebtedness, obligations and other liabilities owed to the Company by any Restricted Subsidiary or to any Restricted Subsidiary by the Company or another Restricted Subsidiary.

    "PERMITTED REFINANCING INDEBTEDNESS" means Indebtedness of (i) the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of the Company or any Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, (ii) a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, Indebtedness of such Restricted Subsidiary (or any extension, renewal or refinancing thereof) outstanding at the time of incurrence of such subsequent Indebtedness, or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance, or (iii) the Company or a Restricted Subsidiary to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, any then outstanding industrial revenue or development bonds that were outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with such exchange, refinancing or defeasance; PROVIDED, HOWEVER, that, in the case of (i), (ii) or
(iii), the proceeds of such Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Indebtedness; and PROVIDED, FURTHER, that the only Indebtedness which may be subject to exchange, refinancing, redemption, or defeasance pursuant to clause (i), (ii) or (iii) of this definition shall be Indebtedness outstanding as of November 1, 1991 (other than Indebtedness under the Credit Agreements, Subordinated Indebtedness and Indebtedness under lines of credit) or any extension, renewal or refinancing thereof, and Indebtedness that was incurred after November 1, 1991 and before the date of the Senior Debt Securities Indenture (other than solely as Permitted Indebtedness under the 1991 Indenture) or is incurred after the date of the Senior Debt Securities Indenture (other than solely as Permitted Indebtedness).

    "PERMITTED STONE CANADA INDEBTEDNESS" means Indebtedness of the Company or a Restricted Subsidiary in the Stone Canada Group outstanding pursuant to lines of credit in an aggregate principal amount not to exceed one hundred million dollars ($100,000,000), (of which not more than Canadian sixty million dollars (Cn.$60,000,000) may be owed by Restricted Subsidiaries in the Stone Canada Group) at any one time outstanding or pursuant to any extension, renewal or refinancing of such outstanding amount PLUS any costs incurred in connection with any such extension, renewal or refinancing; PROVIDED, HOWEVER, that the aggregate principal amount permitted to be incurred under this definition shall be reduced by the principal amount under lines of credit outstanding on the date of the Senior Debt Securities Indenture net of subsequent repayments or reductions thereof.

    "PERMITTED SUBORDINATED INDEBTEDNESS" means (i) Subordinated Indebtedness of the Company to the extent exchanged for, or the net proceeds of which are used to refinance, redeem or defease, then outstanding Subordinated Indebtedness of the Company that was outstanding at November 1, 1991 (or any extension, renewal or refinancing thereof), or to finance any costs incurred in connection with any such exchange, refinancing, redemption or defeasance; PROVIDED, HOWEVER, that
(a) such Subordinated Indebtedness does not have a shorter weighted average life than that then remaining for, or a maturity earlier than that of, the Indebtedness so exchanged, refinanced, redeemed or defeased, EXCEPT that in the case of any exchange, such Subordinated Indebtedness may have a maturity that is earlier (but not more than six months earlier) than that of the Indebtedness so exchanged, PROVIDED that the Subordinated Indebtedness shall have the same or a longer weighted average life than that then remaining for the Indebtedness so exchanged and (b) in the case of refinancings, redemptions or defeasances, the proceeds of such Subordinated Indebtedness shall be used to so refinance, redeem or defease the Indebtedness within 12 months of the incurrence of such subsequent Subordinated

Indebtedness; and (ii) Indebtedness of the Company in an aggregate principal amount not to exceed two hundred fifty million dollars ($250,000,000) at any one time outstanding, so long as such Indebtedness (a) constitutes Subordinated Indebtedness and (b) does not have (A) a weighted average life that is shorter than that then remaining for (1) the Company's 9 7/8% Senior Notes due 2001 then outstanding, (2) the 11 1/2% Notes then outstanding or (3) the Senior Debt Securities of any series then Outstanding or (B) a maturity that is earlier than the latest maturity of (1) the Company's 9 7/8% Senior Notes due 2001 then outstanding, (2) the 11 1/2% Notes then outstanding or (3) the Senior Debt Securities of any series then Outstanding.

    "RATING ADJUSTABLE NOTES" means the Company's Rating Adjustable Senior Notes due 2016.

    "RATING ADJUSTABLE NOTE INDENTURE" means the indenture dated as of July 24, 1996, as amended and supplemented by the First Supplemental Indenture dated July 24, 1996, between the Company and The Bank of New York, as Trustee, relating to the Rating Adjustable Notes, as amended and supplemented to the date hereof and, unless otherwise indicated, from time to time after the date hereof.

    "RECEIVABLES" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

    "REDEEMABLE STOCK" means, with respect to any Person, any Capital Stock that by its terms or otherwise is required to be redeemed or purchased by such Person or any of its Subsidiaries prior to 30 days after the latest maturity date of the Senior Debt Securities of any series then Outstanding, or is redeemable or subject to mandatory purchase or similar put rights at the option of the Holder thereof at any time prior to 30 days after the latest maturity date of the Senior Debt Securities of any series then Outstanding, or any security which is convertible or exchangeable into a security which has such provisions.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

    "SCFC" means Stone Container Finance Company of Canada, a wholly-owned subsidiary of the Company constituted under the laws of Canada.

    "SCFC NOTES" means the 11 1/2% Senior Notes due 2006 issued by SCFC and guaranteed on a senior basis by the Company.

    "SCFC NOTE INDENTURE" means the indenture dated as of August 16, 1996 among SCFC, the Company, as guarantor, and The Bank of New York, as Trustee, relating to the SCFC Notes, as amended and supplemented to the date hereof and, unless otherwise indicated, from time to time after the date hereof.

    "SENIOR INDEBTEDNESS" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the date of the Senior Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company, on or prior to the date of the Senior Debt Securities Indenture, in compliance with the 1991 Indenture and thereafter in compliance with the Senior Debt Securities Indenture (including, without limitation, the 11 1/2% Notes, the First Mortgage Notes, the Rating Adjustable Senior Notes, the SCFC Notes and the Senior Debt Securities of any series), (ii) obligations of the Company related to the termination of Interest Swap Obligations, Currency Agreements or Commodities Agreements pertaining to Indebtedness described under clause (i) above and (iii) principal of or interest on the Senior Debt Securities. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Subordinated Indebtedness, (b) Indebtedness of or amounts owed by the Company for compensation to employees, for goods or materials purchased in the ordinary course of business or for services or (c) Indebtedness of the Company to a Subsidiary of the Company.

    "SEVEN YEAR TREASURY RATE" means the arithmetic average (rounded to the nearest basis point) of the weekly average per annum yield to maturity values adjusted to constant maturities of seven years, for the Rate Determination Period as determined from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (x) constructed daily by the United States Treasury Department (i) as published by the Federal Reserve Board in its Statistical Release H.15 (519), "Selected Interest Rates," which weekly average yield to maturity values currently are set forth in such Statistical Release under the caption "U.S. Government Securities -- Treasury Constant Maturities -- 7 Year" or (ii) if said Statistical Release H.15 (519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15 (519) or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government Department or agency, or (y) if the United States Treasury Department shall not then be constructing such yield curves, then as constructed by the Federal Reserve Board or any other United States Government Department or agency and published as set forth in (x) above. However, if the Seven Year Treasury Rate cannot be determined as provided above, then the Seven Year Treasury Rate shall mean the arithmetic average (rounded to the nearest basis point) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively trading issues of non-interest bearing United States Treasury fixed interest rate securities with a maturity of not less than 81 months nor more than 87 months from such Business Day (1) as published in THE WALL STREET JOURNAL or (2) if THE WALL STREET JOURNAL shall cease such publication, based on average asked prices (or yields) as quoted by each of three United States Government securities dealers of recognized national standing selected by the Company.

    "SPECIFIED BANK DEBT" means (i) all Indebtedness and other monetary obligations owing under the New Credit Agreement or any credit facilities with the banks signatory to the New Credit Agreement (or with banks affiliated with such banks), so long as such facilities are related to the New Credit Agreement; and (ii) Indebtedness owing as of the date of the Senior Debt Securities Indenture or thereafter to banks or other financial institutions under credit facilities which may in the future refinance, refund, replace, supplement or succeed (regardless of any gaps in time) the New Credit Agreements or the facilities referenced in clause (i) hereof (including extensions and restructurings and the inclusion of additional or different or substitute lenders), so long as (a) the aggregate principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of such Indebtedness is at least equal to the principal of all publicly issued Senior Indebtedness (including without limitation, Indebtedness under the 1991 Indenture, the 1994 Indentures and the 1996 Indentures) then outstanding (it being understood that Indebtedness described in clause (i) above and issues of Indebtedness having a principal amount lower than set forth in clause (b) below shall not be included in this amount), (b) Indebtedness outstanding under each particular credit facility has a principal amount outstanding (including available amounts under committed revolving credit or similar working capital facilities, letter of credit facilities and other commitments to provide credit) of at least $25 million and (c) such Indebtedness constitutes Senior Indebtedness.

    "STONE CANADA GROUP" means Stone Canada and its Restricted Subsidiaries existing as of the date of the Senior Debt Securities Indenture.

    "SUBORDINATED CAPITAL BASE" means the sum of (i) the Consolidated Net Worth and (ii) to the extent not included in clause (i) above, the amounts (without duplication) relating to (a) the principal amount of Subordinated Indebtedness incurred after November 1, 1991 which is unsecured and which does not have at the time of incurrence of such Subordinated Indebtedness a weighted average life that is shorter than the weighted average life remaining for the then outstanding Indebtedness under the 1991 Indenture issued prior to the date of the Senior Debt Securities Indenture, or if less than $200 million of such Indebtedness is outstanding, the 11 1/2% Notes then outstanding, or if less than $100 million of such Indebtedness is outstanding, the then Outstanding Senior Debt Securities of any series, or a maturity that is earlier than the maturity of any of the then outstanding Indebtedness under the 1991 Indenture, or if less than $200 million of such Indebtedness is outstanding, the 11 1/2% Notes then outstanding, or if less than $100 million of such Indebtedness is outstanding, the then Outstanding Senior Debt Securities of any series, (b) redeemable stock of the Company that does not constitute Redeemable Stock and (c) the principal amount of the 11 1/2% Senior Subordinated Securities due September 1, 1999 of the Company or any Subordinated Indebtedness exchanged for, or the net proceeds of which are used to refinance, redeem or defease, such 11 1/2% Senior Subordinated Notes due September 1, 1999 pursuant to clause (ii) of the definition of "Permitted Indebtedness", that, in the case of clauses (a), (b) and (c), as at the date of determination, in conformity with GAAP consistently applied, would be set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries.

    "SUBORDINATED INDEBTEDNESS" means indebtedness of the Company (whether outstanding on the date of the Senior Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate to the Senior Debt Securities in right of payment or in rights upon liquidation.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation of which at least a majority in interest of the outstanding Capital Stock having by the terms thereof voting power under ordinary circumstances to elect directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or by one or more corporations a majority in interest of such stock of which is similarly owned or controlled, or by such Person and one or more other corporations a majority in interest of such stock of which is similarly owned or controlled or (ii) any other Person (other than a corporation) in which such Person, directly or indirectly, at the date of determination thereof, has at least a majority equity ownership interest

    "TEN YEAR TREASURY RATE" means the arithmetic average (rounded to the nearest basis point) of the weekly average per annum yield to maturity values (adjusted to constant maturities of ten years, for the Rate Determination Period as determined from the yield curves of the most actively traded marketable United States Treasury fixed interest rate securities (x) constructed daily by the United States Treasury Department (i) as published by the Federal Reserve Board in its Statistical Release H.15 (519), "Selected Interest Rates," which weekly average yield to maturity values currently are set forth in such Statistical Release under the caption "U.S. Government Securities -- Treasury Constant Maturities -- 10 Year" or (ii) if said Statistical Release H.15 (519) is not then published, as published by the Federal Reserve Board in any release comparable to its Statistical Release H.15 or (iii) if the Federal Reserve Board shall not be publishing a comparable release, as published in any official publication or release of any other United States Government Department or agency, or (y) if the United States Treasury Department shall not then be constructing such yield curves, then as constructed by the Federal Reserve Board or any other United States Government Department or agency and published as set forth in (x) above. However, if the Ten Year Treasury Rate cannot be determined as provided above, then the Ten Year Treasury Rate shall mean the arithmetic average (rounded to the nearest basis point) of the per annum yields to maturity for each Business Day during the Rate Determination Period of all of the issues of actively trading issues of non-interest bearing United States Treasury fixed interest rate securities with a maturity of not less then 117 months nor more than 123 months from such Business Day (1) as published in THE WALL STREET JOURNAL or (2) if THE WALL STREET JOURNAL shall cease such publication, based on average asked prices (or yields) as quoted by each of three United States Government securities dealers of recognized national standing selected by the Company.

    "UNRESTRICTED SUBSIDIARY" means a Subsidiary of the Company which has been designated as an "Unrestricted Subsidiary" for purposes of the Senior Debt Securities Indenture by the Company and (a) at least 20% of whose common stock is held by one or more Persons (other than the Company and its Affiliates) which acquired such common stock in a BONA FIDE transaction for fair value and (b) at least 10% of whose total capitalization at the time of designation is in the form of common stock or at least 15% of the fair market value of whose assets at such time shall have been contributed by such Person. An Unrestricted Subsidiary may be designated to be a Restricted Subsidiary only if, at the time of such designation, all Indebtedness and Liens of such Subsidiary could be incurred under the Senior Debt Securities Indenture.

                         PARTICULAR TERMS OF THE SENIOR
                          SUBORDINATED DEBT SECURITIES

    The following description of the Senior Subordinated Debt Securities sets forth the general terms and provisions of the Senior Subordinated Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Senior Subordinated Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Senior Subordinated Debt Securities so offered will be described in the Prospectus Supplement relating to such Senior Subordinated Debt Securities.

CERTAIN COVENANTS

    MINIMUM NET WORTH INTEREST RATE ADJUSTMENT

    The Senior Subordinated Debt Securities Indenture requires that if the Company's Net Worth is below $500 million (the "Minimum Net Worth") as at the end of any two consecutive fiscal quarters (the last day of the second such fiscal quarter, the "Failure Date"), then (i) the interest rate on the Senior Subordinated Debt Securities shall be reset as of the first day of the second fiscal quarter following the Failure Date (the "Reset Date") to a rate per annum (the "Reset Rate") equal to the greater of (x) the initial interest rate as set forth on the cover page of the respective Prospectus Supplement (the "Initial Interest Rate") or (y) the sum of (A) the basis points specified in the respective Prospectus Supplement for purposes of this reset provision and (B) the highest of the treasury rates specified in the respective Prospectus Supplement for purposes of this reset provision, (ii) on the first Interest Payment Date following the Reset Date, the interest rate on the Senior Subordinated Debt Securities, as reset on the Reset Date, shall increase by 50 basis points, and (iii) the interest rate on the Senior Subordinated Debt Securities shall further increase by an additional 50 basis points on each succeeding Interest Payment Date. Notwithstanding anything in the foregoing, in no event shall the interest rate on the Senior Subordinated Debt Securities at any time exceed the Initial Interest Rate by more than 200 basis points. However, if the Company's Net Worth is equal to or above the Minimum Net Worth as of the last day of any fiscal quarter subsequent to the Failure Date, then the interest rate on the Senior Subordinated Debt Securities shall return to the Initial Interest Rate effective as of the first day of the second following fiscal quarter. If the Company's Net Worth shall thereafter be less than the Minimum Net Worth as of the last day of any two consecutive subsequent fiscal quarters, then the interest rate on the Senior Subordinated Debt Securities shall again be adjusted as provided in this paragraph.

    If a Reset Rate has been established for a series of Senior Subordinated Debt Securities, it will be described in the Prospectus Supplement relating to such Senior Subordinated Debt Securities.

    RESTRICTIONS ON DIVIDENDS

    The Senior Subordinated Debt Securities Indenture provides that the Company will not, and will not permit any subsidiary of the Company to, directly or indirectly, (1) declare or pay any dividend or make any distribution, in cash or otherwise, in respect of any shares of capital stock of the Company or to the holders of capital stock of the Company as such (other than dividends or distributions payable in shares of capital stock of the Company, other than Redeemable Stock) or (2) purchase, redeem or otherwise acquire or retire for value any of the capital stock of the Company or options, warrants or other rights to acquire any such capital stock, other than acquisitions of capital stock or such options, warrants or other rights by any subsidiary of the Company from the Company (any such transaction included in clause (1) or (2) a "Restricted Payment") if (i) at the time of such Restricted Payment and after giving effect thereto, (a) an Event of Default shall have occurred and be continuing with respect to any series of the Senior Subordinated Debt Securities or (b) the Net Worth of the Company shall be less than $750 million; or if (ii) after giving effect to such Restricted Payment, the aggregate amount expended subsequent to the date of the Senior Subordinated Debt Securities Indenture for all such Restricted Payments (the amount of any Restricted Payment, if other than cash, to be the fair market value of such payment as determined by the Board of Directors of the Company, whose reasonable determination shall be conclusive and evidenced by a Board Resolution) exceeds the algebraic sum of (w) a number calculated as follows: (A) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to December 31, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a positive number, then 100% of such positive number, and (B) if the aggregate Consolidated Net Income of the Company earned on a cumulative basis during the period subsequent to December 31, 1991 through the end of the last fiscal quarter that is prior to the declaration of any such dividend or distribution or the giving of notice of such purchase, redemption or other acquisition or retirement and for which such financial information is then available, is a negative number, then 100% of such negative number, (x) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a subsidiary of the Company, subsequent to the date of the Senior Subordinated Debt Securities Indenture, of capital stock

(including capital stock issued upon the conversion of, or in exchange for, securities other than capital stock and options, warrants or other rights to acquire capital stock, but excluding Redeemable Stock), (y) the aggregate net cash proceeds received by the Company from the issuance and sale, other than to a subsidiary of the Company, of Indebtedness of the Company that is converted into capital stock of the Company subsequent to the date of the Senior Subordinated Debt Securities Indenture, and (z) $300 million; PROVIDED, HOWEVER, that the retirement of any shares of the Company's capital stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of capital stock of the Company other than Redeemable Stock shall not constitute a Restricted Payment. If all of the conditions to the declaration of a dividend or distribution that are described above are satisfied at the time such dividend or distribution is declared, then such dividend or distribution may be paid or made within sixty days after such declaration even if the payment of such dividend, the making of such distribution or the declaration thereof would not have been permitted at any time after such declaration.

    RESTRICTIONS ON MERGERS AND CONSOLIDATIONS AND SALES OF ASSETS

    The Senior Subordinated Debt Securities Indenture provides that the Company shall not consolidate with, merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by indentures supplemental to the Senior Subordinated Debt Securities Indenture, all the obligations of the Company under the Senior Subordinated Debt Securities and the Senior Subordinated Debt Securities Indenture; (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, with respect to the Senior Subordinated Debt Securities, shall have occurred and be continuing; (3) immediately after giving effect to such transaction or series of related transactions on a pro forma basis, but prior to any purchase accounting adjustments resulting from the transaction or series of related transactions, the Net Worth of the Company (or of the surviving, consolidated or transferee entity if the Company is not continuing) shall be at least equal to the Net Worth of the Company immediately before such transaction or series of related transactions; and (4) the Company shall have delivered to the Senior Subordinated Debt Securities Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or sale, assignment, transfer or lease and such supplemental indentures comply with the Senior Subordinated Debt Securities Indenture.

CHANGE IN CONTROL

    Upon the occurrence of a Change in Control (the "Change in Control Date") and subject to the requirements of the next succeeding sentence, each Holder of Senior Subordinated Debt Securities shall have the right, at the Holder's option, to require the Company to purchase all or any part (PROVIDED that the principal amount must be $1,000 or an integral multiple thereof) of such Holder's Senior Subordinated Debt Securities pursuant to the offer described below (the "Change in Control Offer") at a purchase price equal to 101% of the principal amount of such Senior Subordinated Debt Securities plus accrued and unpaid interest, if any, to the date of such purchase. It shall be a condition precedent to such right of any Holder to require the purchase of any such Senior Subordinated Debt Securities that prior thereto, and prior to giving the notice to Holders provided below, the Company shall have first (1) repaid in full in cash all Specified Bank Debt or (2) obtained the requisite consent of holders of such Specified Bank Debt to permit the purchase of such Senior Subordinated Debt Securities.

    Promptly upon satisfaction of either one of the conditions precedent described above, the Company shall mail a notice (which notice shall contain all instructions and materials necessary to enable Holders to tender Senior Subordinated Debt Securities) to each Holder of Senior Subordinated Debt Securities of each applicable series. All Senior Subordinated Debt Securities of each applicable series tendered will be accepted for payment on a date which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change in Control Payment Date").

    On the Change in Control Payment Date, the Company shall accept for payment Senior Subordinated Debt Securities of each applicable series or portions thereof tendered pursuant to the Change in Control Offer, and deposit with the applicable Paying Agent money sufficient to pay the purchase price of all Senior Subordinated Debt Securities of each applicable series or portions thereof so accepted. The applicable Paying Agent shall promptly mail or deliver to the Holder of Senior Subordinated Debt Securities of each applicable series so accepted payment in an amount equal to the purchase price, and the Senior Subordinated Debt Securities Trustee shall promptly authenticate and mail or make available for delivery to such Holder a new Senior Subordinated Debt Security of the same series as, and equal in principal amount to, any unpurchased portion of the Senior Subordinated Debt Security surrendered. The Company will publicly announce the results of the Change in Control Offer.

    Whether a Change in Control has occurred depends entirely on the accumulation of Common Stock of the Company and on certain changes in the composition of the Company's Board of Directors. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change in Control provisions. With respect to any Change in Control Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

    The Change in Control purchase feature of the Senior Subordinated Debt Securities may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of Common Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a standard term contained in other similar debt offerings. Change in control provisions are also contained in the Credit Agreement and other indentures.

    If a Change in Control were to occur, there can be no assurance that the required condition precedent to a Holder's right to require the purchase of the Senior Subordinated Debt Securities will be satisfied. In addition, there can be no assurance that the Company would have sufficient funds to pay the required purchase price for all the Senior Subordinated Debt Securities tendered by the Holders thereof. The Company's ability to purchase the Senior Subordinated Debt Securities tendered upon a Change in Control may be limited by the terms of its then-existing borrowing and other agreements. The subordination provisions of the Senior Subordinated Debt Securities Indenture may limit the ability of the Company to purchase the Senior Subordinated Debt Securities if an event of default has occurred with respect to the Senior Indebtedness.

    As of September 30, 1996, the Company had approximately $1.3 billion of commitments for Specified Bank Debt.

    Other provisions of the Senior Subordinated Debt Securities Indenture may be applicable in the event of a highly leveraged transaction by the Company. See "-- Certain Covenants -- Restrictions on Mergers and Consolidations and Sales of Assets" and "-- Certain Covenants -- Minimum Net Worth Interest Rate Adjustment." The Board of Directors of the Company may not unilaterally waive these provisions.

    For purposes of the Senior Subordinated Debt Securities Indenture, the definitions of "Change in Control," "Acquiring Person," "Continuing Director" and "Specified Bank Debt" have identical meanings as the definitions used in the Senior Debt Securities Indenture except for references to the specific Debt Securities being issued and the applicable Indenture. See "Description of Debt Securities -- Particular Terms of the Senior Debt Securities -- Certain Definitions."

EVENTS OF DEFAULT AND NOTICE THEREOF

    The following are Events of Default under the Senior Subordinated Debt Securities Indenture with respect to the Senior Subordinated Debt Securities of any series: (1) failure to pay interest on any Senior Subordinated Debt Securities of that series when due, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Senior Subordinated Debt Securities of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement contained in the Senior Subordinated Debt Securities of that series or in the Senior Subordinated Debt Securities Indenture (other than a covenant, agreement or warranty included in the Senior Subordinated Debt Securities Indenture solely for the benefit of Senior Subordinated Debt Securities of a series other than that series), continued for a period of 60 days after notice has been given to the Company by the Senior Subordinated Debt Securities Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company having an aggregate principal amount of not less than $25 million, unless cured within 15 days after notice has been given to the Company by the Senior Subordinated Debt Securities Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities of that series; (5) the entering against the Company of one or more judgments or decrees involving an aggregate liability of $25 million or more unless vacated, discharged, satisfied or stayed within 30 days of the entering of such judgments or decrees; (6) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (7) any other Event of Default with respect to Senior Subordinated Debt Securities of that series specified in the Prospectus Supplement relating thereto.

    The Senior Subordinated Securities Debt Indenture provides that the Senior Subordinated Debt Securities Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Senior Subordinated Debt Securities of any series issued under the Senior Subordinated Debt Securities Indenture, give the Holders of Senior Subordinated Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" to include the events specified above without grace or notice); PROVIDED, HOWEVER, that, except in the case of an Event of Default or a Default in payment on any Senior Subordinated Debt Securities of any series, the Senior Subordinated Debt Securities Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Senior Subordinated Debt Securities Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the Senior Subordinated Debt Securities of that series.

    If an Event of Default with respect to the Senior Subordinated Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Senior Subordinated Debt Securities Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, by notice in writing to the Company (and to the Senior Subordinated Debt Securities Trustee if given by the Holders of at least 25% in aggregate principal amount of the Senior Subordinated Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Senior Subordinated Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Subordinated Debt Securities of that series shall become immediately due and payable.

    If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal (without premium) of and accrued interest on the Outstanding Senior Subordinated Debt Securities of any series IPSO FACTO becomes immediately due and payable without any declaration or other act on the part of the Senior Subordinated Debt Securities Trustee or any Holder of any Senior Subordinated Debt Security of that series.

    Any such declaration with respect to Senior Subordinated Debt Securities of any series may be annulled and past Events of Default and Defaults (except, unless theretofore cured, an Event of Default or a Default, in payment of principal of or interest on the Debt Securities of that series) may be waived by the Holders of a majority of the principal amount of the Outstanding Senior Subordinated Debt Securities of that series, upon the conditions provided in the Senior Subordinated Debt Securities Indenture.

    The Senior Subordinated Debt Securities Indenture provides that the Company shall periodically file statements with the Senior Subordinated Debt Securities Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Senior Subordinated Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF THE SENIOR SUBORDINATED DEBT SECURITIES INDENTURE; WAIVER

    The Senior Subordinated Debt Securities Indenture may be modified by the Company and the Senior Subordinated Debt Securities Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Senior Subordinated Debt Securities Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Senior Subordinated Debt Securities of any series issued under the Senior Subordinated Debt Securities Indenture. In addition, under the Senior Subordinated Debt Securities Indenture, certain rights and obligations of the Company and the rights of Holders of the Senior Subordinated Debt Securities may be modified by the Company and the Senior Subordinated Debt Securities Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities of each series affected thereby; but no extension of the maturity of any Senior Subordinated Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Senior Subordinated Debt Securities of any series issued under the Senior Subordinated Debt Securities Indenture, other modification in the terms of payment of the principal of, or interest on, any Senior Subordinated Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Senior Subordinated Debt Security of any series issued under the Senior Subordinated Debt Securities Indenture and affected thereby without his consent. The Senior Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Subordinated Debt Securities of the Company which may be issued thereunder.

    The Holders of a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities of any series may on behalf of the Holders of all Senior Subordinated Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Senior Subordinated Debt Securities Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Subordinated Debt Securities of any series may on behalf of the Holders of all Senior Subordinated Debt Securities of that series waive any past Event of Default or Default under the Senior Subordinated Debt Securities Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Senior Subordinated Debt Securities of that series or in respect of a provision which under the Senior Subordinated Debt Securities Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Senior Subordinated Debt Security of that series affected.

DEFEASANCE

    The Company may terminate its substantive obligations in respect of Senior Subordinated Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Subordinated Debt Securities of that series) by (i) depositing with the Senior Subordinated Debt Securities Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Subordinated Debt Securities of that series, (ii) delivering to the Senior Subordinated Debt Securities Trustee either an Opinion of Counsel or a ruling directed to the Senior Subordinated Debt Securities Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Subordinated Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Senior Subordinated Debt Securities Indenture. In addition, the Company may terminate all of its substantive obligations in respect of Senior Subordinated Debt Securities of any series (including its obligations to pay the principal of (and premium, if any, on) and interest on the Senior Subordinated

Debt Securities of that series) by (i) depositing with the Senior Subordinated Debt Securities Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient to pay all remaining indebtedness on the Senior Subordinated Debt Securities of that series, (ii) delivering to the Senior Subordinated Debt Securities Trustee either a ruling directed to the Senior Subordinated Debt Securities Trustee from the Internal Revenue Service to the effect that the Holders of the Senior Subordinated Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel, based upon such a ruling or a change in the applicable federal tax law since the date of the Senior Subordinated Debt Securities Indenture, to such effect, and (iii) complying with certain other requirements set forth in the Senior Subordinated Debt Securities Indenture.

THE TRUSTEE

    The Bank of New York is the Trustee under the Senior Subordinated Debt Securities Indenture.

    The Company maintains normal commercial banking relations with The Bank of New York, which is also a lender under the Credit Agreement and the trustee under certain indentures of the Company.

CERTAIN DEFINITIONS

    For purposes of the Senior Subordinated Debt Securities Indenture, certain defined terms have the following meanings:

    "CONSOLIDATED NET INCOME" of the Company means, for any period for which the determination thereof is to be made, the net income (or loss) of the Company and its subsidiaries on a consolidated basis for such period taken as a single accounting period, determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom (i) the net income (or loss) of any person (a "joint venture") in which any other person (other than the Company or any of its subsidiaries) has a joint equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its subsidiaries by such joint venture during such period, (ii) except to the extent includable pursuant to the foregoing clause or , the net income (or loss) of any person accrued prior to the date it becomes a subsidiary of the Company or is merged into or consolidated with the Company or any of its subsidiaries or that person's assets are acquired by the Company or any of its subsidiaries, (iii) the net income of any subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, and (iv) the excess (but not the deficit), if any, of (x) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any capital stock of the Company or a subsidiary of the Company over (y) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any asset that is not sold in the ordinary course of business or of any capital stock of the Company or a subsidiary of the Company.

    "INDEBTEDNESS" means, with respect to any person, (i) any obligation of such person to pay the principal of, premium, if any, interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest is allowed in such proceeding), penalties, reimbursement or indemnification amounts, fees, expenses or other amounts relating to any indebtedness and any other liability, contingent or otherwise, of such person
(A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, (C) for goods, materials or services purchased in the ordinary course of business, (D) for any letter of credit or performance bond in favor of such person, or (E) for the payment of money relating to a Capitalized Lease Obligation; (ii) any liability of others of the kind described in the preceding clause (i), which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a

Lien to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; and (iv) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or
(iii). The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, plus the maximum amount of any contingent obligations as described above, in each case at such date.

    "JUNIOR SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the date of the Senior Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate in right of payment to the Senior Indebtedness and the Senior Subordinated Indebtedness.

    "NET WORTH" means the amount which, in conformity with GAAP would be set forth under the caption "stockholders' equity" (or any like caption) on the consolidated balance sheet of the Company, exclusive of amounts attributable to Redeemable Stock. If the Company has changed one or more of the accounting principles used in the preparation of its financial statements, because of a change mandated by the Financial Accounting Standards Board, then Net Worth shall mean the Net Worth the Company would have had if the Company had continued to use those generally accepted accounting principles employed at December 31, 1991.

    "SENIOR INDEBTEDNESS" means the principal of, interest on and other amounts due on (i) Indebtedness of the Company, whether outstanding on the date of the Senior Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Senior Subordinated Debt Securities Indenture, for money borrowed from banks or other financial institutions, including, without limitation, money borrowed under the Credit Agreements and any refinancings or refundings thereof; (ii) Indebtedness of the Company, whether outstanding on the dates of the Senior Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company in compliance with the Senior Subordinated Debt Securities Indenture, which is not Senior Subordinated Indebtedness or Junior Subordinated Indebtedness; and (iii) Indebtedness of the Company under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include: (a) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services, or (b) Indebtedness of the Company to a subsidiary of the Company.

    "SENIOR SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company (whether outstanding on the date of the Senior Subordinated Debt Securities Indenture or thereafter created, incurred, assumed or guaranteed by the Company) which, pursuant to the terms of the instrument creating or evidencing the same, is subordinate in right of payment to the Senior Indebtedness and senior in right of payment to the Junior Subordinated Indebtedness.

                          DESCRIPTION OF DEBT WARRANTS

    The Company may issue, together with other Securities or separately, Debt Warrants for the purchase of Debt Securities. Each series of Debt Warrants will be issued under separate Debt Warrant Agreements (each a "Debt Warrant Agreement") to be entered into between the Company and a bank or trust company, as Debt Warrant Agent (the "Debt Warrant Agent"), all as set forth in the Prospectus Supplement relating to Debt Warrants in respect of which this Prospectus is being delivered. The Debt Warrant Agent will act solely as an agent of the Company in connection with the Debt Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Debt Warrants. If Debt Warrants are issued, copies of the forms of Debt Warrant Agreements and the Warrant Certificates representing Debt Warrants (the "Debt Warrant Certificates") will be filed on a Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents, and the Prospectus Supplement relating to such Debt Warrants, including the definition therein of certain capitalized terms not defined herein.

GENERAL

    Reference is made to the Prospectus Supplement for the terms of Debt Warrants in respect of which this Prospectus is being delivered, the Debt Warrant Agreement relating to such Debt Warrants and the Debt Warrant Certificates representing such Debt Warrants, including the following: (1) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of such Debt Warrants and the procedures and conditions relating to the exercise of such Debt Warrants; (2) the designation and terms of any related Debt Securities with which such Debt Warrants are issued and the number of such Debt Warrants issued with each such Debt Security;
(3) the date, if any, on and after which such Debt Warrants and the related Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of each Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise;
(5) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (6) if the Debt Securities purchasable upon exercise of such Debt Warrants are original issue discount Debt Securities, a discussion of federal income tax considerations applicable thereto; and
(7) whether the Debt Warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

    Debt Warrant Certificates will be exchangeable for new Debt Warrant Certificates of different denominations and Debt Warrants may be exercised at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement relating thereto. Prior to the exercise of their Debt Warrants, holders of Debt Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise.

EXERCISE OF DEBT WARRANTS

    Each Debt Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or to be determinable as set forth in, the Prospectus Supplement relating to the Debt Warrants offered thereby. Debt Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Debt Warrants will become void.

    Debt Warrants may be exercised as set forth in the Prospectus Supplement relating to the Debt Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Debt Warrant Certificate properly completed and duly executed at the corporate trust office of the Debt Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Debt Warrants represented by such Debt Warrant Certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                          DESCRIPTION OF CAPITAL STOCK

    The Company may issue, separately or together with or upon the conversion of or exchange for other Securities, Common Stock and Preferred Stock, all as set forth in the accompanying Prospectus Supplement relating to the Common Stock or Preferred Stock in respect of which this Prospectus is being delivered. The following summaries do not purport to be complete and are subject to the detailed provisions of the Company's restated certificate of incorporation (the "Certificate of Incorporation"), including the Certificate of Designation for the Series E Cumulative Convertible Exchangeable Preferred Stock (the "Series E Preferred Stock"), and the Company's By-Laws, as amended (the "By-Laws"). These statements do not purport to be complete, or to give full effect to the provisions of statutory or common law, and are subject to, and are qualified in their entirely by reference to, the terms of the Certificate of Incorporation, the Certificate of Designation of the Series E Preferred Stock and the By-Laws.

    The Certificate of Incorporation authorizes the issuance of a total of 210 million shares of all classes of stock, of which 10 million may be shares of preferred stock, par value $.01 per share, and 200 million may be shares of the Common Stock, par value $.01 per share. At December 31, 1996, approximately 99.3 million shares of Common Stock were outstanding and 4.6 million shares of Series E Preferred Stock were outstanding. In addition, 2 million shares of Series D Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock") have been authorized and reserved for issuance in connection with the Series D Rights described below.

COMMON STOCK

    GENERAL

    Subject to the rights of the holders of any shares of the Company's preferred stock which may at the time be outstanding, holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor.

    Each holder of Common Stock is entitled to one vote for each share of Common Stock registered in such holder's name on the books of the Company on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of shares of the Common Stock vote as one class. The holders of shares of the Common Stock have cumulative voting rights under the Certificate of Incorporation such that in all elections for directors, each holder entitled to vote thereat is entitled to as many votes as is equal to the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder's shares multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among any two or more of them as such holder may see fit.

    LIQUIDATION RIGHTS AND OTHER PROVISIONS

    The Company has granted its lenders security interests in a substantial portion of the Company's assets under the Credit Agreement and other debt agreements. See "Credit Agreement" and "Description of Debt Securities -- Ranking." Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of the Common Stock are entitled to share pro rata in the distribution of any remaining assets in the event of liquidation, dissolution or winding up of the Company. The shares of Common Stock are not liable to any calls or assessments and have no conversion rights or redemption or sinking fund provisions. The Transfer Agent and Registrar for the Common Stock is The First National Bank of Chicago.

    CHANGE IN CONTROL

    The Certificate of Incorporation and the Rights Agreement dated July 25, 1988, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent and the successor to The First National Bank of Chicago, contain certain provisions (described below) that could make more difficult or discourage a change in control of the Company. Such provisions are designed to discourage situations in which the Company is forced to accept a proposal for the takeover of the Company without ample time to evaluate the proposal and appropriate alternatives and to encourage anyone contemplating a business combination with the Company to negotiate directly with the Company on a fair and equitable basis.

    SERIES D RIGHTS

    Each share of Common Stock has associated with it one preferred share purchase right (the "Series D Right') permitting the holder to purchase approximately one-hundredth of a share of the Company's Series D Preferred Stock at an exercise price of $130 per share, subject to certain adjustments. The terms of the Series D Rights are set forth in the Rights Agreement.

    The Series D Rights are not exercisable and are transferable only with the related Common Stock certificates. The Series D Rights become exercisable and separately transferable ten days after a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock (subject to a limited exception for certain inadvertent acquisitions) or ten business days after a person or group (excluding certain entities including members of the Stone family) announces a tender offer or exchange offer that would, if completed, result in ownership by such person or group of 15% or more of the outstanding shares of the Common Stock. Thereafter, the Series D Rights will trade separately from the Common Stock.

    After the Series D Rights become exercisable, if a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock and the Company is acquired in a merger or other business combination transaction, each Series D Right will entitle its holder (other than the acquiring person or group) to purchase, at the Series D Right's then-current exercise price, a number of the acquiring company's shares of common stock having a market value at that time of twice the Series D Right's then-current exercise price. In addition, in the event that a person or group (excluding certain entities including members of the Stone family) acquires 15% or more of the outstanding shares of the Common Stock, each holder of a Series D Right (other than the acquiring person or group) will be entitled to purchase the number of shares of the Common Stock having a market value of twice the then-current exercise price of the Series D Right. In the event that the number of shares of Common Stock authorized but not outstanding or reserved for issuance for purposes other than upon the exercise of the Rights are not sufficient to permit the exercise in full of the Rights, the Company is required to substitute other securities or consideration therefor.

    Under certain circumstances, the Series D Rights may be redeemed at a price of $.01 per Series D Right. The Company may pay the redemption price in cash, shares of Common Stock or any other form of consideration deemed appropriate by the Board of Directors of the Company. The Series D Rights will expire in August 1998, unless earlier redeemed by the Company.

    The Rights Agreement generally provides that a Series D Right will be issued in connection with each share of Common Stock (i) issued prior to the earliest of the Distribution Date (as defined in the Rights Agreement) or the redemption, exchange or expiration of the Series D Rights or (ii) issued at certain other times pursuant to certain options, warrants or convertible securities.

    SUPERMAJORITY VOTE REQUIREMENTS

    The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock") is required to authorize (a) any merger or consolidation of the Company with or into any other corporation (other than a Subsidiary of the Company) or (b) the sale (other than to the Company or its Subsidiaries) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole. For purposes of this paragraph, a "Subsidiary" is any corporation more than 50% of the voting securities of which are owned by the Company.

PREFERRED STOCK

    GENERAL

    The Certificate of Incorporation authorizes the Company's Board of Directors, without first obtaining approval of the holders of Common Stock or any series of preferred stock, to provide for the issuance of any or all shares of the preferred stock in one or more series, and to fix the voting powers, full or limited, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, applicable to the shares to be included in any such series as may be permitted by the General Corporation Law of the State of Delaware.

    The specific terms of any Preferred Stock being offered will be described in the Prospectus Supplement relating to such Preferred Stock. If Preferred Stock of any series is offered by the Company, a copy of the Certificate of Designation will be filed on a Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including the following: (1) the title and stated value of such Preferred Stock; (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock; (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (4) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (5) the procedures for any auction and remarketing, if any, for such Preferred Stock; (6) the provisions for a sinking fund, if any, for such Preferred Stock; (7) the provisions for redemption, if applicable, of such Preferred Stock; (8) any listing of such Preferred Stock on any securities exchange; (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company; (10) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (11) any limitations on issuance of any Preferred Stock ranking senior to or on a parity with such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (12) any other specific terms, preferences, rights (including, without limitation, voting rights), limitations or restrictions of such Preferred Stock; and (13) a discussion of federal income tax considerations applicable to such Preferred Stock.

    SERIES E PREFERRED STOCK

    There were 4.6 million shares of Series E Preferred Stock authorized and outstanding at December 31, 1996. The Series E Preferred Stock is entitled to cumulative cash preferential dividends of $1.75 per share, per annum, payable quarterly, and has a liquidation preference of $25 per share plus accrued and unpaid dividends. Unless full cumulative dividends on the Series E Preferred Stock have been paid or payment has been provided for, no dividends (other than dividends in shares of Common Stock or other capital stock ranking junior to the Series E Preferred Stock in the payment of dividends) shall be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other capital stock of the Company ranking junior or on a parity with the Series E Preferred Stock as to dividends.

    The Series E Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any dividend date, for the Company's 7% Convertible Subordinated Exchange Debentures due February 15, 2007 (the "Exchange Debentures") at an exchange rate of $25 principal amount of Exchange Debentures for each share of Series E Preferred Stock so exchanged. The Exchange Debentures entitle the holders thereof to convert the Exchange Debentures into shares of Common Stock.

    The Series E Preferred Stock is redeemable by the Company, in whole but not in part, at $26.50 per share, if redeemed prior to February 15, 1997, and thereafter at prices declining to $25 per share on and after February 15, 2002, together with accrued and unpaid dividends to the date of redemption. The Series E Preferred Stock, unless previously exchanged or redeemed by the Company, is convertible at the option of the holder thereof at any time into shares of Common Stock at a conversion price of $33.94 per share (as of the date hereof) subject to adjustment under certain conditions.

    If the Company fails to pay any six quarterly dividends on the Series E Preferred Stock, then the holders of the Series E Preferred Stock, voting together as a class with all other outstanding classes or series of preferred stock ranking junior to or on a parity with the Series E Preferred Stock and entitled to vote thereon, have the right to elect two directors to be added to the Company's Board of Directors. Such voting rights continue until all dividends in arrears on such stock have been paid or provided for. Without the approval of at least two-thirds of the outstanding shares of Series E Preferred Stock, the Company may not issue any capital stock ranking senior to the Series E Preferred Stock as to payment of dividends or in distribution of assets upon liquidation or make any change which adversely affects the preferences, rights or powers of the Series E Preferred Stock.

DEPOSITARY SHARES

    GENERAL

    The Company may, at its option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below.

    The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary Bank"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

    The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. The specific terms of any Depositary Shares being offered will be described in the Prospectus Supplement relating to such Depositary Shares. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be filed on a Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents and the Prospectus Supplement relating to such Depositary Shares.

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary Bank may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

    WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of the Depositary Receipts to the Depositary Bank, the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office of the number of whole shares of Preferred Stock represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary Bank will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Owners of Depositary Shares will be entitled to receive only whole shares of Preferred Stock. In no event will fractional shares of Preferred Stock (or cash in lieu thereof) be distributed by the Depositary Bank. Consequently, a holder of a Depositary Receipt representing fractional shares of Preferred Stock would be able to liquidate his position only by sale to a third party (in a public trading market transaction, if available, or otherwise), unless the Depositary Shares are redeemed by the Company or converted by the holder.

    DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary Bank will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

    In the event of a distribution other than in cash, the Depositary Bank will distribute property by it to the record holders of Depositary Shares entitled thereto, unless the Depositary Bank determines that it is not feasible to make such distribution, in which case the Depositary Bank may, with the approval of the Company, sell such property and distribute the net proceeds from such sale of such holders.

    REDEMPTION OF DEPOSITARY SHARES

    If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary Bank resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary Bank. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary Bank, the Depositary Bank will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary Bank.

    VOTING THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of a series of Preferred Stock are entitled to vote, the Depositary Bank will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary Bank as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary Bank will endeavor insofar as practicable, to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary Bank in order to enable the Depositary Bank to do so. The Depositary Bank may abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

    AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary Bank. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary Bank only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

    CHARGES OF DEPOSITARY BANK

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary Bank in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

    MISCELLANEOUS

    The Depositary Bank will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary Bank and that the Company is required to furnish to the holders of Preferred Stock.

    Neither the Depositary Bank nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary Bank under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY BANK

    The Depositary Bank may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary Bank, any such resignation or removal to take effect upon the appointment of a successor Depositary Bank and its acceptance of such appointment. Such successor Depositary Bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                         DESCRIPTION OF STOCK WARRANTS

    The Company may issue, together with other securities or separately, Stock Warrants for the purchase of Common Stock. Each series of Stock Warrants will be issued under separate Stock Warrant Agreements (each a "Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as Stock Warrant Agent (the "Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to Stock Warrants in respect of which this Prospectus is being delivered. The Stock Warrant Agent will act solely as an agent of the Company in connection with the Stock Warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of Stock Warrants. If Stock Warrants are issued, copies of the forms of Stock Warrant Agreements and the Warrant Certificates representing Stock Warrants (the "Stock Warrant Certificates") will be filed on a Form 8-K and incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents, and the Prospectus Supplement relating to such Stock Warrants, including the definitions therein of certain capitalized terms not defined herein.

GENERAL

    Reference is made to the Prospectus Supplement for the terms of Stock Warrants in respect of which this Prospectus is being delivered, the Stock Warrant Agreement relating to such Stock Warrants and the Stock Warrant Certificates representing such Stock Warrants, including the following: (1) the offering price of such Stock Warrants, if any; (2) the procedures and conditions relating to the exercise of such Stock Warrants; (3) the number of shares of Common Stock purchasable upon exercise of each Stock Warrant and the initial price at which such shares may be purchased upon exercise; (4) the date on which the right to exercise such Stock Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (5) a discussion of federal income tax considerations applicable to the exercise of Stock Warrants; (6) call provisions of such Stock Warrants, if any; and (7) any other terms of the Stock Warrants. The shares of Common Stock issuable upon the exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

    Prior to the exercise of their Stock Warrants, holders of Stock Warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

EXERCISE OF STOCK WARRANTS

    Each Stock Warrant will entitle the holder to purchase for cash such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Stock Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Stock Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable Prospectus Supplement. After the close of business on the Expiration Date, unexercised Stock Warrants will become void.

    Stock Warrants may be exercised as set forth in the Prospectus Supplement relating to the Stock Warrants in respect of which this Prospectus is being delivered. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the Stock Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the Stock Warrants represented by such Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of Stock Warrants.

ANTIDILUTION PROVISIONS

    Unless otherwise specified in the applicable Prospectus Supplement, the exercise price payable and the number of shares purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including
(1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of the Common Stock; or (3) any distribution by the Company to the holders of its Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends or distributions payable out of capital surplus and dividends and distributions referred to in (1) above).

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to or through underwriters or dealers, and also may sell Securities directly to one or more other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities and any applicable commissions or discounts.

    Underwriters, dealers or agents may offer and sell the Securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters or agents may sell the Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

    The Offered Securities, other than the Common Stock, when first issued, will have no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

    If so indicated in the Prospectus Supplement, the Company may authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on a future date. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriters, dealers or agents participating in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers or agents may be entitled, under agreements entered into with the Company, to indemnification against or contribution toward certain civil liabilities, including liabilities under the Securities Act.

    Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors and others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, will be described in the Prospectus Supplement relating thereto.

                           VALIDITY OF THE SECURITIES

    The validity of the issuance of the securities offered hereby will be passed upon for the Company by Leslie T. Lederer, Vice President, Secretary and Counsel of the Company. As of January 13, 1997, Mr. Lederer was the beneficial owner of 5,961 shares of Common Stock and 7,295 restricted shares and held options to purchase 46,996 additional shares.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                ATTACHMENT NO. 1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM 10-Q


[X] Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     For the Quarterly period ended March 31, 1997

[  ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
     Exchange Act of 1934

     For the transition period from ___________________ to __________________.

     Commission file number 1-3439


                           STONE CONTAINER CORPORATION
-----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

Delaware                                                        36-2041256
---------------------------------------------               -----------------
(State or other jurisdiction of incorporation               (I.R.S. employer
or organization)                                           identification no.)


150 North Michigan Avenue, Chicago, Illinois                           60601
-------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)

Registrant's telephone number, including area code:  312-346-6600
                                                    --------------

Indicate by check mark (X) whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                         Yes  X              No
                             ----               ----

Number of shares of common stock outstanding as of May 1, 1997:   99,319,186

                         PART I.  FINANCIAL INFORMATION
                          ITEM 1.  FINANCIAL STATEMENTS

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                   March 31,        December 31,
(IN MILLIONS)                                        1997*             1996
                                                  ------------------------------
ASSETS
Current assets:
Cash and cash equivalents. . . . . . . . . . . .  $    94.4       $      112.6
Accounts and notes receivable (less allowances
  of $21.4 and $24.3). . . . . . . . . . . . . .      568.9              572.8
Inventories. . . . . . . . . . . . . . . . . . .      779.3              741.6
Other. . . . . . . . . . . . . . . . . . . . . .      127.3              134.2
                                                  ---------       ------------
          Total current assets . . . . . . . . .    1,569.9            1,561.2
                                                  ---------       ------------
Property, plant and equipment. . . . . . . . . .    4,906.6            4,939.1
Accumulated depreciation and amortization. . . .   (2,349.0)          (2,305.4)
                                                  ---------       ------------
          Property, plant and equipment--net . .    2,557.6            2,633.7
Timberlands. . . . . . . . . . . . . . . . . . .       32.8               34.6
Goodwill . . . . . . . . . . . . . . . . . . . .      476.0              485.4
Investment in non-consolidated affiliates. . . .    1,169.0            1,198.2
Other. . . . . . . . . . . . . . . . . . . . . .      428.4              440.7
                                                  ---------       ------------
Total assets . . . . . . . . . . . . . . . . . .  $ 6,233.7       $    6,353.8
                                                  ---------       ------------
                                                  ---------       ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable . . . . . . . . . . . . . . . .  $   270.0       $      363.8
Current maturities of senior long-term debt. . .      179.5              186.7
Notes payable and current maturities of
 non-recourse debt of consolidated affiliates. .       30.0               21.9
Income taxes . . . . . . . . . . . . . . . . . .       23.3               15.1
Accrued and other current liabilities. . . . . .      306.7              301.7
                                                  ---------       ------------
          Total current liabilities. . . . . . .      809.5              889.2
                                                  ---------       ------------
Senior long-term debt. . . . . . . . . . . . . .    3,457.0            3,269.6
Subordinated debt. . . . . . . . . . . . . . . .      422.4              422.3
Non-recourse debt of consolidated affiliates . .      246.8              259.2
Other long-term liabilities. . . . . . . . . . .      305.6              308.1
Deferred taxes . . . . . . . . . . . . . . . . .      337.6              410.2
Commitments and contingencies. . . . . . . . . .

STOCKHOLDERS' EQUITY:
   Series E preferred stock. . . . . . . . . . .      115.0              115.0
   Common stock (99.3 and 99.3 shares
    outstanding) . . . . . . . . . . . . . . . .      955.4              954.8
   Accumulated deficit . . . . . . . . . . . . .     (192.9)             (94.2)
   Foreign currency translation adjustment . . .     (221.5)            (178.8)
   Unamortized expense of restricted stock plan.       (1.2)              (1.6)
                                                  ---------       ------------
          Total stockholders' equity . . . . . .      654.8              795.2
                                                  ---------       ------------
Total liabilities and stockholders' equity . . .  $ 6,233.7       $    6,353.8
                                                  ---------       ------------
                                                  ---------       ------------

*Unaudited; subject to year-end audit


  The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   AND RETAINED EARNINGS (ACCUMULATED DEFICIT)




                                                           Three months ended
                                                               March  31,
                                                           ------------------
(IN MILLIONS EXCEPT PER SHARE)                                1997    1996
                                                           -------   --------
Net sales. . . . . . . . . . . . . . . . . . . . . . . . . $1,180.8  $1,321.5
Cost of products sold. . . . . . . . . . . . . . . . . . .    988.2     972.2
Selling, general and administrative expenses . . . . . . .    146.7     153.7
Depreciation and amortization. . . . . . . . . . . . . . .     78.5      79.0
Equity (income) loss from affiliates . . . . . . . . . . .     12.6     (26.2)
Other (income) expense-net . . . . . . . . . . . . . . . .      1.7      (2.8)
                                                           --------  --------
Income (loss) before interest expense, income taxes,
 and minority interest . . . . . . . . . . . . . . . . . .    (46.9)    145.6
Interest expense . . . . . . . . . . . . . . . . . . . . .   (107.4)    (99.6)
                                                           --------  --------
Income (loss) before income taxes and minority interest. .   (154.3)     46.0
(Provision) credit for income taxes. . . . . . . . . . . .     57.6     (14.6)
Minority interest. . . . . . . . . . . . . . . . . . . . .      --        1.0
                                                           --------  --------
Net income (loss). . . . . . . . . . . . . . . . . . . . .    (96.7)     32.4
Preferred stock dividends. . . . . . . . . . . . . . . . .     (2.0)     (2.0)
                                                           --------  --------
Net income (loss) applicable to common shares. . . . . . . $  (98.7) $   30.4
                                                           --------  --------
Retained earnings (accumulated deficit),
 beginning of period . . . . . . . . . . . . . . . . . . . $  (94.2) $   97.8
Net income (loss). . . . . . . . . . . . . . . . . . . . .    (96.7)     32.4
Cash dividends on common and preferred stock . . . . . . .     (2.0)    (16.9)
                                                           --------  --------
Retained earnings (accumulated deficit), end of period . . $ (192.9) $  113.3
                                                           --------  --------
                                                           --------  --------
PER SHARE OF COMMON STOCK:
Net income (loss):
  Primary  . . . . . . . . . . . . . . . . . . . . . . . . $   (.99) $    .31
                                                           --------  --------
  Fully diluted. . . . . . . . . . . . . . . . . . . . . . $   *     $    .30
                                                           --------  --------
Cash dividends . . . . . . . . . . . . . . . . . . . . . . $  --     $    .15
                                                           --------  --------
Common shares and common share equivalents outstanding
 (weighted average, in millions):
  Primary. . . . . . . . . . . . . . . . . . . . . . . . .     99.3      99.2
                                                           --------  --------
  Fully Diluted. . . . . . . . . . . . . . . . . . . . . .     *        104.4
                                                           --------  --------

Unaudited; subject to year-end audit

The accompanying notes are an integral part of these statements.

* Fully diluted amounts and average shares outstanding have not been presented due to anti-dilutive nature.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                           Three months ended
                                                               March  31,
                                                           ------------------
(IN MILLIONS EXCEPT PER SHARE)                               1997     1996
                                                           -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss). . . . . . . . . . . . . . . . . . . .   $(96.7)   $  32.4
Adjustments to reconcile net income (loss) to net cash
  (used in) provided by operating activities:
  Depreciation and amortization. . . . . . . . . . . . .     78.5       79.0
  Deferred taxes . . . . . . . . . . . . . . . . . . . .    (62.4)       3.7
  Foreign currency transaction losses. . . . . . . . . .      4.5         .2
  Equity (income) loss from affiliates . . . . . . . . .     12.6      (26.2)
 Other--net. . . . . . . . . . . . . . . . . . . . . . .     20.4       15.3

Changes in current assets and liabilities:
  (Increase) decrease in accounts and notes
    receivable--net. . . . . . . . . . . . . . . . . . .     (1.8)      58.1
  Increase in inventories. . . . . . . . . . . . . . . .    (41.7)     (49.8)
  Increase in other current assets . . . . . . . . . . .      (.1)      (4.8)
  Decrease in accounts payable and other current
   liabilities . . . . . . . . . . . . . . . . . . . . .    (72.6)     (23.0)
                                                           ------    -------
Net cash (used in) provided by operating activities. . .   (159.3)      84.9
                                                           ------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings . . . . . . . . . . . . . . . . . . . . . . .    191.4      184.7
Non-recourse borrowings of consolidated affiliates . . .      --         1.2
Payments made on debt. . . . . . . . . . . . . . . . . .    (10.5)     (63.2)
Payments by consolidated affiliates on non-recourse debt     (3.2)      (5.1)
Cash dividends . . . . . . . . . . . . . . . . . . . . .     (2.0)     (16.9)
                                                           ------    -------
Net cash provided by financing activities. . . . . . . .    175.7      100.7
                                                           ------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures . . . . . . . . . . . . . . . . . .    (26.3)     (41.8)
Proceeds from sales of assets. . . . . . . . . . . . . .      2.6        2.6
Purchase of securities of a non-consolidated affiliate .      --       (39.6)
Payments made for businesses acquired. . . . . . . . . .     (4.3)      (5.7)
Other--net . . . . . . . . . . . . . . . . . . . . . . .     (5.3)       (.8)
                                                           ------    -------
Net cash used in investing activities. . . . . . . . . .    (33.3)     (85.3)
                                                           ------    -------
Effect of exchange rate changes on cash. . . . . . . . .     (1.3)      (1.2)
                                                           ------    -------
Net (decrease) increase in cash and cash equivalents . .    (18.2)      99.1
Cash and cash equivalents, beginning of period . . . . .    112.6       40.3
                                                           ------    -------
Cash and cash equivalents, end of period . . . . . . . .   $ 94.4    $ 139.4
                                                           ------    -------
                                                           ------    -------

See Note 6 regarding supplemental cash flow information.

Unaudited; subject to year-end audit

The accompanying notes are an integral part of these statements.

                  STONE CONTAINER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1:  BASIS OF PRESENTATION

Pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") for Form 10-Q, the financial statements, footnote disclosures and other information normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed. These financial statements, footnote disclosures and other information should be read in conjunction with the financial statements and the notes thereto included in Stone Container Corporation's (the "Company's") latest Annual Report on Form 10-K. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all normal recurring adjustments necessary to fairly present the Company's financial position as of March 31, 1997 and the results of operations and cash flows for the three month periods ended March 31, 1997 and 1996.

NOTE 2:  RECLASSIFICATIONS

Certain prior year amounts have been restated to conform with the current year presentation in the Statements of Cash Flows.

NOTE 3:  SUBSEQUENT EVENTS

In April 1997, the Company's 90 percent owned subsidiary Stone Venepal (Celgar) Pulp, Inc. ("SVCPI") acquired the remaining 50 percent interest
(the "Additional Celgar Interest") in the Celgar pulp mill (the "Celgar
Mill") in Castlegar, British Columbia from CITIC B.C., Inc. ("CITIC"), an indirect subsidiary of China International Trust Investment Corporation of Beijing, People's Republic of China, in exchange for the assumption of the portion of the Celgar Mill's indebtedness owed by CITIC. Such indebtedness is non-recourse to the Company. The Company now owns a 90 percent interest in the Celgar Mill. The Company is in discussion with a third party to sell approximately 50 percent of the Company's interest in the Celgar Mill.

NOTE 4:  MERGER OF SIGNIFICANT SUBSIDIARY

On February 14, 1997, Stone-Consolidated Corporation, a 46.6 percent owned non-consolidated affiliate of the Company, and Abitibi-Price Inc., announced a merger agreement between the two companies. The transaction, which is subject to shareholder and regulatory approval, is expected to close in the second quarter of 1997. Following the amalgamation, the Company would own approximately 25 percent of the common stock of the resulting entity which would be a significant manufacturer and marketer of publication papers with combined annual revenues of approximately $4.7 billion (CDN). As of May 1, 1997, the Company's interest in Stone-Consolidated Corporation had a market value of approximately US $820 million, based on the per share price as reported by the Toronto Stock Exchange and the prevailing exchange rate at such time.

NOTE 5:  INVENTORIES

Inventories are summarized as follows:

                                           March 31,   December 31,
(IN MILLIONS)                                1997        1996
                                           ---------   -----------
Raw materials and supplies . . . . . .      $247.8       $  255.3
Paperstock . . . . . . . . . . . . . .       422.8          378.1
Work in process. . . . . . . . . . . .        20.6           19.5
Finished products. . . . . . . . . . .       103.8          105.1
                                           ---------   -----------
                                             795.0          758.0

Excess of current cost over LIFO
  inventory value. . . . . . . . . . .       (15.7)         (16.4)
                                           ---------   -----------

Total inventories. . . . . . . . . . .      $779.3       $  741.6
                                           ---------   -----------
                                           ---------   -----------


NOTE 6:  ADDITIONAL CASH FLOW STATEMENT INFORMATION

The Company's cash payments for interest and income taxes were as follows:

                                              Three months ended
                                                  March 31,
                                           -----------------------
(IN MILLIONS)                                  1997        1996
                                           ----------    ---------
Cash paid during the periods for:
  Interest (net of capitalization) . .     $    98.4     $   92.7
  Income taxes (net of refunds). . . .     $    (5.1)    $    2.8
                                           ----------    ---------
                                           ----------    ---------

NOTE 7:  LIQUIDITY MATTERS

The Company's liquidity and financial flexibility has been adversely affected by the net losses incurred and insufficient operating cash flows generated in 1996 and in the first quarter of 1997. Currently, industry conditions have resulted in continued pressure on product prices and the Company will report a net loss in the second quarter of 1997. In addition, the Company expects operating cash flows to remain weak in the second quarter of 1997 resulting in increased pressure on liquidity. At May 1, 1997, the Company had borrowing availability of approximately $187 million under its revolving credit facilities.

     The Company is highly leveraged, and while highly leveraged, will incur substantial ongoing interest expense (in excess of $400 million annually based upon current outstanding indebtedness). As of March 31, 1997, the Company has debt amortizations of $182 million due in 1997, including $150 million of 10-3/4% Senior Subordinated Notes due June 15, 1997 (the "10-3/4% Senior Subordinated Notes"). The Company is currently in the process of refinancing the 10-3/4% Senior Subordinated Notes. Beginning in 1998 and continuing thereafter, the Company will be required to make significantly increased principal repayments on its existing indebtedness. As of March 31, 1997, the Company has debt amortizations of approximately $431 million in 1998, $599 million in 1999 and $483 million in 2000. In the event that operating cash flows and borrowing availability under its revolving credit facilities or from other financing sources do not provide sufficient liquidity for the Company to meet its obligations, including its debt service requirements, the Company will either seek to refinance significant portions of its indebtedness or sell or otherwise monetize certain of its assets. The Company's financial flexibility and ability to incur additional indebtedness and, in certain cases, refinance outstanding indebtedness is limited or restricted under the provisions of the Company's bank credit agreement (the "Credit Agreement"), various senior note indentures (the "Senior Note Indentures") and certain of its other financial obligations. Without additional financing or an improvement in operating results, the Company may be required to pursue other alternatives to improve liquidity, including cost reductions, sales or monetizations of assets, deferral of certain discretionary capital expenditures and/or obtaining additional sources of funds, if available. No assurance can be given that such measures, if required, would generate the liquidity required by the Company to operate its business and service its debt obligations.

See also Management's Discussion and Analysis-"Financial Condition and
Liquidity."

              STONE CONTAINER CORPORATION AND SUBSIDIARIES

       ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Provided below is certain financial data for the three months ended March 31, 1997 and 1996:

                                           Three months ended March 31,
                                           ----------------------------
                                              1997          1996
                                            --------      --------
Net sales. . . . . . . . . . . . . . .      $1,180.8      $1,321.5
Depreciation and amortization. . . . .          78.5          79.0
Interest expense . . . . . . . . . . .         107.4          99.6
Equity income (loss) from affiliates .         (12.6)         26.2
Income (loss) before income taxes
  and minority interest. . . . . . . .        (154.3)         46.0
Net income (loss). . . . . . . . . . .         (96.7)         32.4

The Company incurred a net loss of $96.7 million for the 1997 first quarter or $.99 per share of common stock, as compared with net income for the 1996 first quarter of $32.4 million, or $.31 per share of common stock on a primary basis and $.30 per share of common stock on a fully diluted basis.

    Net sales for the three months ended March 31, 1997 decreased $140.7 million from the prior year period. Net sales for 1996 included $59.3 million of retail bag sales now reported as part of S&G Packaging Company, L.L.C. ("S&G"), a non-consolidated affiliate of the Company. Excluding the effect of S&G, sales for the 1997 period decreased approximately $81.4 million or 6.4 percent from the comparable prior year period. The decrease in sales, as well as the decrease in net income from the first quarter of 1996, mainly resulted from lower average selling prices which more than offset sales volume increases for certain of the Company's products. Additionally, a decrease in equity income from affiliates primarily resulting from a first quarter 1997 net loss incurred by Stone Consolidated Corporation, contributed to the decrease in net income.

    Shipments of corrugated containers, including the Company's proportionate share of the shipments by its foreign affiliates, were 13.2 billion square feet for the first quarter of 1997, compared with 13.1 billion square feet for the comparable prior year period. Shipments of paper bags and sacks, including the Company's proportionate share of the shipments of S&G, were 118 thousand tons for the three months ended March 31, 1997, compared with 143 thousand tons shipped during the comparable 1996 period.

    Production of containerboard and kraft paper, including 50 percent of the production at Florida Coast, was 1.38 million tons for the three months ended March 31, 1997, compared with 1.14 million tons for the prior year period.

FINANCIAL CONDITION AND LIQUIDITY

The Company's working capital ratio was 1.9 to 1 at March 31, 1997 and 1.8 to 1 at December 31, 1996. The Company's long-term debt to total capitalization ratio was 80.6 percent at March 31, 1997 and 76.6 percent at December 31, 1996. Capitalization, for purposes of this ratio, includes long-term debt (which includes debt of consolidated affiliates which is non-recourse to the Company), deferred income taxes, minority interest and stockholders' equity.

     The Company's primary capital requirements consist of debt service and capital expenditures, including capital investment for compliance with certain environmental legislation requirements and ongoing maintenance expenditures and improvements. The Company is highly leveraged, and while highly leveraged, will incur substantial ongoing interest expense.

     The Company's bank Credit Agreement contains covenants that include, among other things, the maintenance of certain financial tests and ratios. The Company has begun discussions to seek covenant relief from its bank group prior to June 30, 1997. Although no assurance can be given, the Company believes such relief will be granted.

     The Company's various Senior Note Indentures (under which approximately $2.0 billion of debt is outstanding) state that if the Company does not maintain a minimum Subordinated Capital Base (as defined) of $1 billion for two successive quarters, the Company would be required to semi-annually offer to purchase 10 percent of such outstanding indebtedness at par until the minimum Subordinated Capital Base is again attained. In the event that borrowings under the Company's Credit Agreement exceed amounts outstanding under the Senior Note Indentures, and would not permit the offer to repurchase, then the Company would be required to increase the rates on the Notes by 50 basis points per quarter up to a maximum of 200 basis points until the minimum Subordinated Capital Base is attained. The Company's Subordinated Capital Base was $900 million at March 31, 1997, however, the Company is in the process of implementing a subordinated financing which is intended to cause the Subordinated Capital Base to be above $1 billion at June 30, 1997. There can be no assurance that the Company will consummate such financing or that the Company can achieve or maintain the minimum Subordinated Capital Base in the future, as losses serve to decrease the Subordinated Capital Base. The Company also has a minimum Net Worth (as defined) covenant contained in its various Senior Subordinated Indentures (under which approximately $469 million of debt was outstanding) which states that if the Company does not maintain a minimum of $500 million of Net Worth for two successive quarters, the Company will have to increase the interest on such indebtedness issued under such indentures by 50 basis points per quarter up to a maximum amount of 200 basis points.

     At May 1, 1997, the Company had borrowing availability of approximately $187 million (net of letters of credit which reduce the amount available to be borrowed) under its revolving credit facilities. The weighted average interest rates on outstanding term loan and revolver borrowings under the Credit Agreement for the quarter ended March 31, 1997 were 8.7 percent and
8.4 percent, respectively. The weighted average rates do not include the effect of the amortization of deferred debt issuance costs.

OPERATING ACTIVITIES:

Net cash used in operating activities was $159.3 million for the three months ended March 31, 1997, compared with $84.9 million of cash provided by operating activities for the comparable period of 1996. The use of cash during the 1997 first quarter primarily resulted from the first quarter net loss in conjunction with an increase in cash outflows associated with working capital changes. The negative cash flow effects associated with working capital changes mainly resulted from an increase in paperstock inventory levels and a decrease in accounts payable due to the timing of payments.

FINANCING ACTIVITIES:

During the 1997 first quarter the Company increased its borrowings by $193 million under its revolving credit facility primarily to fund operating cash needs, capital expenditures and debt service obligations.

     On February 17, 1997, the Company paid a cash dividend of $0.4375 per share on its Series E Cumulative Convertible Exchangeable Preferred Stock ("Series E Cumulative Preferred Stock"). The Company's Credit Agreement, Senior Note Indentures and Senior Subordinated Indenture dated March 15, 1992 (the "Senior Subordinated Indenture") contain provisions restricting payments of dividends on the Company's capital stock. Due to these restrictive provisions, the Company will not be permitted to declare or pay future dividends on the Series E Cumulative Preferred Stock until the Company generates income or issues capital stock to replenish the dividend pool under various of its debt instruments and total stockholders' equity equals or exceeds $750 million. At March 31, 1997, the dividend pool under the Senior Subordinated Indenture (which contains the most restrictive provisions) had a deficit of approximately $30 million. In the event the Company has six quarterly dividends which remain unpaid on the Series E Cumulative Preferred Stock, the holders of the Series E Cumulative Preferred Stock would have the right to elect two members to the Company's Board of Directors until the accumulated dividends on such Series E Cumulative Preferred Stock have been declared and paid or set apart for payment.

     On January 27, 1997, the Company announced that it did not declare a cash dividend on its Common Stock. Cash dividends on Common Stock cannot be declared and paid until the Company fully satisfies all accumulated preferred stock dividends in arrears and there is an available dividend pool under the Senior Subordinated Indenture and under the Credit Agreement.

     On January 27, 1997, the Company filed a $1 billion shelf registration statement with the Securities and Exchange Commission providing for the issuance of equity and/or debt securities. The registration statement was declared effective February 5, 1997.

INVESTING ACTIVITIES:

Capital expenditures for the three months ended March 31, 1997 totalled approximately $26.3 million.

OUTLOOK:

The Company's liquidity and financial flexibility has been adversely affected by the net losses incurred and insufficient operating cash flows generated in 1996 and in the first quarter of 1997. Currently, industry conditions have resulted in continued pressure on product prices and the Company will report a net loss in the second quarter of 1997. In addition, the Company expects operating cash flows to remain weak in the second quarter of 1997 resulting in increased pressure on liquidity. At May 1, 1997, the Company had borrowing availability of approximately $187 million under its revolving credit facilities.

     The Company is highly leveraged, and while highly leveraged, will incur substantial ongoing interest expense (in excess of $400 million annually based upon current outstanding indebtedness). As of March 31, 1997, the Company has debt amortizations of $182 million due in 1997, including $150 million of 10-3/4% Senior Subordinated Notes due June 15, 1997 (the "10-3/4% Senior Subordinated Notes"). The Company is currently in the process of refinancing the 10-3/4% Senior Subordinated Notes and anticipates certain additional financings of approximately $550 million including approximately $50 million from inventory reductions associated with mill downtime. Beginning in 1998 and continuing thereafter, the Company will be required to make significantly increased principal repayments on its existing indebtedness. As of March 31, 1997, the Company has debt amortizations of approximately $431 million in 1998, $599 million in 1999 and $483 million in 2000. In the event that operating cash flows and borrowing availability under its revolving credit facilities or from other financing sources do not provide sufficient liquidity for the Company to meet its obligations, including its debt service requirements, the Company will either seek to refinance significant portions of its indebtedness or sell or otherwise monetize certain of its assets. The Company's financial flexibility and ability to incur additional indebtedness and, in certain cases, refinance outstanding indebtedness is limited or restricted under the provisions of the Credit Agreement, various Senior Note Indentures and certain of its other financial obligations. Without additional financing or an improvement in operating results, the Company may be required to pursue other alternatives to improve liquidity, including cost reductions, sales or monetization of assets, deferral of certain discretionary capital expenditures and/or obtaining additional sources of funds, if available. No assurance can be given that such measures, if required, would generate the liquidity required by the Company to operate its business and service its debt obligations.

                           PART II.  OTHER INFORMATION




Item 6.   Exhibits and Reports on Form 8-K

(a)  Exhibits

     11 Computation of Primary and Fully Diluted Net Income (Loss) Per Common Share

     27   Financial Data Schedule for the three months ended March 31, 1997.

(b)  Reports on Form 8-K

     1.   A Report on Form 8-K dated April 28, 1997 was filed under
          Item 5 - Other Events and Item 7 - Exhibits.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           STONE CONTAINER CORPORATION





                           By:Thomas P. Cutilletta
                              --------------------------------
                              Thomas P. Cutilletta
                              Senior Vice President and Corporate Controller (Principal Accounting Officer)






Date:  May 13, 1997

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    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SUBSEQUENT TO THE DATE HEREOF.
                                 --------------

                               TABLE OF CONTENTS

                               PROSPECTUS SUMMARY

                                                   PAGE
Prospectus Summary.............................        S-3
Risk Factors...................................        S-8
Use of Proceeds................................       S-14
Capitalization.................................       S-15
Recent Developments............................       S-16
Business.......................................       S-18
Description of Units...........................       S-25
Certain United States Federal Income Tax
  Consequences.................................       S-30
Underwriting...................................       S-31
Legal Matters..................................       S-32

                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
The Company....................................          4
Use of Proceeds................................          5
Ratios.........................................          5
Credit Agreement...............................          5
Description of Debt Securities.................          9
Description of Debt Warrants...................         42
Description of Capital Stock...................         43
Description of Stock Warrants..................         48
Plan of Distribution...........................         49
Validity of the Securities.....................         50
Experts........................................         50

Attachment 1: Stone Container Corporation Quarterly Report on 10-Q for the quarter ended March 31, 1997.

                                     [LOGO]

                                STONE CONTAINER
                                  CORPORATION

                             $275,000,000 OF UNITS

(CONSISTING OF (A) SERIES B 10 3/4% SENIOR SUBORDINATED DEBENTURES DUE 2002 AND
                 (B) 1 1/2% SUPPLEMENTAL INTEREST CERTIFICATES)

                               -----------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           BT SECURITIES CORPORATION

                                  MAY 22, 1997

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